EXHIBIT 4.3

DTE ENERGY COMPANY
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Purchase Contract Agent, Collateral Agent, Custodial Agent and Securities Intermediary
PURCHASE CONTRACT AND PLEDGE AGREEMENT
Dated as of November 1, 2019

i

Section 3.16.	No Consent to Assumption	41
Section 3.17.	Substitutions	41

ARTICLE 4	THE NOTES	41

Section 4.01.	Interest Payments; Rights to Interest Payments Preserved	41
Section 4.02.	Payments Prior to or on Purchase Contract Settlement Date	43
Section 4.03.	Notice and Voting	43
Section 4.04.	Payments and Deliveries to Purchase Contract Agent	44
Section 4.05.	Payments Held in Trust	44

ARTICLE 5	THE PURCHASE CONTRACTS	45

Section 5.01.	Purchase of Shares of Common Stock	45
Section 5.02.	Remarketing	48
Section 5.03.	Cash Settlement; Payment of Purchase Price	56
Section 5.04.	Issuance of Shares of Common Stock	59
Section 5.05.	Adjustment of each Fixed Settlement Rate	60
Section 5.06.	Notice of Adjustments and Certain Other Events	74
Section 5.07.	Termination Event; Notice	75
Section 5.08.	Early Settlement	75
Section 5.09.	No Fractional Shares	78
Section 5.10.	Charges and Taxes	79
Section 5.11.	Contract Adjustment Payments	79
Section 5.12.	Deferral of Contract Adjustment Payments	84

ARTICLE 6	RIGHTS AND REMEDIES OF HOLDERS	87

Section 6.01.	Unconditional Right of Holders to Receive Contract Adjustment Payments and to Purchase Shares of Common Stock	87
Section 6.02.	Restoration of Rights and Remedies	87
Section 6.03.	Rights and Remedies Cumulative	87
Section 6.04.	Delay or Omission Not Waiver . No delay or omission of any Holder to exercise any right upon a default or remedy upon a default shall impair any such right or remedy or constitute a waiver of any such right	87
Section 6.05.	Undertaking for Costs	87
Section 6.06.	Waiver of Stay or Extension Laws	88

ARTICLE 7	THE PURCHASE CONTRACT AGENT	88

Section 7.01.	Certain Duties and Responsibilities	88
Section 7.02.	Notice of Default	89
Section 7.03.	Certain Rights of Purchase Contract Agent	90
Section 7.04.	Not Responsible for Recitals or Issuance of Units	91
Section 7.05.	May Hold Units	92
Section 7.06.	Money Held in Custody	92
Section 7.07.	Compensation and Reimbursement	92
Section 7.08.	Corporate Purchase Contract Agent Required; Eligibility	93
Section 7.09.	Resignation and Removal; Appointment of Successor	94
Section 7.10.	Acceptance of Appointment by Successor	95
Section 7.11.	Merger, Conversion, Consolidation or Succession to Business	95

EXHIBITS

Exhibit A	— Form of Corporate Units Certificate

Exhibit B	— Form of Treasury Units Certificate

Exhibit C	— Instruction to Purchase Contract Agent From Holder (To Create Treasury Units or Corporate Units)

Exhibit D	— Notice from Purchase Contract Agent to Holders Upon Termination Event (Transfer of Collateral upon Occurrence of a Termination Event)

Exhibit E	— Notice to Settle with Cash

Exhibit F	— Instruction from Purchase Contract Agent to Collateral Agent (Creation of Treasury Units)

Exhibit G	— Instruction from the Collateral Agent to the Securities Intermediary (Creation of Treasury Units)

Exhibit H	— Instruction from Purchase Contract Agent to Collateral Agent (Recreation of Corporate Units)

Exhibit I	— Instruction from Collateral Agent to Securities Intermediary (Recreation of Corporate Units)

Exhibit J	— Notice to Settle with Cash from Purchase Contract Agent to Collateral Agent (Cash Settlement Amounts)

Exhibit K	— Instruction to Custodial Agent Regarding Remarketing

Exhibit L	— Instruction to Custodial Agent Regarding Withdrawal from Remarketing

Exhibit M	— Notice to Settle with Cash After Failed Final Remarketing

Exhibit N	— Notice from Purchase Contract Agent to Collateral Agent (Settlement with Separate Cash)

Exhibit O	— Notice of Settlement with Separate Cash from Securities Intermediary to Purchase Contract Agent (Settlement with Separate Cash)

Exhibit P	— Form of Remarketing Agreement

v

PURCHASE CONTRACT AND PLEDGE AGREEMENT, dated as of November 1, 2019, among DTE ENERGY COMPANY, a corporation duly organized and existing under the laws of the State of Michigan (the “Company”), The Bank of New York Mellon Trust Company, N.A., a national banking association, acting as purchase contract agent for, and, for purposes of the Pledge created hereby, as attorney-in-fact of, the Holders from time to time of the Units (in such capacities, together with its successors and assigns in such capacities, the “Purchase Contract Agent”), as collateral agent hereunder for the benefit of the Company (in such capacity, together with its successors in such capacity, the “Collateral Agent”), as custodial agent (in such capacity, together with its successors in such capacity, the “Custodial Agent”), and as securities intermediary (as defined in Section 8-102(a)(14) of the UCC) with respect to the Collateral Account (in such capacity, together with its successors in such capacity, the “Securities Intermediary”).
RECITALS
WHEREAS, the Company has duly authorized the execution and delivery of this Agreement and the Certificates evidencing the Units; and
WHEREAS, all things necessary to make the Purchase Contracts, when the Certificates are executed by the Company and authenticated, executed on behalf of the Holders and delivered by the Purchase Contract Agent, as provided in this Agreement, the valid obligations of the Company, and to constitute these presents a valid agreement of the Company, in accordance with its terms, have been done; and
WHEREAS, pursuant to the terms of this Agreement and the Purchase Contracts, the Holders have irrevocably authorized the Purchase Contract Agent, as attorney-in-fact of such Holders, among other things, to execute and deliver this Agreement on behalf of such Holders and to grant the Pledge provided herein of the Collateral to secure the Obligations.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
Section 1.01.    Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)    the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and nouns and pronouns of the masculine gender include the feminine and neuter genders;
(b)    all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States;
(c)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Exhibit or other subdivision;

(d)    the following terms, which are defined in the UCC, shall have the meanings set forth therein: “certificated security,” “control,” “financial asset,” “entitlement order,” “securities account” and “security entitlement”;
(e)    unless the context otherwise requires, any reference to an “Article” or “Section” or an “Exhibit” refers to an Article or Section of, or an Exhibit to, as the case may be, this Agreement; and
(f)    the following terms have the meanings given to them in this Section 1.01(f):
“Act” has the meaning, with respect to any Holder, set forth in Section 1.04.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agent” has the meaning set forth in Section 1.05; provided that, solely for purposes of Section 15.03, “Agent” shall have the meaning set forth therein.
“Agreement” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.
“Applicable Market Value” has the meaning set forth in Section 5.01(a).
“Applicable Ownership Interest in Notes” means a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of Notes that is a component of a Corporate Unit.
“Applicable Ownership Interest in the Treasury Portfolio” means:
(i)    a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount at maturity of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury Portfolio that mature on or prior to the Purchase Contract Settlement Date; and
(ii)    for the scheduled Interest Payment Date on the Notes occurring on the Purchase Contract Settlement Date, a 0.028125% undivided beneficial ownership interest in $1,000 principal amount at maturity of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury Portfolio that mature on or prior to the Purchase Contract Settlement Date.
If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in the Treasury Portfolio in connection with a Successful Optional Remarketing have a yield that is less than zero on the Optional Remarketing Date, the Treasury Portfolio will consist of an amount in cash equal to the aggregate principal amount at maturity of the U.S. Treasury securities described in clauses (i) and (ii) above. If the provisions set forth in this paragraph apply, for all purposes herein, references to “Treasury security” and “U.S. Treasury securities (or principal or interest strips thereof)” in connection with the Treasury Portfolio will be deemed to be references to such aggregate amount of cash, and any reference to clause (i) or (ii) in the definition of “Applicable Ownership Interest in the Treasury Portfolio” shall be deemed to be a reference to the portion of such aggregate cash amount equal to the aggregate principal amount at maturity of the undivided beneficial ownership interest in the U.S. Treasury securities described in clause (i) above or clause (ii) above, respectively.
“Applicable Procedures” means, with respect to any payment, tender, redemption, transfer or exchange of or for beneficial interests in any Global Certificate, the rules and procedures of the Depository that apply to such payment, tender, redemption, transfer or exchange.
“Applicable Remarketing Period” means any of (i) any Optional Remarketing Period for which the Company has elected to conduct an Optional Remarketing pursuant to Section 5.02(a) or (ii) the Final Remarketing Period, as the context requires.
“Authorized Officer” means the Chairman of the Board of Directors, the President, any Vice President, the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary, or any other Person duly authorized by the Company to act in respect of the matters relating to this Agreement.
“Bankruptcy Code” means Title 11 of the United States Code, or any other law of the United States that from time to time provides a uniform system of bankruptcy laws.
“Base Indenture” means the Amended and Restated Indenture, dated as of April 9, 2001, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee.
“Beneficial Owner” means, with respect to a Book-Entry Interest, a Person who is the beneficial owner of such Book-Entry Interest as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or as an indirect participant, in each case in accordance with the rules of such Depository).
“Blackout Period” means the period (i) if the Company elects to conduct an Optional Remarketing, from 4:00 p.m., New York City time, on the second Business Day immediately preceding the first day of the Optional Remarketing until the corresponding Remarketing Settlement Date or the date the Company announces that such Optional Remarketing was unsuccessful and (ii) after 4:00 p.m., New York City time, on the second Business Day immediately preceding the first day of the Final Remarketing Period.
“Board of Directors” means either the board of directors of the Company or a duly authorized committee of that board.

“Board Resolution” means one or more resolutions of the Board of Directors, a copy of which has been certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to the Purchase Contract Agent.
“Book-Entry Interest” means a beneficial interest in a Global Certificate, registered in the name of a Depository or a nominee thereof, ownership and transfers of which shall be maintained and made through book entries by such Depository as described in Section 3.06.
“Business Day” means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in The City of New York, New York are generally authorized or required by law, regulation or executive order to remain closed.
“CAP Obligations” has the meaning set forth in Section 5.11(d).
“Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.
“Cash Settlement” means any settlement by a Holder of its Obligations to pay the Purchase Price on the Purchase Contract Settlement Date with separate cash pursuant to Section 5.02(b)(ix) or 5.03(a)(i).
“Certificate” means a Corporate Units Certificate or a Treasury Units Certificate, as the case may be.
“Clause (i) Distribution” has the meaning set forth in Section 5.05(a)(iv).
“Clause (ii) Distribution” has the meaning set forth in Section 5.05(a)(iv).
“Clause (iv) Distribution” has the meaning set forth in Section 5.05(a)(iv).
“close of business” means 5:00 p.m., New York City time.
“Closing Price” has the meaning set forth in Section 5.01(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means the collective reference to:
(i)    the Collateral Account and all investment property and other financial assets from time to time credited to the Collateral Account and all security entitlements with respect thereto (other than the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of Applicable Ownership Interests in the Treasury Portfolio)), including, without limitation, (A) the Applicable Ownership Interests in Notes and security entitlements relating thereto (and the Notes and security entitlements relating thereto delivered to the Collateral Agent in respect of such Applicable Ownership Interests in Notes), (B) the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i)

of the definition of Applicable Ownership Interest in the Treasury Portfolio) of the Holders with respect to the Treasury Portfolio that is a component of the Corporate Units from time to time and security entitlements relating thereto, (C) any Treasury Securities and security entitlements relating thereto Transferred to the Securities Intermediary from time to time in connection with the creation of Treasury Units in accordance with Section 3.13 hereof and (D) payments made by Holders pursuant to Section 5.02(b)(ix) or 5.03;
(ii)    all Proceeds of any of the foregoing (whether such Proceeds arise before or after the commencement of any proceeding under any applicable bankruptcy, insolvency or other similar law, by or against the pledgor or with respect to the pledgor), other than Interest Payments on the Notes and any other income or distributions in respect of any Notes, Pledged Applicable Ownership Interest in the Treasury Portfolio or Permitted Investments that Holders are entitled to receive pursuant to Section 4.01(a); and
(iii)    all powers and rights now owned or hereafter acquired under or with respect to the Collateral.
“Collateral Account” means the securities account of the Collateral Agent, maintained on the books of the Securities Intermediary and designated “DTE Energy Company Collateral Account”, or any successor securities account of a successor Collateral Agent.
“Collateral Agent” means the Person named as “Collateral Agent” in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Collateral Agent shall have become such pursuant to this Agreement, and thereafter “Collateral Agent” shall mean the Person who is then the Collateral Agent hereunder.
“collateral event of default” has the meaning set forth in Section 13.01(b).
“Collateral Substitution” means (i) with respect to the Corporate Units, the substitution of the Pledged Applicable Ownership Interests in Notes included in such Corporate Units with Treasury Securities in an aggregate principal amount at maturity equal to the aggregate principal amount of such Pledged Applicable Ownership Interests in Notes, or (ii) with respect to the Treasury Units, the substitution of the Pledged Treasury Securities included in such Treasury Units with Notes in an aggregate principal amount equal to the aggregate principal amount at stated maturity of the Pledged Treasury Securities.
“Common Stock” means the common stock, without par value, of the Company, subject to Section 5.05(b)(i).
“Company” means the Person named as the “Company” in the first paragraph of this Agreement until a successor shall have become such pursuant to the applicable provision of this Agreement, and thereafter “Company” shall mean such successor.
“Compounded Contract Adjustment Payments” has the meaning set forth in Section 5.12(a).
“Constituent Person” has the meaning set forth in Section 5.05(b)(i).

“Contract Adjustment Payment Date” means February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 2020.
“Contract Adjustment Payments” means amounts payable by the Company on each Contract Adjustment Payment Date in respect of each Purchase Contract, at a rate per year of 4.00% on the Stated Amount per Purchase Contract.
“Corporate Trust Office” means the designated office of the Purchase Contract Agent at 240 Greenwich Street, New York, NY 10286, Attention: Corporate Trust Administration, or such other address as the Purchase Contract Agent may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Purchase Contract Agent as designated by written notice to the Holders and the Company (or such other address as such successor Purchase Contract Agent may designate from time to time by notice to the Holders and the Company), which office must be located in the Borough of Manhattan, The City of New York.
“Corporate Unit” means the collective rights and obligations of a Holder of a Corporate Units Certificate in respect of the Applicable Ownership Interest in Notes or the Applicable Ownership Interest in the Treasury Portfolio, as the case may be, subject in each case to the Pledge thereof (except that the Applicable Ownership Interest in the Treasury Portfolio as specified in clause (ii) of the definition thereof shall not be subject to the Pledge) and the related Purchase Contract.
“Corporate Units Certificate” means a certificate evidencing the rights and obligations of a Holder in respect of the number of Corporate Units specified on such certificate.
“Current Market Price”:
(a)    for purposes of Section 5.05(a)(ii) and (iv) (except with respect to Spin-Offs), means, in respect of a share of Common Stock or any other security on any day of determination, the average VWAP of the Common Stock or such other security on the principal U.S. securities exchange or quotation system on which the Common Stock or such other security, as applicable, is listed or quoted at that time for the 10 consecutive Trading Days preceding the earlier of the Trading Day preceding the day in question and the Trading Day before the Ex-Date with respect to the issuance or distribution requiring such computation;
(b)    for purposes of Section 5.05(a)(iv), with respect to Spin-Offs, has the meaning set forth in the portion of such Section relating to Spin-Offs;
(c)    for purposes of Section 5.05(a)(v), means, in respect of a share of Common Stock, the Closing Price of the Common Stock on the Trading Day immediately preceding the Ex-Date for the relevant cash dividend or distribution; and
(d)    for purposes of Section 5.05(a)(vi), means, in respect of a share of Common Stock, the Closing Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to the relevant tender offer or exchange offer.

“Custodial Agent” means the Person named as Custodial Agent in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Custodial Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Custodial Agent” shall mean the Person who is then the Custodial Agent hereunder.
“Depository” means a clearing agency registered under Section 17A of the Exchange Act that is designated to act as Depository for the Units as contemplated by Sections 3.06 and 3.08.
“Depository Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Depository effects book entry transfers and pledges of securities deposited with the Depository.
“DTC” means The Depository Trust Company.
“Early Settlement” has the meaning set forth in Section 5.08(a).
“Early Settlement Amount” has the meaning set forth in Section 5.08(b).
“Early Settlement Date” has the meaning set forth in Section 5.08(b).
“Effective Date” has the meaning set forth in Section 5.05(b)(iii).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Event of Default” has the meaning set forth in the Indenture.
“Ex-Date,” with respect to any issuance or distribution on the Common Stock or any other security, means the first date on which the Common Stock or such other security, as applicable, trades, regular way, on the principal U.S. securities exchange or quotation system on which the Common Stock or such other security, as applicable, is listed or quoted at that time, without the right to receive such issuance or distribution in question, from the Company or, if applicable, from the seller of the Common Stock on such exchange or system (in the form of due bills or otherwise) as determined by such exchange or system.
“Exchange Act” means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.
“Exchange Property Unit” has the meaning set forth in Section 5.05(b)(i).
“Expiration Date” has the meaning set forth in Section 1.04(e), solely for purposes of such section.
“Expiration Time” has the meaning set forth in Section 5.05(a)(vi).
“Extension Period” has the meaning set forth in Section 5.12(a).

“Failed Final Remarketing” has the meaning set forth in Section 5.02(b)(ix).
“Failed Optional Remarketing” has the meaning set forth in Section 5.02(a)(x).
“Failed Remarketing” means, as applicable, a Failed Optional Remarketing or a Failed Final Remarketing.
“Fair Market Value” has the meaning set forth in Section 5.05(a)(iv).
“Final Remarketing” means any Remarketing of the Notes that occurs during the Final Remarketing Period by the Remarketing Agent(s) pursuant to the Remarketing Agreement.
“Final Remarketing Date” means the date the Company prices the Notes offered in the Final Remarketing.
“Final Remarketing Period” means the five (5) Business Day period ending on, and including, the third Business Day immediately preceding the Purchase Contract Settlement Date.
“Fixed Settlement Rates” means the Minimum Settlement Rate and the Maximum Settlement Rate, collectively.
“Fundamental Change” means:
(a)    a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of the Common Stock representing more than 50% of the voting power of the Common Stock;
(b)    (i) the Company is involved in a consolidation with or merger into any other Person, or any merger of another Person into the Company, or any other similar transaction or series of related transactions, in each case, in which 90% or more of the outstanding shares of Common Stock are exchanged for or converted into cash, securities or other property, greater than 10% of the value of which (determined pursuant to Section 5.05(b)(i)) consists of cash, securities or other property that is not (or will not be upon or immediately following the effectiveness of such consolidation, merger or other transaction or series of related transactions) common stock listed on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) (the “Listed Stock Condition”) or (ii) the consummation of any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s consolidated assets to any Person other than one of the Company’s subsidiaries;
(c)    the Common Stock ceases to be listed on at least one of the New York Stock Exchange, the NASDAQ Global Select Market and the NASDAQ Global Market (or any of their respective successors); or
(d)    the shareholders of the Company approve a liquidation, dissolution or termination of the Company.

If any transaction in which the Common Stock is replaced by the securities of another Person occurs, following completion of any related Fundamental Change Exercise Period (or, in the case of a transaction that would have been a Fundamental Change but for the inapplicability of the Listed Stock Condition in clause (b)(i) of this definition, following the effective date of such transaction), references to the Company in this definition shall instead be references to such other Person.
“Fundamental Change Early Settlement” has the meaning set forth in Section 5.05(b)(ii).
“Fundamental Change Early Settlement Date” has the meaning set forth in Section 5.05(b)(ii).
“Fundamental Change Early Settlement Right” has the meaning set forth in Section 5.05(b)(ii).
“Fundamental Change Exercise Period” has the meaning set forth in Section 5.05(b)(ii).
“Global Certificate” means a Certificate that evidences all or part of the Units and is registered in the name of the Depository or a nominee thereof.
“Holder” means, with respect to a Unit, the Person in whose name the Unit evidenced by a Certificate is registered in the Security Register; provided, however, that solely for the purpose of determining whether the Holders of the requisite number of Units have voted on any matter (and not for any other purpose hereunder), if the Unit remains in the form of one or more Global Certificates and if the Depository that is the registered holder of such Global Certificate has sent an omnibus proxy assigning voting rights to the Depository Participants to whose accounts the Units are credited on the record date, the term “Holder” shall mean such Depository Participant acting at the direction of the Beneficial Owners.
“Indebtedness” has the meaning set forth in the Base Indenture (as in effect on the date on which the Units are first issued).
“Indemnitees” has the meaning set forth in Section 7.07(c).
“Indenture” means the Base Indenture, as amended and supplemented by the Supplemental Indenture, as it may be further amended and/or supplemented from time to time.
“Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., as successor trustee under the Indenture.
“Initial Public Offering” has the meaning set forth in Section 5.05(a)(iv).
“Interest Payment” has the meaning set forth in the Supplemental Indenture.
“Interest Payment Date” has the meaning set forth in the Supplemental Indenture.

“Issuer Request” or “Issuer Order” means a written request or order signed in the name of the Company by an Authorized Officer of the Company, and delivered to the Purchase Contract Agent.
“Listed Stock Condition” has the meaning set forth in the definition of “Fundamental Change.”
“Losses” has the meaning set forth in Section 15.08(b).
“Make-Whole Shares” has the meaning set forth in Section 5.05(b)(ii).
“Market Disruption Event” has the meaning set forth in Section 5.01(a).
“Market Value Averaging Period” has the meaning set forth in Section 5.01(a).
“Maximum Settlement Rate” has the meaning set forth in Section 5.01(a)(iii).
“Merger Common Stock” has the meaning set forth in Section 5.05(b)(i).
“Merger Valuation Percentage” means, with respect to any Reorganization Event:
(i)    if the Merger Common Stock is listed, quoted or traded on any securities exchange or quotation system during the Merger Valuation Period, a percentage equal to (x) the arithmetic average of the Closing Prices of one share of such Merger Common Stock over the relevant Merger Valuation Period (determined as if references to “Common Stock” in the definition of “Closing Price” were references to such Merger Common Stock), divided by (y) the arithmetic average of the Closing Prices of one share of Common Stock over the relevant Merger Valuation Period; and
(ii)    otherwise, a percentage equal to (x) the Closing Price of one share of such Merger Common Stock (determined as if references to “Common Stock” in the definition of “Closing Price” were references to such Merger Common Stock), divided by (y) the value of one Exchange Property Unit (determined pursuant to Section 5.05(b)(i)), in each case, as of the effective date of such Reorganization Event (or, if such effective date is not a Trading Day, the immediately succeeding Trading Day).
“Merger Valuation Period” for any Reorganization Event means the five consecutive Trading Day period immediately preceding, but excluding, the effective date for such Reorganization Event.
“Minimum Settlement Rate” has the meaning set forth in Section 5.01(a)(i).
“Minimum Stock Price” has the meaning set forth in Section 5.05(b)(iii).
“Moody’s” means Moody’s Investors Service, Inc.
“Notes” means the series of notes designated the 2019 Series F 2.25% Remarketable Senior Notes due 2025 of the Company.

“Obligations” means, with respect to each Holder, the obligation of such Holder under such Holder’s Unit (including the Purchase Contract contained therein) and this Agreement to pay the Purchase Price with respect to each Purchase Contract being settled, whether pursuant to an Early Settlement, a Fundamental Change Early Settlement or on the Purchase Contract Settlement Date.
“Officers’ Certificate” means a certificate signed by two Authorized Officers of the Company and delivered to the Purchase Contract Agent, the Collateral Agent, the Custodial Agent or the Securities Intermediary, as applicable. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Agreement (other than the Officers’ Certificate provided for in Section 10.05) shall include the information set forth in Section 1.02 hereof.
“open of business” means 9:00 a.m., New York City time.
“Opinion of Counsel” means a written opinion of counsel, reasonably acceptable to the Purchase Contract Agent, the Collateral Agent, the Custodial Agent or the Securities Intermediary, as applicable, and, where applicable, the Company, which counsel may be counsel for or an employee of the Company. An opinion of counsel may rely on certificates as to matters of fact.
“Optional Remarketing” means any Remarketing of the Notes that occurs during an Optional Remarketing Period by the Remarketing Agent(s) pursuant to the Remarketing Agreement.
“Optional Remarketing Date” means the date the Company prices the Notes offered in an Optional Remarketing.
“Optional Remarketing Period” has the meaning set forth in Section 5.02(a).
“Outstanding” means, as of any date of determination, all Units evidenced by Certificates theretofore authenticated, executed and delivered under this Agreement, except:
(i)    all Units, if a Termination Event has occurred, except for the purpose of Section 5.07(b);
(ii)    Units evidenced by Certificates theretofore cancelled by the Purchase Contract Agent or delivered to the Purchase Contract Agent for cancellation or deemed cancelled pursuant to the provisions of this Agreement; and
(iii)    Units evidenced by Certificates in exchange for or in lieu of which other Certificates have been authenticated, executed on behalf of the Holder and delivered pursuant to this Agreement, other than any such Certificate in respect of which there shall have been presented to the Purchase Contract Agent proof satisfactory to it that such Certificate is held by a protected purchaser in whose hands the Units evidenced by such Certificate are valid obligations of the Company;
provided, however, that in determining whether the Holders of the requisite number of the Units have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Units owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be

Outstanding Units, except that, in determining whether the Purchase Contract Agent shall be authorized and protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Units that a Responsible Officer of the Purchase Contract Agent actually knows to be so owned shall be so disregarded. Units so owned that have been pledged in good faith may be regarded as Outstanding Units if the pledgee establishes to the satisfaction of the Purchase Contract Agent the pledgee’s right so to act with respect to such Units and that the pledgee is not the Company or any Affiliate of the Company. For the avoidance of doubt, a Purchase Contract shall be considered “Outstanding” if the Unit containing such Purchase Contract is Outstanding.
“Payment Date” means each February 1, May 1, August 1 and November 1, commencing February 1, 2020.
“Permitted Investments” means any one of the following, in each case maturing on the Business Day following the date of acquisition:
(1)    any evidence of indebtedness with an original maturity of 365 days or less issued, or directly and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support of the timely payment thereof or such indebtedness constitutes a general obligation of it);
(2)    deposits, certificates of deposit or acceptances with an original maturity of 365 days or less of any institution which is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million at the time of deposit (and which may include the Collateral Agent);
(3)    investments with an original maturity of 365 days or less of any Person that are fully and unconditionally guaranteed by a bank referred to in clause (2) of this definition;
(4)    repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed as to timely payment by the full faith and credit of the United States of America;
(5)    investments in commercial paper, other than commercial paper issued by the Company or its affiliates, of any corporation incorporated under the laws of the United States or any State thereof, which commercial paper has a rating at the time of purchase at least equal to “A-1” by S&P or at least equal to “P-1” by Moody’s; and
(6)    investments in money market funds (including, but not limited to, money market funds managed by the Collateral Agent or an affiliate of the Collateral Agent) registered under the Investment Company Act of 1940, as amended, rated in the highest applicable rating category by S&P or Moody’s.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.
“Plan” means (i) an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) a plan described in Section 4975(e)(1) of the Code, including individual retirement accounts and Keogh plans, (iii) any entity whose underlying assets include the assets of any such employee benefit plan or plan by reason of such employee benefit plan’s or plan’s investment in such entity or (iv) any governmental plan, church plan (each defined under ERISA) or non-U.S. plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code but is subject to Similar Laws.
“Pledge” means the lien and security interest in the Collateral created by this Agreement.
“Pledge Indemnitees” has the meaning set forth in Section 15.08(b).
“Pledged Applicable Ownership Interests in Notes” means the Applicable Ownership Interests in Notes and security entitlements with respect thereto from time to time credited to the Collateral Account and not then released from the Pledge.
“Pledged Applicable Ownership Interests in the Treasury Portfolio” means the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) and security entitlements with respect thereto from time to time credited to the Collateral Account and not then released from the Pledge.
“Pledged Treasury Securities” means Treasury Securities and security entitlements with respect thereto from time to time credited to the Collateral Account and not then released from the Pledge and any Proceeds thereon.
“Predecessor Certificate” means a Predecessor Corporate Units Certificate or a Predecessor Treasury Units Certificate.
“Predecessor Corporate Units Certificate” of any particular Corporate Units Certificate means every previous Corporate Units Certificate evidencing all or a portion of the rights and obligations of the Company and the Holder under the Corporate Units evidenced thereby; and, for the purposes of this definition, any Corporate Units Certificate authenticated and delivered under Section 3.10 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Corporate Units Certificate shall be deemed to evidence the same rights and obligations of the Company and the Holder as the mutilated, destroyed, lost or stolen Corporate Units Certificate.
“Predecessor Treasury Units Certificate” of any particular Treasury Units Certificate means every previous Treasury Units Certificate evidencing all or a portion of the rights and obligations of the Company and the Holder under the Treasury Units evidenced thereby; and, for the purposes of this definition, any Treasury Units Certificate authenticated and delivered under Section 3.10 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Treasury Units Certificate shall be deemed to evidence the same rights and obligations of the Company and the Holder as the mutilated, destroyed, lost or stolen Treasury Units Certificate.

“Pro Rata” or “pro rata” shall mean, unless otherwise specified, pro rata to each Holder according to the aggregate number of the Units held by such Holder in relation to the aggregate number of all Units Outstanding.
“Proceeds” has the meaning ascribed thereto in the UCC and includes, without limitation, all interest, dividends, cash, instruments, securities, financial assets and other property received, receivable or otherwise distributed upon the sale (including, without limitation, any Remarketing), exchange, collection or disposition of any financial assets from time to time credited to the Collateral Account.
“Prospectus” means the prospectus relating to the shares or any securities deliverable in connection with an Early Settlement pursuant to Section 5.08 or a Fundamental Change Early Settlement of Purchase Contracts pursuant to Section 5.05(b)(ii), in the form in which first filed, or transmitted for filing, with the Securities and Exchange Commission after the effective date of the Registration Statement pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein as of the date of such Prospectus.
“Purchase Contract” means, with respect to any Unit, the contract forming a part of such Unit and obligating the Company to (i) sell, and the Holder of such Unit to purchase (with settlement on the Purchase Contract Settlement Date, unless a Termination Event, Early Settlement Date or Fundamental Change Early Settlement has previously occurred), a number of shares of Common Stock equal to the applicable Settlement Rate, and (ii) pay to the Holder thereof Contract Adjustment Payments, subject to the Company’s right to defer Contract Adjustment Payments pursuant to Section 5.12, in each case, on the terms and subject to the conditions set forth in Article 5. Unless the context otherwise requires, any reference herein (x) to a Purchase Contract shall be deemed to refer to a Purchase Contract with a stated amount equal to the Stated Amount, or (y) to a particular number of Purchase Contracts shall be deemed to refer to Purchase Contract(s) with a stated amount equal to the product of such number and the Stated Amount.
“Purchase Contract Agent” means the Person named as the “Purchase Contract Agent” in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Purchase Contract Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Purchase Contract Agent” shall mean such Person or any subsequent successor who is appointed pursuant to this Agreement.
“Purchase Contract Settlement Date” means November 1, 2022 (or if such day is not a Business Day, the following Business Day).
“Purchase Contract Settlement Fund” has the meaning set forth in Section 5.04.
“Purchase Price” has the meaning set forth in Section 5.01(a).
“Purchased Shares” has the meaning set forth in Section 5.05(a)(vi).
“Put Price” has the meaning set forth in the Supplemental Indenture.

“Put Right” has the meaning set forth in the Supplemental Indenture.
“Quotation Agent” means any primary United States government securities dealer in New York City selected by the Company.
“ranking equally with the CAP Obligations” means any obligation of the Company, whether outstanding on the date of issuance of the Units or thereafter created, assumed or incurred, to the extent the obligation specifically by its terms ranks equally with and not prior to the CAP Obligations in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of the Company. The securing of any obligation otherwise constituting an obligation ranking equally with the CAP Obligations will not prevent the obligation from constituting an obligation ranking equally with the CAP Obligations.
“ranking junior to the CAP Obligations” means any obligation of the Company, whether outstanding on the date of issuance of the Units or thereafter created, assumed or incurred, to the extent the obligation by its terms ranks junior to and not equally with or prior to
(i)    the CAP Obligations, and
(ii)    any other obligation ranking equally with the CAP Obligations, in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of the Company. The securing of any obligation otherwise constituting an obligation ranking junior to the CAP Obligations will not prevent the obligation from constituting an obligation ranking junior to the CAP Obligations.
“Record Date” for any distribution and any Contract Adjustment Payment and any deferred Contract Adjustment Payment (and any Compounded Contract Adjustment Payment thereon) payable on any Contract Adjustment Payment Date means the fifteenth day of the calendar month preceding the calendar month in which the relevant distribution date or Contract Adjustment Payment Date falls, whether or not a Business Day.
“Reference Dividend” has the meaning set forth in Section 5.05(a)(v).
“Reference Price” has the meaning set forth in Section 5.01(a)(ii).
“Registration Statement” means a registration statement under the Securities Act prepared by the Company covering, inter alia, the securities deliverable by the Company in connection with an Early Settlement on the applicable Settlement Date under Section 5.08 or a Fundamental Change Early Settlement on the Fundamental Change Early Settlement Date under Section 5.05(b)(ii), including all exhibits thereto and the documents incorporated by reference in the prospectus contained in such registration statement, and any post-effective amendments thereto.
“Remarketing” means any remarketing of the Notes pursuant to the Remarketing Agreement.
“Remarketing Agent(s)” has the meaning set forth in the Supplemental Indenture.

“Remarketing Agreement” means the Remarketing Agreement, in substantially the form set forth in Exhibit P hereof, to be entered into among the Company, the Purchase Contract Agent and the Remarketing Agent(s), as the same may be amended, amended and restated, supplemented or otherwise modified or replaced from time to time.
“Remarketing Date” means each of the Business Days selected for Remarketing in an Optional Remarketing Period or the Final Remarketing Period.
“Remarketing Fee” means, in the event of a Successful Remarketing, a remarketing fee paid to the Remarketing Agent(s) to be agreed upon in writing by the Company and the Remarketing Agent(s) prior to any such Remarketing pursuant to the Remarketing Agreement.
“Remarketing Price” means (i) in the case of an Optional Remarketing, 100% of the aggregate of the Treasury Portfolio Purchase Price and the Separate Notes Purchase Price; and (ii) in the case of a Final Remarketing, 100% of the aggregate principal amount of Notes underlying the Pledged Applicable Ownership Interests in Notes (other than any such Notes that are not remarketed in such Final Remarketing, pursuant to Section 5.03) and Separate Notes to be remarketed.
“Remarketing Price Per Note” means, with respect to an Optional Remarketing, for each $1,000 principal amount of Notes, an amount in cash equal to the quotient of (i) the Treasury Portfolio Purchase Price, divided by (ii) (a) the aggregate principal amount of Notes underlying the Pledged Applicable Ownership Interests in Notes that are held as components of Corporate Units and remarketed in such Optional Remarketing, divided by (b) $1,000.
“Remarketing Settlement Date” means (i) in the case of a Successful Optional Remarketing, (x) if the remarketed Notes are priced before 4:30 p.m., New York City time, on the Optional Remarketing Date for such Successful Optional Remarketing, the third Business Day immediately following such Optional Remarketing Date and (y) otherwise, the fourth Business Day following the relevant Optional Remarketing Date, and (ii) in the case of a Final Remarketing, the Purchase Contract Settlement Date.
“Reorganization Event” means:
(i)    any consolidation or merger of the Company with or into another Person or of another Person with or into the Company or a similar transaction (other than a consolidation, merger or similar transaction in which the Company is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger, consolidation or transaction are not exchanged for cash, securities or other property of the Company or another Person);
(ii)    any sale, transfer, lease or conveyance to another Person of the property of the Company as an entirety or substantially as an entirety, as a result of which the shares of Common Stock are exchanged for cash, securities or other property;

(iii)    any statutory exchange of the Common Stock of the Company with another corporation (other than in connection with a merger set forth in clause (i) of this definition); or
(iv)    any liquidation, dissolution or termination of the Company (other than as a result of or after the occurrence of a Termination Event).
“Reset Rate” means, in connection with each Remarketing, the rate per annum (as determined by the Remarketing Agent(s) in consultation with the Company pursuant to the Remarketing Agreement) rounded to the nearest one thousandth (0.001) of one percent that the Notes shall bear. For the avoidance of doubt, the Company may elect to have the Reset Rate be a fixed rate or a floating rate.
“Responsible Officer” means, when used with respect to the Purchase Contract Agent, any officer of the Purchase Contract Agent assigned to the Corporate Trust Administration unit (or any successor unit, department or division of the Purchase Contract Agent) of the Purchase Contract Agent located at the Corporate Trust Office of the Purchase Contract Agent who has direct responsibility for the administration of the Agreement and also means, with respect to a particular corporate trust matter, any other officer, trust officer or person performing similar functions to whom such matter is referred because of his or her knowledge of and familiarity of the particular subject and who shall have direct responsibility for this Agreement. The same definition applies equally to any Responsible Officer of the Collateral Agent, Custodial Agent and Securities Intermediary.
“Rights” has the meaning set forth in Section 5.05(a)(x).
“S&P” means S&P Global Ratings Inc.
“Securities Act” means the Securities Act of 1933 and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.
“Securities Intermediary” means the Person named as Securities Intermediary in the first paragraph of this Agreement, acting in its capacity as such hereunder, until a successor Securities Intermediary shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Securities Intermediary” shall mean such successor or any subsequent successor.
“Security Register” and “Securities Registrar” have the respective meanings set forth in Section 3.05.
“Senior Indebtedness” means all Indebtedness, whether outstanding on the date of issuance of the Units or thereafter created, assumed or incurred, except Indebtedness ranking equally with the CAP Obligations or Indebtedness ranking junior to the CAP Obligations; provided, however, that “Senior Indebtedness” of the Company does not include (a) obligations to trade creditors or (b) any indebtedness of the Company to any of its Subsidiaries. Senior Indebtedness ranking in parity to the CAP Obligations will continue to be Senior Indebtedness with respect to the CAP Obligations and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

“Separate Notes” means Notes that have been released from the Pledge pursuant to the terms hereof and therefore no longer underlie Corporate Units.
“Separate Notes Account” has the meaning set forth in Section 5.02(a)(vi).
“Separate Notes Purchase Price” means, for any Optional Remarketing, the amount in cash equal to the product of (i) the Remarketing Price Per Note and (ii) (a) the aggregate principal amount of Separate Notes remarketed in such Optional Remarketing, divided by (b) $1,000.
“Settlement Date” means, as applicable, (i) the Purchase Contract Settlement Date, (ii) the third Business Day following the Early Settlement Date or (iii) the Fundamental Change Early Settlement Date.
“Settlement Rate” has the meaning set forth in Section 5.01(a).
“Similar Laws” means the provisions under any federal, state, local, non-U.S. laws or regulations that are substantively similar or are of similar effect to Title I of ERISA or Section 4975 of the Code.
“Spin-Off” has the meaning set forth in Section 5.05(a)(iv).
“Stated Amount” means $50.00.
“Stock Price” has the meaning set forth in Section 5.05(b)(iii).
“Successful Final Remarketing” has the meaning set forth in Section 5.02(b)(v).
“Successful Optional Remarketing” has the meaning set forth in Section 5.02(a)(vi).
“Successful Remarketing” means, as applicable, a Successful Optional Remarketing or a Successful Final Remarketing.
“Supplemental Indenture” means the Series F Supplemental Indenture, dated as of November 1, 2019, pursuant to which the Notes are issued.
“Term Sheet” means the pricing term sheet related to the offering of the Units, as filed with the Securities and Exchange Commission as a “free writing prospectus” on October 30, 2019.
“Termination Date” means the date, if any, on which a Termination Event occurs.
“Termination Event” means the occurrence of any of the following events:
(i)    at any time on or prior to the Purchase Contract Settlement Date, a decree or order by a court having jurisdiction in the premises shall have been entered adjudicating the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization arrangement, adjustment or composition of or in respect of the Company under the Bankruptcy Code or any other similar applicable federal or state law and such decree or order shall have been entered more than 90 days prior to the Purchase Contract Settlement Date and shall have continued undischarged and unstayed for a period of 90 consecutive days;
(ii)    at any time on or prior to the Purchase Contract Settlement Date, a decree or order of a court having jurisdiction in the premises shall have been entered for the appointment of a receiver, liquidator, trustee, assignee, sequestrator or other similar official in bankruptcy or insolvency of the Company or of all or any substantial part of the Company’s property, or for the winding up or liquidation of the Company’s affairs, and such decree or order shall have been entered more than 90 days prior to the Purchase Contract Settlement Date and shall have continued undischarged and unstayed for a period of 90 consecutive days; or
(iii)    at any time on or prior to the Purchase Contract Settlement Date, the Company shall institute proceedings to be adjudicated bankrupt or insolvent, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition or answer or consent seeking reorganization under the Bankruptcy Code or any other similar applicable federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver, liquidator, trustee, assignee, sequestrator or other similar official of the Company or of all or any substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.
“Threshold Appreciation Price” means $157.50, subject to adjustment as set forth in Section 5.05(a)(vii)(1).
“TIA” means the Trust Indenture Act of 1939, as amended from time to time, or any successor legislation.
“TRADES” means the Treasury/Reserve Automated Debt Entry System maintained by the Federal Reserve Bank of New York pursuant to the TRADES Regulations.
“TRADES Regulations” means the regulations of the United States Department of the Treasury, published at 31 C.F.R. Part 357, as amended from time to time. Unless otherwise defined herein, all terms defined in the TRADES Regulations are used herein as therein defined.
“Trading Day” has the meaning set forth in Section 5.01(a).
“Transfer” means (i) in the case of certificated securities in registered form, delivery as provided in Section 8-301(a) of the UCC, indorsed to the transferee or in blank by an effective indorsement; (ii) in the case of Treasury Securities, registration of the transferee as the owner of such Treasury Securities on TRADES; (iii) in the case of security entitlements, including, without limitation, security entitlements with respect to Treasury Securities or Notes, a securities intermediary indicating by book entry that such security entitlement has been credited to the transferee’s securities account; and (iv) in the case of Notes in registered form, in the manner contemplated by Section 2.4 of the Supplemental Indenture and Section 305 of the Base Indenture.

“Treasury Portfolio” means:
(i)    U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the Purchase Contract Settlement Date in an aggregate amount equal to the principal amount of the Notes underlying Applicable Ownership Interests in Notes included in the Corporate Units on the Optional Remarketing Date; and
(ii)    U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the Purchase Contract Settlement Date in an aggregate amount equal to the aggregate Interest Payment (assuming no reset of the interest rate on the Notes) that would have been paid to the Holders of the Corporate Units on the Purchase Contract Settlement Date on the principal amount of the Notes underlying the Applicable Ownership Interests in Notes included in the Corporate Units on the Optional Remarketing Date;
provided that if on the Optional Remarketing Date U.S. Treasury securities (or principal or interest strips thereof) that are to be included in the Treasury Portfolio have a yield that is less than zero, “Treasury Portfolio” means Cash in an amount equal to (i) the principal amount of the Notes underlying Applicable Ownership Interests in Notes included in the Corporate Units on the Optional Remarketing Date and (ii) the aggregate Interest Payment (assuming no reset of the interest rate on the Notes) that would have been paid to the Holders of the Corporate Units on the Purchase Contract Settlement Date on the principal amount of the Notes underlying the Applicable Ownership Interests in Notes included in the Corporate Units on the Optional Remarketing Date.
“Treasury Portfolio Purchase Price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer in New York City to the Quotation Agent between 9:00 a.m. and 4:00 p.m., New York City time, on the Optional Remarketing Date for the purchase of the Treasury Portfolio for settlement on the relevant Remarketing Settlement Date; provided that if the Treasury Portfolio consists of cash, “Treasury Portfolio Purchase Price” means the amount thereof.
“Treasury Securities” means zero-coupon U.S. Treasury securities that mature on October 31, 2022 (including, without limitation, the U.S. Treasury securities with CUSIP No. 9128203T2).
“Treasury Unit” means, following the substitution of Treasury Securities for Pledged Applicable Ownership Interests in Notes as Collateral to secure a Holder’s Obligations under the Purchase Contract, the collective rights and obligations of a Holder of a Treasury Units Certificate in respect of such Treasury Securities, subject to the Pledge thereof, and the related Purchase Contract.
“Treasury Units Certificate” means a certificate evidencing the rights and obligations of a Holder in respect of the number of Treasury Units specified on such certificate.
“Trigger Event” has the meaning set forth in Section 5.05(a)(iv).
“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“Unit” means a Corporate Unit or a Treasury Unit, as the case may be.
“Vice President” means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”
“VWAP” has the meaning set forth in Section 5.01(a).
Section 1.02.    Compliance Certificates and Opinions. Upon any application or request by the Company to the Purchase Contract Agent to take any action in accordance with any provision of this Agreement, the Company shall furnish to the Purchase Contract Agent an Officers’ Certificate stating that all conditions precedent, if any, provided for in this Agreement relating to the proposed action have been complied with and an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent, if any, have been complied with.
Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Agreement (other than the Officers’ Certificate provided for in Section 10.05) shall include:
(i)    a statement that each individual signing such certificate or opinion has read such condition or covenant and the definitions herein relating thereto;
(ii)    a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such condition or covenant has been complied with; and
(iii)    a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.
Section 1.03.    Form of Documents Delivered to Purchase Contract Agent. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents. Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which its certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.
Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Agreement, they may, but need not, be consolidated and form one instrument.

Section 1.04.    Acts of Holders; Record Dates. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Purchase Contract Agent and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and (subject to Section 7.01) conclusive in favor of the Purchase Contract Agent and the Company, if made in the manner provided in this Section.
(a)    The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner that the Purchase Contract Agent deems sufficient.
(b)    The ownership of Units shall be proved by the Security Register.
(c)    Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Unit shall bind every future Holder of the same Unit and the Holder of every Certificate evidencing such Unit issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Purchase Contract Agent or the Company in reliance thereon, whether or not notation of such action is made upon such Certificate.
(d)    The Company may set any date as a record date for the purpose of determining the Holders of Outstanding Units entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Agreement to be given, made or taken by Holders. If any record date is set pursuant to this paragraph, the Holders of the Outstanding Corporate Units and the Outstanding Treasury Units, as the case may be, on such record date, and no other Holders, shall be entitled to take the relevant action with respect to the Corporate Units or the Treasury Units, as the case may be, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken prior to or on the applicable Expiration Date by Holders of the requisite number of Outstanding Units on such record date. Nothing contained in this paragraph shall be construed to prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and be of no effect), and nothing contained in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite number of Outstanding Units on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Purchase Contract Agent in writing and to each Holder in the manner set forth in Section 1.06.
With respect to any record date set pursuant to this Section 1.04(e), the Company may designate any date as the “Expiration Date” and from time to time may change the Expiration Date to any later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the Purchase Contract Agent in writing, and to each Holder in the manner set forth in Section 1.06, prior to or on the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section, the Company shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.
Section 1.05.    Notices. All notices, requests, consents and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by facsimile, telecopy or unsecured email, if, except as provided in the following paragraph, promptly confirmed by telephone) mailed or delivered to the intended recipient at the “Address for Notices” specified below or, as to any party, at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or other electronic methods or personally delivered or mailed by first-class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery.
Address for Notices to the Company:
DTE Energy Company
Corporate Finance
852 WCB
One Energy Plaza
Detroit, Michigan 48226
Address for Notices to the Purchase Contract Agent, Collateral Agent and Securities Intermediary:
The Bank of New York Mellon Trust Company, N.A.
240 Greenwich Street,
New York, NY 10286
Attn: Corporate Trust Administration
The Purchase Contract Agent, the Collateral Agent, the Custodial Agent and the Securities Intermediary (collectively, the “Agent”) agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail (in PDF format), facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such written instructions or directions, subsequent to such transmission, shall provide the originally executed instructions or directions to the Agent in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Agent in its discretion elects to act upon such instructions or directions, the Agent’s understanding of such instructions or directions, vis a vis such party, shall be deemed controlling. The Agent shall not be liable, vis a vis such party, for any losses, costs or expenses arising directly or indirectly from the Agent’s reliance upon and compliance with such instructions or directions notwithstanding whether such instructions or directions conflict or are inconsistent with a subsequent written instruction or direction or the subsequent written instruction or direction is never received. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Agent, including without limitation the risk of the Agent acting on unauthorized instructions or directions, and the risk of interception and misuse by third parties.
The Purchase Contract Agent (if other than the Indenture Trustee) shall send to the Indenture Trustee at the following address a copy of any notices in the form of Exhibits C, D, E, F, H, J, M, N or O it sends or receives:
The Bank of New York Mellon Trust Company, N.A.
240 Greenwich Street,
New York, NY 10286
Attention: Corporate Trust Administration
Section 1.06.    Notice to Holders; Waiver. Where this Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at its address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Notwithstanding the foregoing, any notice to Holders of Global Certificates shall be delivered in accordance with Applicable Procedures. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Purchase Contract Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Purchase Contract Agent shall constitute a sufficient notification for every purpose hereunder.
Section 1.07.    Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
Section 1.08.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Company, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent and the Securities Intermediary, and the Holders from time to time of the Units, by their acceptance of the same, shall be deemed to have agreed to be bound by the provisions hereof and to have ratified the agreements of, and the grant of the Pledge hereunder by, the Purchase Contract Agent.
Section 1.09.    Separability Clause. In case any provision in this Agreement or in the Units shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.
Section 1.10.    Benefits of Agreement. Nothing contained in this Agreement or in the Units, express or implied, shall give to any Person, other than (w) the parties hereto and their successors hereunder, (x) to the extent set forth in Section 5.11, the holders of Senior Indebtedness of the Company, (y) to the extent provided hereby, the Holders, and (z) to the extent set forth in Section 3.06, the Beneficial Owners, any benefits or any legal or equitable right, remedy or claim under this Agreement. The Holders from time to time shall be beneficiaries of this Agreement and shall be bound by all of the terms and conditions hereof and of the Units evidenced by their Certificates by their acceptance of delivery of such Certificates.
Section 1.11.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT, THE UNITS AND THE PURCHASE CONTRACTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF). The Company, each Holder, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Purchase Contract Agent, hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Purchase Contract Agent, irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Company, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent and the Securities Intermediary irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
Section 1.12.    Legal Holidays. In any case where any Contract Adjustment Payment Date shall not be a Business Day (notwithstanding any other provision of this Agreement or the Units), Contract Adjustment Payments, deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon), and other distributions shall not be paid on such date, but Contract Adjustment Payments, deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon), and other distributions shall be paid on the next succeeding Business Day with the same force and effect as if made on such Contract Adjustment Payment Date; provided that no interest shall accrue or be payable by the Company or to any Holder in respect of such delay.
In any case where any Settlement Date shall not be a Business Day (notwithstanding any other provision of this Agreement or the Units), Purchase Contracts shall not be performed and

Early Settlement and Fundamental Change Early Settlement shall not be effected on such date, but Purchase Contracts shall be performed or Early Settlement or Fundamental Change Early Settlement shall be effected, as applicable, on the next succeeding Business Day with the same force and effect as if made on the applicable Settlement Date.
Section 1.13.    Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 1.14.    Inspection of Agreement. Upon reasonable prior written notice, a copy of this Agreement shall be available at all reasonable times during normal business hours at the Corporate Trust Office for inspection by any Holder or Beneficial Owner.
Section 1.15.    Appointment of Financial Institution as Agent for the Company. The Company may appoint a financial institution (which may be the Collateral Agent) to act as its agent in performing its obligations and in accepting and enforcing performance of the obligations of the Purchase Contract Agent and the Holders, under this Agreement and the Purchase Contracts, by giving notice of such appointment in the manner provided in Section 1.05 hereof. Any such appointment shall not relieve the Company in any way from its obligations hereunder.
Section 1.16.    No Waiver. No failure on the part of the Company, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent, the Securities Intermediary or any of their respective agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Company, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent, the Securities Intermediary or any of their respective agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.
ARTICLE 2

CERTIFICATE FORMS
Section 2.01.    Forms of Certificates Generally. The Certificates shall be in substantially the form set forth in Exhibit A hereto (in the case of Corporate Units Certificates) or Exhibit B hereto (in the case of Treasury Units Certificates), with such letters, numbers or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as may be required by the rules of any securities exchange on which the Units are listed or any Depository therefor, or as may, consistently herewith, be determined by the officers of the Company executing such Certificates, as evidenced by their execution of the Certificates.

The definitive Certificates shall be produced in any manner as determined by the officers of the Company executing the Units evidenced by such Certificates, consistent with the provisions of this Agreement, as evidenced by their execution thereof.
Every Global Certificate authenticated, executed on behalf of the Holders and delivered hereunder shall bear a legend substantially in the form set forth in Exhibit A and Exhibit B for a Global Certificate.
Section 2.02.    Form of Purchase Contract Agent’s Certificate of Authentication. The form of the Purchase Contract Agent’s certificate of authentication of the Units shall be in substantially the form set forth on the form of the applicable Certificates.
ARTICLE 3

THE UNITS
Section 3.01.    Amount; Form and Denominations. The aggregate number of Units evidenced by Certificates authenticated, executed on behalf of the Holders and delivered hereunder will initially consist of 26,000,000 Units, except for Certificates authenticated, executed and delivered upon registration of transfer of, in exchange for, or in lieu of, other Certificates to the extent expressly permitted hereunder.
The Certificates shall be issuable only in registered form (which, for the avoidance of doubt, in the case of Global Certificates, shall be registered in the name of the Depository or its nominee) and only in denominations of a single Corporate Unit or Treasury Unit and any integral multiple thereof.
Section 3.02.    Rights and Obligations Evidenced by the Certificates. Each Corporate Units Certificate shall evidence the number of Corporate Units specified therein, with each such Corporate Unit representing (1) the ownership by the Holder thereof of an Applicable Ownership Interest in Notes or an Applicable Ownership Interest in the Treasury Portfolio, as the case may be, subject to the Pledge of such Applicable Ownership Interest in Notes or Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio), as the case may be, by such Holder pursuant to this Agreement, and (2) the rights and obligations of the Holder thereof and the Company under one Purchase Contract.
The Purchase Contract Agent is hereby authorized, as attorney-in-fact for, and on behalf of, the Holder of each Corporate Unit, to pledge, pursuant to Article 11, the Applicable Ownership Interest in Notes, or the Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) forming a part of such Corporate Unit, to the Collateral Agent for the benefit of the Company, and to grant to the Collateral Agent, for the benefit of the Company, a security interest in the right, title and interest of such Holder in such Applicable Ownership Interest in Notes or Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) to secure the Obligations of the Holder under each Purchase Contract to purchase shares of Common Stock. To effect such Pledge and grant such security interest, the Purchase Contract Agent on behalf of the Holders of Corporate Units has, on the date hereof, delivered to the Securities Intermediary the Notes underlying the Applicable Ownership Interests in Notes by delivering such Notes indorsed in blank.
Upon the formation of a Treasury Unit pursuant to Section 3.13, each Treasury Units Certificate shall evidence the number of Treasury Units specified therein, with each such Treasury Unit representing (1) the ownership by the Holder thereof of a 1/20, or 5%, undivided beneficial ownership interest in a Treasury Security with a principal amount at maturity equal to $1,000, subject to the Pledge of such interest by such Holder pursuant to this Agreement, and (2) the rights and obligations of the Holder thereof and the Company under one Purchase Contract. The Purchase Contract Agent is hereby authorized, as attorney-in-fact for, and on behalf of, the Holder of each Treasury Unit, to pledge, pursuant to Article 11, such Holder’s interest in the Treasury Security forming a part of such Treasury Unit to the Collateral Agent, for the benefit of the Company, and to grant to the Collateral Agent, for the benefit of the Company, a security interest in the right, title and interest of such Holder in such Treasury Security to secure the Obligations of the Holder under each Purchase Contract to purchase shares of Common Stock.
Prior to the purchase and delivery of shares of Common Stock under each Purchase Contract, such Purchase Contract shall not entitle the Holder of a Unit to any of the rights of a holder of shares of Common Stock, including, without limitation, the right to vote or receive any dividends or other payments or distributions or to consent or to receive notice as a shareholder in respect of the meetings of shareholders or for the election of directors of the Company or for any other matter, or any other rights whatsoever as a shareholder of the Company.
Section 3.03.    Execution, Authentication, Delivery and Dating. Subject to the provisions of Section 3.13 and Section 3.14 hereof, upon the execution and delivery of this Agreement, and at any time and from time to time thereafter, the Company may deliver Certificates executed by the Company to the Purchase Contract Agent for authentication, execution on behalf of the Holders and delivery, together with its Issuer Order for authentication of such Certificates, and the Purchase Contract Agent in accordance with such Issuer Order shall authenticate, execute on behalf of the Holders and deliver such Certificates.
The Certificates shall be executed on behalf of the Company by an Authorized Officer of the Company. The signature of any such Authorized Officer on the Certificates may be manual or facsimile.
Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates.
No Purchase Contract evidenced by a Certificate shall be valid until such Certificate has been executed on behalf of the Holder by the manual or facsimile signature of an authorized signatory of the Purchase Contract Agent, as such Holder’s attorney-in-fact. Such signature by an authorized signatory of the Purchase Contract Agent shall be conclusive evidence that the Holder of such Certificate has entered into the Purchase Contracts evidenced by such Certificate.
Each Certificate shall be dated the date of its authentication.
No Certificate shall be entitled to any benefit under this Agreement or be valid or obligatory for any purpose unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by an authorized signatory of the Purchase Contract Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder.
Section 3.04.    Temporary Certificates. Pending the preparation of definitive Certificates, the Company may execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holders, and deliver, in lieu of such definitive Certificates, temporary Certificates which are in substantially the form set forth in Exhibit A or Exhibit B hereto, as the case may be, with such letters, numbers or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as may be required by the rules of any securities exchange on which the Corporate Units or Treasury Units, as the case may be, are listed, or as may, consistently herewith, be determined by the officers of the Company executing such Certificates, as evidenced by their execution of the Certificates.
If temporary Certificates are issued, the Company will cause definitive Certificates to be prepared without unreasonable delay. After the preparation of definitive Certificates, the temporary Certificates shall be exchangeable for definitive Certificates upon surrender of the temporary Certificates at the Corporate Trust Office, at the expense of the Company and without charge to the Holder. Upon surrender for cancellation of any one or more temporary Certificates, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver in exchange therefor, one or more definitive Certificates of like tenor and denominations and evidencing a like number of Units as the temporary Certificate or Certificates so surrendered. Until so exchanged, the temporary Certificates shall in all respects evidence the same benefits and the same obligations with respect to the Units evidenced thereby as definitive Certificates.
Section 3.05.    Registration; Registration of Transfer and Exchange. The Purchase Contract Agent shall keep at the Corporate Trust Office, a register (the “Security Register”) in which, subject to such reasonable regulations as it may prescribe, the Purchase Contract Agent shall provide for the registration of Certificates and of transfers of Certificates (the Purchase Contract Agent, in such capacity, the “Security Registrar”). The Security Registrar shall record separately the registration and transfer of the Certificates evidencing Corporate Units and Treasury Units.
Upon surrender for registration of transfer of any Certificate at the Corporate Trust Office, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the designated transferee or transferees, and deliver, in the name of the designated transferee or transferees, one or more new Certificates of any authorized denominations, of like tenor, and evidencing a like number of Corporate Units or Treasury Units, as the case may be.
At the option of the Holder, Certificates may be exchanged for other Certificates, of any authorized denominations and evidencing a like number of Corporate Units or Treasury Units, as the case may be, upon surrender of the Certificates to be exchanged at the Corporate Trust Office. Whenever any Certificates are so surrendered for exchange, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver to the Holder the Certificates which the Holder making the exchange is entitled to receive.
All Certificates issued upon any registration of transfer or exchange of a Certificate shall evidence the ownership of the same number of Corporate Units or Treasury Units, as the case may be, and be entitled to the same benefits and subject to the same obligations under this Agreement as the Corporate Units or Treasury Units, as the case may be, evidenced by the Certificate surrendered upon such registration of transfer or exchange.
Every Certificate presented or surrendered for registration of transfer or exchange shall if so required by the Purchase Contract Agent be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Purchase Contract Agent duly executed by the Holder thereof or its attorney duly authorized in writing.
No service charge shall be made for any registration of transfer or exchange of a Certificate, but the Company and the Purchase Contract Agent may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Certificates, other than any exchanges not involving any transfer to a person other than the Holder.
Notwithstanding the foregoing, the Company shall not be obligated to execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall not be obligated to authenticate, execute on behalf of the Holder and deliver any Certificate in exchange for any other Certificate presented or surrendered for registration of transfer or for exchange on or after any Early Settlement Date or any date on which the Fundamental Change Early Settlement Right is exercised with respect to such Certificate, any Termination Date or the Business Day immediately preceding the Purchase Contract Settlement Date. In lieu of delivery of a new Certificate, upon satisfaction of the applicable conditions specified above in this Section and receipt of appropriate registration or transfer instructions from such Holder, the Purchase Contract Agent shall:
(i)    if the Purchase Contract Settlement Date or an Early Settlement Date or a Fundamental Change Early Settlement Date with respect to such other Certificate (or portion thereof) has occurred, deliver the shares of Common Stock issuable in respect of the Purchase Contracts forming a part of the Units evidenced by such other Certificate (or portion thereof) on the applicable Settlement Date; and
(ii)    if a Termination Event, Early Settlement, or Fundamental Change Early Settlement shall have occurred prior to the Purchase Contract Settlement Date, or a Cash

Settlement shall have occurred, transfer the Notes, the Treasury Securities, or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, underlying such Certificate, in each case subject to the applicable conditions and in accordance with the applicable provisions of Section 3.15 and Article 5. The Purchase Contract Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Agreement or under applicable law with respect to any transfer of any interest in any Certificate (including any transfers between or among Beneficial Owners of interests in any Global Certificate or between or among Depository Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Agreement, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Section 3.06.        Book-Entry Interests. The Certificates will be initially issued in the form of one or more fully registered Global Certificates, to be delivered to the Depository or its custodian by, or on behalf of, the Company. The Company hereby designates DTC as the initial Depository. The Company has entered into a letter of representations with DTC in the form provided by DTC and the Purchase Contract Agent in each of its capacities is hereby authorized to act in accordance with such letter and Applicable Procedures. Such Global Certificates shall initially be registered on the Security Register in the name of Cede & Co., the nominee of the Depository, and no Beneficial Owner will receive a definitive Certificate representing such Beneficial Owner’s interest in such Global Certificate, except as provided in Section 3.09. The Purchase Contract Agent shall enter into an agreement with the Depository as required by the Depository in connection herewith and if so requested by the Company. Following the issuance of such Global Certificates and unless and until definitive, and fully registered Certificates have been issued to Beneficial Owners pursuant to Section 3.09:
(i)    the provisions of this Section 3.06 shall be in full force and effect;
(ii)    the Company and the Agents shall be entitled to deal with the Depository for all purposes of this Agreement (including, without limitation, making Contract Adjustment Payments and receiving approvals, votes or consents hereunder) as the Holder of the Units evidenced by Global Certificates and the sole holder of the Global Certificates and shall have no obligation to the Beneficial Owners; provided that a Beneficial Owner may directly enforce against the Company, without any consent, proxy, waiver or involvement of the Depository of any kind, such Beneficial Owner’s right to receive a definitive Certificate representing the Units beneficially owned by such Beneficial Owner, as set forth in Section 3.09;
(iii)    to the extent that the provisions of this Section 3.06 conflict with any other provisions of this Agreement, the provisions of this Section 3.06 shall control; and
(iv)    except as set forth in the proviso of clause (ii) of this Section 3.06, the rights of the Beneficial Owners shall be exercised only through the Depository and shall be limited to those established by law and agreements between such Beneficial Owners and the Depository or the Depository Participants.

The Depository will make book-entry transfers among Depository Participants and receive and transmit Contract Adjustment Payments to such Depository Participants. Transfers of securities evidenced by Global Certificates shall be made through the facilities of the Depository, and any cancellation of, or increase or decrease in the number of, such securities (including the creation of Treasury Units and the recreation of Corporate Units pursuant to Section 3.13 and Section 3.14 respectively) shall be accomplished by making appropriate annotations on the Schedule of Increases and Decreases set forth in such Global Certificate. Neither the Purchase Contract Agent nor any other Agent shall have any responsibility for any actions taken or not taken by the Depository.
Section 3.07.    Notices to Holders. Whenever a notice or other communication to the Holders is required to be given under this Agreement, the Company or the Company’s agent shall give such notices and communications to the Holders and, with respect to any Units registered in the name of the Depository or the nominee of the Depository, the Company or the Company’s agent shall, except as set forth herein, have no obligations to the Beneficial Owners.
Section 3.08.    Appointment of Successor Depository. If the Depository elects to discontinue its services as securities depository with respect to the Units, the Company may, in its sole discretion, appoint a successor Depository with respect to the Units, as long as such successor Depository constitutes a “clearing agency” registered under Section 17A of the Exchange Act.
Section 3.09.    Definitive Certificates.
If:
(i)    the Depository notifies the Company that it is unwilling or unable to continue its services as securities depository with respect to the Units and no successor Depository has been appointed pursuant to Section 3.08 within 90 days after the Company’s receipt of such notice;
(ii)    the Depository ceases to be a “clearing agency” registered under Section 17A of the Exchange Act when the Depository is required to be so registered to act as the Depository and the Company receives notice of such cessation, and no successor Depository has been appointed pursuant to Section 3.08 within 90 days after the Company’s receipt of such notice or the Company’s becoming aware of such cessation; or
(iii)    any Event of Default with respect to the Notes, or any event that after notice or lapse of time would constitute an Event of Default with respect to the Notes, has occurred and is continuing, or the Company has failed to perform any of its obligations under this Agreement, the Units or the Purchase Contracts, and any Beneficial Owner requests that its beneficial interest be exchanged for a definitive Certificate;
then (x) definitive Certificates shall be prepared by the Company with respect to such Units and delivered to the Purchase Contract Agent, together with an Issuer Order for authentication and (y) upon surrender of the Global Certificates representing the Units by the Depository, accompanied by registration instructions, the Company shall cause definitive Certificates to be delivered to Beneficial Owners in accordance with instructions provided by the Depository; provided that in the case of clause (iii) only the beneficial interests of the Beneficial Owners so requesting shall be exchanged for definitive Certificates, and the aggregate number of Units represented by the Global Certificate will be reduced accordingly, in accordance with Applicable Procedures and standing arrangements between the Purchase Contract Agent and the Depository. The Company and the Purchase Contract Agent shall not be liable for any delay in delivery of such instructions and may conclusively rely on and shall be authorized and protected in relying on, such instructions. Each definitive Certificate so delivered shall evidence Units of the same kind and tenor as the Global Certificate (or beneficial interests in a Global Certificate) so surrendered in respect thereof.
Section 3.10.    Mutilated, Destroyed, Lost and Stolen Certificates. If any mutilated Certificate is surrendered to the Purchase Contract Agent or its agent at the Corporate Trust Office, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver to the Holder in exchange therefor, a new Certificate, evidencing the same number of Corporate Units or Treasury Units, as the case may be, and bearing a Certificate number not contemporaneously outstanding.
If there shall be delivered to the Company and the Purchase Contract Agent (i) evidence to their satisfaction of the destruction, loss or theft of any Certificate, and (ii) such indemnity as may be required by them to hold each of them and any agent of any of them harmless, then, in the absence of notice to the Company or the Purchase Contract Agent that such Certificate has been acquired by a protected purchaser, the Company shall execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall authenticate, execute on behalf of the Holder, and deliver to the Holder, in lieu of any such destroyed, lost or stolen Certificate, a new Certificate, evidencing the same number of Corporate Units or Treasury Units, as the case may be, and bearing a Certificate number not contemporaneously outstanding.
Notwithstanding the foregoing, the Company shall not be obligated to execute and deliver to the Purchase Contract Agent, and the Purchase Contract Agent shall not be obligated to authenticate, execute on behalf of the Holder, and deliver to the Holder, with respect to such mutilated, destroyed, lost or stolen Certificate a new Certificate on or after the Business Day immediately preceding the Purchase Contract Settlement Date or the Termination Date. In lieu of delivery of a new Certificate, upon satisfaction of the applicable conditions specified above in this Section and receipt of appropriate registration or transfer instructions from such Holder, the Purchase Contract Agent shall:
(i)    if the Purchase Contract Settlement Date with respect to such lost, stolen, destroyed or mutilated Certificate has occurred, deliver the shares of Common Stock issuable in respect of the Purchase Contracts forming a part of the Units evidenced by such Certificate; and
(ii)    if a Termination Event with respect to such mutilated, destroyed, lost or stolen Certificate shall have occurred prior to the Purchase Contract Settlement Date, transfer the Notes, the Treasury Securities or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, underlying such Certificate, subject to the applicable conditions and in accordance with the applicable provisions of Section 3.15 and Article 5.

Upon the issuance of any new Certificate under this Section, the Company and the Purchase Contract Agent may require the payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other fees and expenses (including, without limitation, the fees and expenses of the Purchase Contract Agent) connected therewith.
Every new Certificate issued pursuant to this Section in lieu of any destroyed, lost or stolen Certificate shall constitute an original additional contractual obligation of the Company and of the Holder in respect of the Units evidenced thereby, whether or not the destroyed, lost or stolen Certificate (and the Units evidenced thereby) shall be at any time enforceable by anyone, and shall be entitled to all the benefits and be subject to all the obligations of this Agreement equally and proportionately with any and all other Certificates delivered hereunder.
The provisions of this Section are exclusive and shall preclude, to the extent lawful, all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Certificates.
Section 3.11.    Persons Deemed Owners. Prior to due presentment of a Certificate for registration of transfer, the Company and the Purchase Contract Agent, and any agent of the Company or the Purchase Contract Agent, may treat the Person in whose name such Certificate is registered as the owner of the Units evidenced thereby for purposes of (subject to any applicable record date) any payment or distribution with respect to the Notes underlying the Applicable Ownership Interests in Notes, on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of Applicable Ownership Interests in the Treasury Portfolio) or payment of Contract Adjustment Payments and performance of the Purchase Contracts and for all other purposes whatsoever in connection with such Units (subject to the proviso contained in clause (ii) of Section 3.06), whether or not such payment, distribution, or performance shall be overdue and notwithstanding any notice to the contrary, and neither the Company nor the Purchase Contract Agent, nor any agent of the Company or the Purchase Contract Agent, shall be affected by notice to the contrary.
None of the Purchase Contract Agent or the Securities Registrar shall have any responsibility or obligation to any Beneficial Owner in Units represented by a Global Certificate or other Person with respect to the accuracy of the records of the Depository or its nominee or of any agent member, with respect to any ownership interest in the Units or with respect to the delivery to any agent member, Beneficial Owner or other Person (other than the Depository) of any notice or the payment of any amount, under or with respect to such Units. All notices and communications to be given to the Holders and all payments to be made to Holders pursuant to the Units and this Agreement shall be given or made only to or upon the order of the registered holders (which shall be the Depository or its nominee in the case of a Global Certificate). The rights of Beneficial Owners in the Units underlying a Global Certificate shall be exercised only through the Depository subject to its Applicable Procedures. The Purchase Contract Agent and the Securities Registrar shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any Beneficial Owners. The Purchase Contract Agent and the Securities Registrar shall be entitled to deal with the Depository, and any nominee thereof, that is the registered holder of any Global Certificate for all purposes of this Agreement relating to such Global Certificate (including the making of any payment or delivery hereunder and the giving of instructions or directions by or to the Beneficial Owner in any Units underlying such Global Certificate) as the sole Holder of such Global Certificate and shall have no obligations to the Beneficial Owners thereof (subject to the proviso contained in clause (ii) of Section 3.06). None of the Purchase Contract Agent or the Securities Registrar shall have any responsibility or liability for any acts or omissions of the Depository with respect to any Units underlying such Global Certificate, for the records of the Depository, including records in respect of beneficial ownership interests in respect of Units underlying such Global Certificate, for any transactions between the Depository and any agent member or between or among the Depository, any such agent member and/or any Holder or Beneficial Owner in any Units underlying such Global Certificate, or for any transfers of beneficial interests in any Units underlying such Global Certificate.
Notwithstanding the foregoing, with respect to any Global Certificate, nothing contained herein shall prevent the Company, the Purchase Contract Agent or any agent of the Company or the Purchase Contract Agent, from giving effect to any written certification, proxy or other authorization furnished by the Depository (or its nominee), as a Holder, with respect to such Global Certificate, or impair, as between such Depository and the related Beneficial Owner, the operation of customary practices governing the exercise of rights of the Depository (or its nominee) as Holder of such Global Certificate. None of the Company, the Purchase Contract Agent or any agent of the Company or the Purchase Contract Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Certificate or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Section 3.12.    Cancellation. All Certificates surrendered for delivery of shares of Common Stock on or after the Purchase Contract Settlement Date or in connection with an Early Settlement or a Fundamental Change Early Settlement or for delivery of the Notes underlying the Applicable Ownership Interests in Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, after the occurrence of a Termination Event or pursuant to a Cash Settlement, an Early Settlement or a Fundamental Change Early Settlement, a Collateral Substitution, or upon the registration of transfer or exchange of a Unit, shall, if surrendered to any Person other than the Purchase Contract Agent, be delivered to the Purchase Contract Agent along with appropriate written instructions regarding the cancellation thereof and shall be promptly cancelled by it. The Company may at any time deliver to the Purchase Contract Agent for cancellation any Certificates previously authenticated, executed and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Certificates so delivered shall, upon an Issuer Order, be promptly cancelled by the Purchase Contract Agent. No Certificates shall be authenticated, executed on behalf of the Holder and delivered in lieu of or in exchange for any Certificates cancelled as provided in this Section 3.12, except as expressly permitted by this Agreement. All cancelled Certificates held by the Purchase Contract Agent shall be disposed of in accordance with its customary practices.

If the Company or any Affiliate of the Company shall acquire any Certificate, such acquisition shall not operate as a cancellation of such Certificate unless and until such Certificate is delivered to the Purchase Contract Agent for cancellation.
Section 3.13.    Creation of Treasury Units by Substitution of Treasury Securities. (a) Subject to the conditions set forth in this Agreement, a Holder of Corporate Units may, at any time from and after the date of this Agreement, other than during a Blackout Period or after a Successful Remarketing, effect a Collateral Substitution and separate the Notes underlying the Pledged Applicable Ownership Interests in Notes in respect of such Holder’s Corporate Units by substituting for such Pledged Applicable Ownership Interests in Notes for which Collateral Substitution is being made, Treasury Securities in an aggregate principal amount at maturity equal to the aggregate principal amount of the Notes underlying the Pledged Applicable Ownership Interests in Notes; provided that Holders may make Collateral Substitutions only in integral multiples of 20 Corporate Units. To effect such substitution, the Holder must:
(1)    Transfer to the Collateral Agent, for credit to the Collateral Account, Treasury Securities or security entitlements with respect thereto having an aggregate principal amount at maturity equal to the aggregate principal amount of the Notes underlying the Pledged Applicable Ownership Interests in Notes for which such Collateral Substitution is made; and
(2)    Transfer the related Corporate Units to the Purchase Contract Agent accompanied by a notice to the Purchase Contract Agent, substantially in the form of Exhibit C hereto, whereupon the Purchase Contract Agent shall promptly provide an instruction to such effect to the Collateral Agent, substantially in the form of Exhibit F hereto.
If the Corporate Units are represented by a Global Certificate, the Holder must comply with Applicable Procedures to create Treasury Units.
Upon confirmation that the Treasury Securities described in clause (1) above or security entitlements with respect thereto have been credited to the Collateral Account and receipt of the instruction to the Collateral Agent described in clause (2) above, the Collateral Agent shall promptly release such Pledged Applicable Ownership Interests in Notes from the Pledge by directing the Securities Intermediary by a notice, substantially in the form of Exhibit G hereto, to Transfer the Notes underlying such Pledged Applicable Ownership Interests in Notes to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
The substituted Treasury Securities will be pledged to the Company through the Collateral Agent to secure such Holder’s obligation to purchase shares of Common Stock under the related Purchase Contract.
Upon credit to the Collateral Account of Treasury Securities or security entitlements with respect thereto delivered by a Holder of Corporate Units and receipt of the related instruction from the Collateral Agent, the Securities Intermediary shall promptly Transfer the Notes underlying the appropriate Pledged Applicable Ownership Interests in Notes to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.

Upon receipt of the Notes underlying such Pledged Applicable Ownership Interests in Notes, the Purchase Contract Agent shall promptly:
(i)    cancel the related Corporate Units;
(ii)    Transfer the Notes to the Holder; and
(iii)    deliver Treasury Units in book-entry form, or if applicable, authenticate, execute on behalf of such Holder and deliver Treasury Units in the form of a Treasury Units Certificate executed by the Company in accordance with Section 3.03 evidencing the same number of Purchase Contracts as were evidenced by the cancelled Corporate Units.
If the Corporate Units are represented by a Global Certificate, the Purchase Contract Agent shall make such transfer and delivery in accordance with Applicable Procedures.
Holders who elect to separate the Notes by substituting Treasury Securities for Applicable Ownership Interest in Notes shall be responsible for any taxes, governmental charges or other fees or expenses (including, without limitation, fees and expenses payable to the Collateral Agent) attributable to such Collateral Substitution, and neither the Company nor the Purchase Contract Agent shall be responsible for any such taxes, governmental charges or other fees or expenses.
(b)    In the event a Holder making a Collateral Substitution pursuant to this Section 3.13 fails to effect a book-entry transfer of the Corporate Units or fails to deliver Corporate Units Certificates to the Purchase Contract Agent after depositing Treasury Securities with the Securities Intermediary, any distributions on the Notes underlying the Applicable Ownership Interests in Notes constituting a part of such Corporate Units, shall be held in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder, until such Corporate Units are so transferred or the Corporate Units Certificate is so delivered, as the case may be, or such Holder provides evidence satisfactory to the Company and the Purchase Contract Agent that such Corporate Units Certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Purchase Contract Agent and the Company.
(c)    Except as provided for in this Section 3.13, or in connection with a Cash Settlement, an Early Settlement, a Fundamental Change Early Settlement or a Termination Event, for so long as the Purchase Contract underlying a Corporate Unit remains in effect, such Corporate Unit shall not be separable into its constituent parts, and the rights and obligations of the Holder in respect of the Applicable Ownership Interests in Notes or Applicable Ownership Interests in the Treasury Portfolio, as the case may be, and the Purchase Contract comprising such Corporate Units may be acquired, and may be transferred and exchanged, only as a Corporate Unit.
Section 3.14.    Recreation of Corporate Units. (a) Subject to the conditions set forth in this Agreement, a Holder of Treasury Units may effect a Collateral Substitution and recreate Corporate Units at any time from and after the date of this Agreement, other than during a Blackout Period or after a Successful Remarketing; provided that Holders of Treasury Units may only recreate Corporate Units in integral multiples of 20 Treasury Units. To recreate Corporate Units, the Holder must:

(1)    Transfer to the Collateral Agent for credit to the Collateral Account Notes having an aggregate principal amount equal to the aggregate principal amount at maturity of the Pledged Treasury Securities to be released; and
(2)    Transfer the related Treasury Units to the Purchase Contract Agent accompanied by a notice to the Purchase Contract Agent, substantially in the form of Exhibit C hereto, whereupon the Purchase Contract Agent shall promptly provide an instruction to such effect to the Collateral Agent, substantially in the form of Exhibit H hereto.
If the Treasury Units are represented by a Global Certificate, the Holder must comply with Applicable Procedures to recreate Corporate Units.
Upon confirmation that the Notes described in clause (1) above have been credited to the Collateral Account and receipt of the instruction from the Purchase Contract Agent described in clause (2) above, the Collateral Agent shall promptly release such Pledged Treasury Securities from the Pledge by directing the Securities Intermediary by a notice, substantially in the form of Exhibit I hereto, to Transfer such Pledged Treasury Securities to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
The substituted Notes will be pledged to the Company through the Collateral Agent to secure such Holder’s obligation to purchase shares of Common Stock under the related Purchase Contract.
Upon credit to the Collateral Account of Notes delivered by a Holder of Treasury Units and receipt of the related instruction from the Collateral Agent, the Securities Intermediary shall promptly Transfer the Pledged Treasury Securities to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby.
Upon receipt of such Treasury Securities, the Purchase Contract Agent shall promptly:
(i)    cancel the related Treasury Units;
(ii)    transfer the Treasury Securities to the Holder; and
(iii)    deliver Corporate Units in book-entry form or, if applicable, authenticate, execute on behalf of such Holder and deliver Corporate Units in the form of a Corporate Units Certificate executed by the Company in accordance with Section 3.03 evidencing the same number of Purchase Contracts as were evidenced by the cancelled Treasury Units.
If the Treasury Units are represented by a Global Certificate, the Purchase Contract Agent shall make such transfer and delivery in accordance with Applicable Procedures.
Holders who elect to recreate Corporate Units shall be responsible for any taxes, governmental charges or other fees or expenses (including, without limitation, fees and expenses payable to the Collateral Agent), attributable to such Collateral Substitution and neither the Company nor the Purchase Contract Agent shall be responsible for any such taxes, governmental charges or other fees or expenses.

(b)    Except as provided in this Section 3.14 or in connection with a Cash Settlement, an Early Settlement, a Fundamental Change Early Settlement or a Termination Event, for so long as the Purchase Contract underlying a Treasury Unit remains in effect, such Treasury Unit shall not be separable into its constituent parts and the rights and obligations of the Holder of such Treasury Unit in respect of the interest in the Treasury Security and Purchase Contract composing such Treasury Unit may be acquired, and may be transferred and exchanged, only as a Treasury Unit.
Section 3.15.    Transfer of Collateral Upon Occurrence of Termination Event. (a) Upon receipt by the Collateral Agent of written notice pursuant to Section 5.07 from the Company or the Purchase Contract Agent that a Termination Event has occurred, the Collateral Agent shall promptly release all Collateral from the Pledge and shall promptly instruct the Securities Intermediary to Transfer:
(i)    any Notes underlying Pledged Applicable Ownership Interests in Notes or security entitlements with respect thereto or Applicable Ownership Interests in the Treasury Portfolio;
(ii)    any Pledged Treasury Securities;
(iii)    any payments made by Holders (or the Permitted Investments, if any, of such payments) pursuant to Section 5.02(b)(ix) or 5.03; and
(iv)    any Proceeds and all other payments the Collateral Agent receives in respect of the foregoing, to the Purchase Contract Agent for the benefit of the Holders for distribution to such Holders, in accordance with their respective interests, free and clear of the Pledge created hereby; provided, however, that if any Holder or Beneficial Owner shall be entitled to receive Notes in an aggregate principal amount of less than $1,000, or greater than $1,000 but not in an integral multiple of $1,000, the Purchase Contract Agent shall request, on behalf of such Holder or Beneficial Owner, that the Company issue, and promptly following such request the Company shall issue, Notes in denominations of $50, or integral multiples thereof, in exchange for Notes in denominations of $1,000 or integral multiples thereof; and provided further that if any Holder shall be entitled to receive, with respect to its Applicable Ownership Interests in the Treasury Portfolio or its Pledged Treasury Securities, any securities having a principal amount at maturity of less than $1,000, the Purchase Contract Agent shall dispose of such Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities for cash and deliver to such Holder cash in lieu of delivering the Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities, as the case may be.
(b)    Notwithstanding anything to the contrary in Section 3.15(a), if such Termination Event shall result from the Company becoming a debtor under the Bankruptcy Code, and if the Collateral Agent shall for any reason fail promptly to effectuate the release and Transfer of all Notes underlying Pledged Applicable Ownership Interests in Notes, Applicable Ownership Interests in the Treasury Portfolio, Pledged Treasury Securities and payments by Holders (or the Permitted Investments purchased with such payments) pursuant to Section 5.02(b)(ix) or 5.03 and Proceeds and all other payments received by the Collateral Agent in respect of the foregoing, as the case may be, as provided by this Section 3.15, the Company shall use its best efforts to obtain an opinion of a nationally recognized law firm to the effect that, notwithstanding the Company’s being the debtor in such a bankruptcy case, the Collateral Agent will not be prohibited from releasing or Transferring the Collateral as provided in this Section 3.15, and shall deliver or cause to be delivered such opinion to the Collateral Agent within ten days after the occurrence of such Termination Event, and if (A) the Company shall be unable to obtain such opinion within 10 days after the occurrence of such Termination Event or (B) the Collateral Agent shall continue, after delivery of such opinion, to refuse to effectuate the release and Transfer of all Notes underlying Pledged Applicable Ownership Interests in Notes, Applicable Ownership Interests in the Treasury Portfolio, Pledged Treasury Securities and the payments by Holders (or the Permitted Investments, if any, of such payments) pursuant to Section 5.02(b)(ix) or 5.03 and Proceeds and all other payments received by the Collateral Agent in respect of the foregoing, as the case may be, as provided in this Section 3.15, then the Purchase Contract Agent shall within 15 days after the occurrence of such Termination Event commence an action or proceeding in the court having jurisdiction of the Company’s case under the Bankruptcy Code seeking an order requiring the Collateral Agent to effectuate the release and transfer of all Notes underlying Pledged Applicable Ownership Interests in Notes, Applicable Ownership Interests in the Treasury Portfolio, Pledged Treasury Securities and the payments by Holders (or the Permitted Investments, if any, purchased with such payments) pursuant to Section 5.02(b)(ix) or 5.03 and Proceeds and all other payments received by the Collateral Agent in respect of the foregoing, or as the case may be, as provided by this Section 3.15.
(c)    Upon the occurrence of a Termination Event and the Transfer to the Purchase Contract Agent of the Notes underlying Pledged Applicable Ownership Interests in Notes, the appropriate Applicable Ownership Interests in the Treasury Portfolio and/or the Pledged Treasury Securities, as the case may be, pursuant to this Section 3.15, the Purchase Contract Agent shall request transfer instructions with respect to such Notes, Applicable Ownership Interests in the Treasury Portfolio and/or Pledged Treasury Securities, as the case may be, from each Holder by written request, substantially in the form of Exhibit D hereto, mailed to such Holder at its address as it appears in the Security Register.
(d)    Upon book-entry transfer of the Corporate Units or the Treasury Units or delivery of a Corporate Units Certificate or Treasury Units Certificate to the Purchase Contract Agent with such transfer instructions in connection with a Termination Event, the Purchase Contract Agent shall transfer the Notes underlying Pledged Applicable Ownership Interests in Notes, the Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities, as the case may be, underlying such Corporate Units or Treasury Units, as the case may be, to such Holder by book-entry transfer, or other appropriate procedures, in accordance with such instructions and, in the case of the Notes underlying Pledged Applicable Ownership Interests in Notes, in accordance with the terms of the Indenture. In the event a Holder of Corporate Units or Treasury Units fails to deliver transfer instructions or effect such transfer or delivery, the Notes underlying Pledged Applicable Ownership Interests in Notes, the Applicable Ownership Interests in the Treasury Portfolio or Pledged Treasury Securities, as the case may be, underlying such Corporate Units of Treasury Units, as the case may be, and any distributions thereon, shall be held in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder, until the earlier to occur of:

(i)    the transfer of such Corporate Units or Treasury Units or surrender of the Corporate Units Certificate or Treasury Units Certificate or the receipt by the Company and the Purchase Contract Agent from such Holder of satisfactory evidence that such Corporate Units Certificate or Treasury Units Certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Purchase Contract Agent and the Company; and
(ii)    the expiration of the time period specified by the applicable law governing abandoned property in the state in which the Purchase Contract Agent holds such property.
Section 3.16.    No Consent to Assumption. Each Holder of a Unit, by acceptance thereof, shall be deemed to have expressly withheld any consent to the assumption under Section 365 of the Bankruptcy Code or otherwise, of the Purchase Contract by the Company or its trustee, receiver, liquidator or a person or entity performing similar functions in the event that the Company becomes a debtor under the Bankruptcy Code or subject to other similar state or federal law providing for reorganization or liquidation.
Section 3.17.    Substitutions. Whenever a Holder has the right to substitute Treasury Securities or Notes underlying Applicable Ownership Interests in Notes, as the case may be, or security entitlements for any of them, for financial assets held in the Collateral Account, such substitution shall not constitute a novation of the security interest created hereby.
ARTICLE 4

THE NOTES
Section 4.01.    Interest Payments; Rights to Interest Payments Preserved. (a) The Collateral Agent shall transfer all income and distributions (other than those described in Section 4.02(a)) received by it on account of the Notes underlying Pledged Applicable Ownership Interests in Notes (if the Notes underlying Pledged Applicable Ownership Interests in Notes are registered in the name of the Collateral Agent), the Pledged Applicable Ownership Interests in the Treasury Portfolio or Permitted Investments from time to time held in the Collateral Account to the Purchase Contract Agent, according to transfer instructions to be provided by the Purchase Contract Agent to the Collateral Agent in writing, for distribution to the applicable Holders as provided in this Agreement and the Purchase Contracts, free and clear of the Pledge created hereby.
(a)    Any payment on any Note underlying Applicable Ownership Interests in Notes or any distribution on any Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of Applicable Ownership Interest in the Treasury Portfolio) (in each case other than those described in Section 4.02(a)), as the case may be, which is paid in respect of any Payment Date shall, subject to receipt thereof by the Purchase Contract Agent from the Company or from the Collateral Agent as provided in Section 4.01(a), be paid on such Payment Date to the Person in whose name the Corporate Units Certificate (or one or more Predecessor Corporate Units Certificates) of which such Applicable Ownership Interest in Notes or Applicable Ownership Interests in the Treasury Portfolio, as the case may be, forms a part is registered at the close of business on the Record Date for such Payment Date. If the book-entry system for the Units has been terminated, any such payment will be payable by check mailed to the address of the Person entitled thereto at such Person’s address as it appears on the Security Register or, if such Person so requests and designates an account in writing to the Purchase Contract Agent at least five Business Days prior to the relevant Payment Date, by wire transfer to such account.
(b)    Each Corporate Units Certificate evidencing Applicable Ownership Interests in Notes or Applicable Ownership Interests in the Treasury Portfolio delivered under this Agreement upon registration of transfer of or in exchange for or in lieu of any other Corporate Units Certificate shall carry the right to accrued and unpaid interest or distributions, and to accrued interest or distributions, which were carried by Applicable Ownership Interests in Notes or Applicable Ownership Interests in the Treasury Portfolio underlying such other Corporate Units Certificate.
(c)    In the case of any Corporate Unit with respect to which (1) Cash Settlement of the underlying Purchase Contract is properly effected pursuant to Section 5.02(b)(ix) or 5.03(a), (2) Early Settlement of the underlying Purchase Contract is properly effected pursuant to Section 5.08, (3) Fundamental Change Early Settlement of the underlying Purchase Contract is properly effected pursuant to Section 5.05(b)(ii) or (4) a Collateral Substitution is properly effected pursuant to Section 3.13, in each case on a date that is after any Record Date and prior to or on the next succeeding Payment Date, interest in respect of the Notes underlying Applicable Ownership Interests in Notes or distributions on Applicable Ownership Interests in the Treasury Portfolio, as the case may be, underlying such Corporate Unit otherwise payable on such Payment Date shall be payable on such Payment Date notwithstanding such Cash Settlement, Early Settlement, Fundamental Change Early Settlement or Collateral Substitution, and such payment or distributions shall, subject to receipt thereof by the Purchase Contract Agent, be payable to the Person in whose name the Corporate Units Certificate (or one or more Predecessor Corporate Units Certificates) was registered at the close of business on the Record Date.
(d)    Except as otherwise expressly provided in Section 4.01(d), in the case of any Corporate Unit with respect to which Cash Settlement, Early Settlement or Fundamental Change Early Settlement of the underlying Purchase Contract is properly effected, or with respect to which a Collateral Substitution is properly effected, payments attributable to the Notes underlying Applicable Ownership Interests in Notes or distributions on Applicable Ownership Interests in the Treasury Portfolio, as the case may be, that would otherwise be payable or made after the applicable Settlement Date or the date of the Collateral Substitution, as the case may be, shall not be payable hereunder to the Holder of such Corporate Units; provided, however, that to the extent that such Holder continues to hold Separate Notes or Applicable Ownership Interests in the Treasury Portfolio that formerly comprised a part of such Holder’s Corporate Units, such Holder shall be entitled to receive interest on such Separate Notes or distributions on such Applicable Ownership Interests in the Treasury Portfolio, as applicable.
Section 4.02.    Payments Prior to or on Purchase Contract Settlement Date. (a) Subject to the provisions of Section 5.03(a), Section 5.05(b)(ii) and Section 5.08, and except as provided in Section 4.02(b) below, if no Termination Event shall have occurred, all payments received by the Securities Intermediary in respect of (1) the Put Price for, or the proceeds received in a Successful Final Remarketing attributable to, Notes underlying Pledged Applicable Ownership Interests in

Notes, (2) the Pledged Applicable Ownership Interests in the Treasury Portfolio, and (3) the Pledged Treasury Securities, shall be credited to the Collateral Account to be invested as directed in writing by the Company (if applicable) in Permitted Investments until the Purchase Contract Settlement Date, and such payments (or the proceeds of such Permitted Investments, if applicable) shall be transferred to the Company on the Purchase Contract Settlement Date as provided in Sections 5.02 and 5.03 hereof to the extent necessary to satisfy the Holder’s obligation pursuant to Section 5.01 to pay the Purchase Price to settle the Purchase Contracts. Any balance thereafter remaining in the Collateral Account shall be released from the Pledge and transferred to the Purchase Contract Agent for distribution to the applicable Holders for distribution to such Holders in accordance with their respective interests pursuant to Section 11.02, free and clear of the Pledge created hereby. If the Company fails to deliver investment instructions by 10:30 a.m., New York City time, on the day such payments are received by the Securities Intermediary, the Collateral Agent, upon being notified of such payment failure, shall instruct the Securities Intermediary to invest such payments in the Permitted Investments (if any), which have been designated by the Company in writing from time to time in a standing instruction to the Securities Intermediary which shall be effective until revoked or superseded. If no such standing instruction exists or are not clear, such funds shall remain uninvested and the Purchase Contract Agent shall have no liability for payment of interest on such uninvested funds. In no event shall the Collateral Agent or the Securities Intermediary be liable for the selection of Permitted Investments or for investment losses incurred thereon. The Collateral Agent and the Securities Intermediary shall have no liability in respect of losses incurred as a result of the failure of the Company to provide timely written investment direction.
(a)    All payments received by the Securities Intermediary in respect of (1) the Notes, (2) the Applicable Ownership Interests in the Treasury Portfolio and (3) the Treasury Securities or security entitlements with respect thereto, that, in each case, have been released from the Pledge hereunder shall be transferred to the Purchase Contract Agent for the benefit of the applicable Holders for distribution to such Holders in accordance with their respective interests.
Section 4.03.    Notice and Voting. (a) Subject to Section 4.03(b) hereof, the Purchase Contract Agent shall exercise, or refrain from exercising, any and all voting and other consensual rights pertaining to the Notes underlying Pledged Applicable Ownership Interests in Notes or any part thereof for any purpose not inconsistent with the terms of this Agreement. Upon receipt of any notices and other communications in respect of any Notes underlying Pledged Applicable Ownership Interests in Notes, including either notice of any meeting at which holders of the Notes are entitled to vote or the solicitation of consents, waivers or proxies of holders of the Notes, the Collateral Agent shall use commercially reasonable efforts to send promptly to the Purchase Contract Agent such notice or communication, and as soon as reasonably practicable after receipt of a written request therefor from the Purchase Contract Agent, to execute and deliver to the Purchase Contract Agent such proxies and other instruments in respect of such Notes underlying Pledged Applicable Ownership Interests in Notes as are prepared by the Company and delivered to the Purchase Contract Agent with respect to the Notes underlying Pledged Applicable Ownership Interests in Notes.
(a)    Upon receipt of notice of any meeting at which holders of Notes are entitled to vote or upon any solicitation of consents, waivers or proxies of holders of Notes, the Purchase Contract

Agent shall, as soon as practicable thereafter, mail, first class, postage prepaid, to the Holders of Corporate Units a notice:
(i)    containing such information as is contained in the notice or solicitation;
(ii)    stating that each Holder on the record date set by the Purchase Contract Agent therefor (which, to the extent possible, shall be the same date as the record date set by the Company for determining the holders of Notes entitled to vote) shall be entitled to instruct the Purchase Contract Agent as to the exercise of the voting rights pertaining to such Notes underlying the Applicable Ownership Interests in Notes that are a component of their Corporate Units; and
(iii)    stating the manner in which such instructions may be given.
Upon the written request of the Holders of Corporate Units on such record date received by the Purchase Contract Agent at least six days prior to such meeting, the Purchase Contract Agent shall endeavor insofar as practicable to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum aggregate principal amount of Notes (rounded down to the nearest integral multiple of $1,000) as to which any particular voting instructions are received. In the absence of specific instructions from the Holder of Corporate Units, the Purchase Contract Agent shall abstain from voting the Notes underlying Applicable Ownership Interests in Notes that are a component of such Corporate Units. The Company hereby agrees, if applicable, to solicit Holders of Corporate Units to timely instruct the Purchase Contract Agent as to the exercise of such voting rights in order to enable the Purchase Contract Agent to vote such Notes.
(b)    The Holders of Corporate Units and the Holders of Treasury Units, in their capacity as such Holders, shall have no voting or other rights in respect of the Common Stock.
Section 4.04.    Payments and Deliveries to Purchase Contract Agent. The Securities Intermediary shall use commercially reasonable efforts to deliver any payments required to be made by it to the Purchase Contract Agent hereunder to the account designated by the Purchase Contract Agent for such purpose not later than 10:00 a.m., New York City time, on the Business Day such payment is received by the Securities Intermediary; provided, however, that if such payment is received on a day that is not a Business Day or after 10:00 a.m., New York City time, on a Business Day, then the Securities Intermediary shall use commercially reasonable efforts to deliver such payment to the Purchase Contract Agent no later than 10:00 a.m., New York City time, on the next succeeding Business Day. In connection with the Transfer of any Treasury Securities to the Purchase Contract Agent hereunder, the Collateral Agent shall cause such Transfer to be made at the Corporate Trust Office.
Section 4.05.    Payments Held in Trust. If the Purchase Contract Agent or any Holder shall receive any payments on account of the repayment of principal with respect to financial assets credited to the Collateral Account (other than, for the avoidance of doubt, interest on the Notes or distributions on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition thereof)) and not released therefrom in accordance with this Agreement, the Purchase Contract Agent or such Holder shall hold such payments as trustee of an express trust for the benefit of the Company and, upon receipt of an Officers’ Certificate of the Company so directing, promptly deliver such payments to the Securities Intermediary for credit to the Collateral Account or, if the Obligations have become due and payable, to the Company for application to the Obligations of the applicable Holder or Holders, and the Purchase Contract Agent and Holders shall acquire no right, title or interest in any such payments of principal amounts so received.
ARTICLE 5

THE PURCHASE CONTRACTS
Section 5.01.    Purchase of Shares of Common Stock. (a) Each Purchase Contract shall obligate the Holder of the related Unit to purchase, and the Company to issue and deliver, on the Purchase Contract Settlement Date at a price equal to the Stated Amount (the “Purchase Price”), a number of shares of Common Stock equal to the Settlement Rate, together with cash, if applicable, in lieu of any fractional share of Common Stock in accordance with Section 5.09, unless an Early Settlement Date, a Fundamental Change Early Settlement or a Termination Event with respect to the Units of which such Purchase Contract is a part shall have occurred, subject to Section 5.05(b)(ii).
The “Settlement Rate” is determined as follows:
(i)    If the Applicable Market Value is equal to or greater than the Threshold Appreciation Price, the Settlement Rate will be 0.3175 shares of Common Stock (such Settlement Rate, subject to adjustment as provided in Section 5.05(a), being referred to as the “Minimum Settlement Rate”);
(ii)    if the Applicable Market Value is less than the Threshold Appreciation Price but greater than $126.00 (subject to adjustment, as set forth in Section 5.05(a)(vii)(1), the “Reference Price”), the Settlement Rate will be a number of shares of Common Stock equal to the Stated Amount, divided by the Applicable Market Value, rounded to the nearest 1/10,000th of a share; and
(iii)    if the Applicable Market Value is less than or equal to the Reference Price, the Settlement Rate will be 0.3968 shares of Common Stock (such Settlement Rate, subject to adjustment as provided in Section 5.05(a), being referred to as the “Maximum Settlement Rate”).
The Maximum Settlement Rate, Minimum Settlement Rate and the Applicable Market Value (as defined below) are subject to adjustment as provided in Section 5.05 (and, in the case of each Fixed Settlement Rate, shall be rounded upward or downward to the nearest 1/10,000th of a share).
The “Applicable Market Value” means, as determined by the Company, the average VWAP of the Common Stock on each Trading Day during the Market Value Averaging Period, subject to Section 5.05(b)(i); provided that if 20 Trading Days for the Common Stock have not occurred during the Market Value Averaging Period, all remaining Trading Days shall be deemed to occur on the third scheduled Trading Day immediately prior to the Purchase Contract Settlement Date and the

VWAP for each of the remaining Trading Days will be the VWAP on such third scheduled Trading Day or, if such day is not a Trading Day, the Closing Price of the Common Stock as of such day.
The “VWAP” means, in respect of Common Stock, for the relevant Trading Day, the per share volume weighted average price on the principal exchange or quotation system on which the Common Stock is listed or admitted for trading as displayed under the heading Bloomberg VWAP on Bloomberg page DTE <Equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant Trading Day until the scheduled close of trading on the relevant Trading Day (or if such volume weighted-average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company).
The “Market Value Averaging Period” means the 20 consecutive scheduled Trading Days ending on the third scheduled Trading Day immediately preceding the Purchase Contract Settlement Date.
The “Closing Price” per share of Common Stock means, on any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price per share of Common Stock on the principal U.S. securities exchange on which the Common Stock is listed, or if the Common Stock is not so listed on a U.S. securities exchange, the average of the last quoted bid and ask prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization, or, if those bid and ask prices are not available, the market value of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.
A “Trading Day” means, for purposes of determining a VWAP or Closing Price, a day (i) on which the principal exchange or quotation system on which the Common Stock is listed or admitted for trading is scheduled to be open for business and (ii) on which there has not occurred or does not exist a Market Disruption Event.
A “Market Disruption Event” means any of the following events:
(1)    any suspension of, or limitation imposed on, trading by the principal exchange or quotation system on which the Common Stock is listed or admitted for trading during the one-hour period prior to the close of trading for the regular trading session on such exchange or quotation system (or for purposes of determining VWAP any period or periods prior to 1:00 p.m., New York City time, aggregating one half hour or longer) and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to the Common Stock or in futures or options contracts relating to the Common Stock on the relevant exchange or quotation system; or
(2)    any event (other than a failure to open or, except for purpose of determining VWAP, a closure as described below) that disrupts or impairs the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the principal exchange or quotation system on which the Common Stock is listed or admitted for trading (or for purposes of determining VWAP any period or periods prior to 1:00 p.m., New York City time, aggregating one half hour or longer) in general to effect transactions in, or obtain market values for, the Common Stock on the relevant exchange or quotation system or futures or options contracts relating to the Common Stock on any relevant exchange or quotation system; or
(3)    the failure to open of the principal exchange or quotation system on which futures or options contracts relating to the Common Stock are traded or, except for purposes of determining VWAP, the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.
The Purchase Contract Agent shall not be responsible for determining or monitoring whether a Market Disruption Event has occurred.

(b)    Each Holder of a Corporate Unit or a Treasury Unit, by its acceptance of such Unit shall be deemed to have:
(i)    irrevocably appointed the Purchase Contract Agent as its attorney-in-fact to enter into and perform the related Purchase Contract and this Agreement on its behalf and in the name of and on behalf of such Holder (including, without limitation, the execution of Certificates on behalf of such Holder);
(ii)    agreed to be bound by the terms and provisions of such Unit, including, but not limited to, the terms and provisions of the Purchase Contract and this Agreement, for so long as such Holder remains a Holder of such Unit;
(iii)    consented to, and agreed to be bound by, the Pledge of such Holder’s right, title and interest in and to its applicable portion of the Collateral, including the Pledged Applicable Ownership Interests in Notes, the Pledged Applicable Ownership Interests in the Treasury Portfolio or the Pledged Treasury Securities, as the case may be, pursuant to this Agreement, and the delivery of such Collateral by the Purchase Contract Agent to the Collateral Agent; and
(iv)    agreed that to the extent and in the manner provided herein, but subject to the terms hereof, on the Purchase Contract Settlement Date, Proceeds of the Pledged Applicable Ownership Interests in Notes, the Pledged Applicable Ownership Interests in the Treasury Portfolio or the Pledged Treasury Securities, as applicable, equal to the Purchase Price shall be paid by the Collateral Agent to the Company in satisfaction of such Holder’s obligations under the Purchase Contract included in such Unit.

(c)    Reserved.
(d)    Upon registration of transfer of a Certificate, the transferee shall be bound (without the necessity of any other action on the part of such transferee) by the terms of this Agreement and the Purchase Contracts underlying such Certificate and the transferor shall be released from the obligations under this Agreement and the Purchase Contracts underlying the Certificate so transferred. The Company covenants and agrees, and each Holder of a Certificate, by its acceptance thereof, likewise shall be deemed to have covenanted and agreed, to be bound by the provisions of this paragraph.
(e)    Promptly after the calculation of the Settlement Rate and the Applicable Market Value, the Company shall give the Purchase Contract Agent notice thereof. All calculations and determinations of the Settlement Rate and the Applicable Market Value and any adjustments to the Reference Price or the Threshold Appreciation Price shall be made by the Company or its agent based on their good faith calculations, and the Purchase Contract Agent shall have no responsibility with respect thereto.
(f)    If a Market Disruption Event occurs on any scheduled Trading Day during the Market Value Averaging Period, the Company shall give the Holders and the Purchase Contract Agent notice thereof on the calendar day on which such event occurs.
Section 5.02.    Remarketing.
(a)    Optional Remarketing. (i) Unless a Termination Event has occurred, the Company may elect, at its option, to engage the Remarketing Agent(s), pursuant to the terms of the Remarketing Agreement, to remarket the aggregate Notes underlying the aggregate Applicable Ownership Interests in Notes that are components of Corporate Units, along with any Separate Notes, the holders of which have elected to participate in such remarketing pursuant to the Indenture and Section 5.02(d), over a period of one or more days selected by the Company that begins on or after the second Business Day immediately preceding the Interest Payment Date immediately prior to the Purchase Contract Settlement Date and ends any time on or before the eighth calendar day immediately preceding the first day of the Final Remarketing Period (such period selected by the Company, the “Optional Remarketing Period”).
(i)    The Company shall request that the Depository notify the Depository Participants holding Corporate Units, Treasury Units and Separate Notes of the Company’s election to conduct an Optional Remarketing no later than five Business Days prior to the date the Company begins the Optional Remarketing, and the Company shall provide a copy of such request to the Purchase Contract Agent, Collateral Agent and Custodial Agent. In such notice, the Company shall set forth the dates of such Optional Remarketing, the applicable procedures for holders of Separate Notes to participate in the Optional Remarketing, the applicable procedures for Holders of Corporate Units to create Treasury Units, the applicable procedures for Holders of Treasury Units to recreate Corporate Units, the applicable procedures for Holders of Corporate Units to effect Early Settlement with respect to their Purchase Contracts and any other applicable procedures, and any elections the Company has made in connection with such Optional Remarketing.

(ii)    If the Company elects to conduct an Optional Remarketing, by 4:00 p.m., New York City time, on the Business Day immediately preceding the first day of the related Optional Remarketing Period, the Purchase Contract Agent shall notify the Remarketing Agent(s) in writing of the aggregate principal amount of Notes underlying the Pledged Applicable Ownership Interests in Notes that are a part of the Corporate Units to be remarketed, and the Custodial Agent shall notify in writing the Remarketing Agent(s) of the aggregate principal amount of Separate Notes (if any) to be remarketed pursuant to Section 5.02(d). Pursuant to the Remarketing Agreement, upon receipt of such notices from the Purchase Contract Agent and the Custodial Agent, the Remarketing Agent(s) will use its commercially reasonable efforts to remarket such Notes at the applicable Remarketing Price.
(iii)    Reserved.
(iv)    Reserved.
(v)    If the Remarketing Agent(s) is able to remarket the Notes being remarketed for at least the applicable Remarketing Price in any Optional Remarketing during the Optional Remarketing Period in accordance with the Remarketing Agreement (a “Successful Optional Remarketing”), the Collateral Agent shall cause the Securities Intermediary to Transfer to the Remarketing Agent(s) the remarketed Notes underlying the Pledged Applicable Ownership Interests in Notes upon confirmation of deposit to the Collateral Account of proceeds of such Successful Optional Remarketing attributable to such Notes underlying the Pledged Applicable Ownership Interests in Notes, and the Custodial Agent shall Transfer the remarketed Separate Notes to the Remarketing Agent(s) upon confirmation of deposit to the account established by the Custodial Agent for the purpose of receiving such proceeds (the “Separate Notes Account”) of receipt of proceeds of such Successful Optional Remarketing attributable to such Separate Notes. Settlement shall occur on the Remarketing Settlement Date. Upon deposit in the Collateral Account of such proceeds attributable to the remarketed Notes underlying the Pledged Applicable Ownership Interest in Notes, the Collateral Agent shall (A) unless the Treasury Portfolio shall consist of Cash, (x) instruct the Securities Intermediary to apply an amount equal to the Treasury Portfolio Purchase Price to purchase the Treasury Portfolio from the dealer identified by the Quotation Agent pursuant to the definition of “Treasury Portfolio Purchase Price” (the amount and issue of the U.S. Treasury securities (or principal or interest strips thereof) constituting the Treasury Portfolio to be determined by the Remarketing Agent(s), who shall provide such information to the Collateral Agent and the Quotation Agent, who will then determine, and notify the Collateral Agent of, the Treasury Portfolio Purchase Price) and (y) credit to the Collateral Account the Applicable Ownership Interests in the Treasury Portfolio, (B) if the Treasury Portfolio shall consist of Cash, credit to the Collateral Account Cash in an amount equal to the Treasury Portfolio Purchase Price and (C) promptly remit any remaining portion of such proceeds to the Purchase Contract Agent for payment to the Holders of Corporate Units, whereupon the Purchase Contract Agent shall make such payment on the Remarketing Settlement Date to such Holders pro rata in accordance with their interests. With respect to any Separate Notes remarketed, upon receipt of proceeds of such Successful Optional Remarketing attributable to the remarketed Separate Notes, the Custodial Agent shall remit the proceeds of such Separate Notes sold in the Successful Optional Remarketing received from the Remarketing Agent(s) pro rata to the holders of such Separate Notes on the Remarketing Settlement Date in accordance with the instructions provided in the form of Exhibit K.
(vi)    If there is a Successful Optional Remarketing, the Company shall cause a notice of the Successful Optional Remarketing to be published no later than 9:00 a.m., New York City time, on the Business Day immediately following the Optional Remarketing Date. This notice shall include the Reset Rate. This notice shall be validly published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.
(vii)    Following the occurrence of a Successful Optional Remarketing, the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of such term) will be substituted as Collateral for the Pledged Applicable Ownership Interests in Notes and will be held by the Collateral Agent in accordance with the terms hereof to secure the Obligations of each Holder of Corporate Units, and the Holders of Corporate Units and the Collateral Agent shall have such security interests, rights and obligations with respect to the Applicable Ownership Interests in the Treasury Portfolio (as defined in clause (i) of such term) as the Holder of Corporate Units and the Collateral Agent had in respect of the Pledged Applicable Ownership Interests in Notes and the underlying Notes, subject to the Pledge thereof. Unless the context otherwise requires, any reference in this Agreement or the Certificates to the Pledged Applicable Ownership Interests in Notes shall thereupon be deemed to be a reference to such Applicable Ownership Interests in the Treasury Portfolio (as defined in clause (i) of such term). The Company may cause to be made in any Corporate Units Certificates thereafter to be issued such change in phraseology and form (but not in substance) as may be appropriate to reflect the substitution of the Applicable Ownership Interests in the Treasury Portfolio (as defined in clause (i) of such term) for the Pledged Applicable Ownership Interests in Notes as Collateral.
(viii)    Following a Successful Optional Remarketing, the Company shall cause the Remarketing Agent(s) to remit (1) the proceeds attributable to the remarketed Notes underlying the Pledged Applicable Ownership Interest in Notes to the Collateral Agent and (2) the proceeds attributable to the remarketed Separate Notes to the Custodial Agent for the benefit of the Holders of Separate Notes that had their Notes remarketed.
(ix)    If, in spite of its commercially reasonable efforts, the Remarketing Agent(s) cannot remarket the Notes as set forth above during the Optional Remarketing Period at a price not less than the applicable Remarketing Price or a condition precedent set forth in the Remarketing Agreement is not fulfilled or a Successful Optional Remarketing has not occurred for any other reason during the Optional Remarketing Period, the Optional Remarketing will be deemed to have failed (a “Failed Optional Remarketing”). Promptly after a Failed Optional Remarketing and receipt of notice thereof from the Company, the Custodial Agent will return Separate Notes that were to be subject to such Optional

Remarketing to the appropriate holders pursuant to the instructions provided in the form of Exhibit K.
(x)    If the Company elects to remarket the Notes during an Optional Remarketing Period and a Successful Optional Remarketing has not occurred on the final day of such period, the Company shall cause notice of the Failed Optional Remarketing to be provided to the Custodial Agent, the Collateral Agent and the Purchase Contract Agent and to be published no later than 9:00 a.m., New York City time, on the Business Day immediately following the last date of such Optional Remarketing Period. Any such notice shall be validly published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.
(xi)    The Company will pay the Remarketing Fee in connection with any Successful Optional Remarketing. Holders whose Notes are part of a Successful Optional Remarketing will not be responsible for payment of the Remarketing Fee.
(xii)    At any time and from time to time during any Optional Remarketing Period, prior to the announcement of a Successful Optional Remarketing, the Company has the right to postpone such Optional Remarketing in the Company’s sole and absolute discretion.
(b)    Final Remarketing. (i) Unless a Termination Event or a Successful Optional Remarketing has previously occurred, in order to dispose of the Notes underlying Pledged Applicable Ownership Interests in Notes of any Holders of Corporate Units who have not notified the Purchase Contract Agent of their intention to effect a Cash Settlement as provided in Section 5.03(a)(i), or who have so notified the Purchase Contract Agent but failed to make such payment as required by Section 5.03(a)(ii), the Company shall engage the Remarketing Agent(s), pursuant to the terms of the Remarketing Agreement, to remarket such Notes, along with any Separate Notes, the holders of which have elected to participate in a Final Remarketing pursuant to Section 5.02(d), over a period of one or more days selected by the Company that fall during the Final Remarketing Period.
(i)    The Company shall request that the Depository notify the Depository Participants holding Corporate Units, Treasury Units and Separate Notes of the Final Remarketing no later than seven calendar days prior to the first day of the Final Remarketing Period, and the Company shall provide a copy of such request to the Purchase Contract Agent, Collateral Agent and Custodial Agent. In such notice, the Company shall set forth the dates of the Final Remarketing Period, the applicable procedures for holders of Separate Notes to participate in the Final Remarketing, the applicable procedures for Holders of Corporate Units to create Treasury Units, the applicable procedures for Holders of Treasury Units to recreate Corporate Units, the applicable procedures for Holders of Corporate Units to effect Early Settlement or a Cash Settlement as described in Section 5.03(a)(i) with respect to their Purchase Contracts and any other applicable procedures, including the procedures that must be followed by a holder of a Separate Note in the case of a Failed Remarketing if such holder of Separate Notes wishes to exercise its Put Right, and any elections the Company has made in connection with such Final Remarketing.

(ii)    The Purchase Contract Agent, based on the notices specified pursuant to Section 5.03(a)(iv), shall notify the Remarketing Agent(s) in writing, promptly after 4:00 p.m., New York City time, on the Business Day immediately preceding the first day of the Final Remarketing Period, of the aggregate principal amount of Notes underlying the Pledged Applicable Ownership Interests in Notes that are to be remarketed, and the Custodial Agent shall notify in writing the Remarketing Agent(s) of the aggregate principal amount of Separate Notes (if any) to be remarketed pursuant to Section 5.02(d). Upon receipt of notice from the Purchase Contract Agent and the Custodial Agent, in each case, as set forth in this Section 5.02(b)(iii), the Company shall cause the Remarketing Agent to, on each Remarketing Date in the Final Remarketing Period, use commercially reasonable efforts to remarket, as provided in the Remarketing Agreement, such Notes and such Separate Notes at the applicable Remarketing Price.
(iii)    Reserved.
(iv)    If the Remarketing Agent(s) is able to remarket such Notes and the Separate Notes (if any) for at least the applicable Remarketing Price in any Final Remarketing in accordance with the Remarketing Agreement (a “Successful Final Remarketing”), the Collateral Agent shall cause the Securities Intermediary to Transfer to the Remarketing Agent(s) the remarketed Notes underlying the Pledged Applicable Ownership Interests in Notes upon confirmation of deposit to the Collateral Account of proceeds of such Successful Final Remarketing attributable to such Notes, and the Custodial Agent shall Transfer the remarketed Separate Notes to the Remarketing Agent(s) upon confirmation of deposit to the Separate Notes Account of proceeds of such Successful Final Remarketing attributable to such Separate Notes. Settlement shall occur on the Remarketing Settlement Date. Upon deposit in the Collateral Account of such proceeds attributable to the remarketed Notes underlying the Pledged Applicable Ownership in Notes, the Collateral Agent shall, on the Purchase Contract Settlement Date instruct the Securities Intermediary to (1) remit to the Company a portion of such proceeds equal to the aggregate principal amount of remarketed Notes underlying Pledged Applicable Ownership Interests in Notes to satisfy in full the Obligations of Holders of the related Corporate Units to pay the Purchase Price for the shares of Common Stock under the related Purchase Contracts and (2) promptly remit the balance of such proceeds to the Purchase Contract Agent for payment to the Holders of such Corporate Units, whereupon the Purchase Contract Agent shall make such payment on the Purchase Contract Settlement Date to such Holders pro rata in accordance with their interests. In addition, on the Purchase Contract Settlement Date, the Securities Intermediary shall deliver to the Collateral Agent for distribution to the Holders of Corporate Units who have elected Cash Settlement, and paid the Purchase Price as required by Section 5.03(a)(ii), the Notes underlying the Applicable Ownership Interest in Notes underlying such Corporate Units. With respect to any Separate Notes remarketed, upon receipt of proceeds attributable to remarketed Separate Notes, the Custodial Agent shall remit such proceeds of the Successful Final Remarketing received from the Remarketing Agent(s) pro rata to the holders of such Separate Notes on the Purchase Contract Settlement Date in accordance with the instructions provided in the form of Exhibit K.

(v)    Following a Successful Final Remarketing, the Company shall cause the Remarketing Agent(s) to remit (1) the proceeds attributable to the remarketed Notes underlying the Pledged Applicable Ownership Interest in Notes to the Collateral Agent and (2) the proceeds attributable to the remarketed Separate Notes to the Custodial Agent for the benefit of the Holders of Separate Notes that had their Notes remarketed.
(vi)    If there is a Successful Final Remarketing, the Company shall cause a notice of the Successful Final Remarketing to be provided to the Purchase Contract Agent, Collateral Agent and Custodial Agent and to be published no later than 9:00 a.m., New York City time, on the Business Day immediately following the Final Remarketing Date. This notice shall include the Reset Rate. This notice shall be validly published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.
(vii)    In connection with any Successful Final Remarketing, the Company shall cause all accrued and unpaid interest to be paid to the Holders of the Notes, as of the relevant Regular Record Date (as defined in the Indenture) (whether or not such Notes were remarketed in such Successful Final Remarketing), on the Purchase Contract Settlement Date in Cash.
(viii)    If, in spite of its commercially reasonable efforts, the Remarketing Agent(s) cannot remarket the Notes during the Final Remarketing Period at a price equal to or greater than the applicable Remarketing Price or a condition precedent set forth in the Remarketing Agreement is not fulfilled or a Successful Final Remarketing has not occurred for any other reason during the Final Remarketing Period, the Remarketing will be deemed to have failed (a “Failed Final Remarketing”).
Following a Failed Final Remarketing, as of the Purchase Contract Settlement Date, each Holder of any Pledged Applicable Ownership Interests in Notes, unless such Holder has (A) provided written notice in substantially the form of Exhibit M hereto at any time on or after the date the Company gives notice of a Failed Final Remarketing pursuant to Section 5.02(b)(xi) and prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date of its intention to settle the related Purchase Contract with separate cash, (B) surrendered the Certificate evidencing the Corporate Units (if they are in certificated form) or the related Book-Entry Interests, to the Purchase Contract Agent prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date and (C) on or prior to the Business Day immediately preceding the Purchase Contract Settlement Date delivered the Purchase Price in Cash to the Securities Intermediary for deposit in the Collateral Account by certified or cashier’s check or wire transfer in immediately available funds payable to or upon the order of the Securities Intermediary (which settlement may only be effected in integral multiples of 20 Corporate Units), shall be deemed to have exercised such Holder’s Put Right with respect to the Notes underlying such Pledged Applicable Ownership Interests in Notes and to have elected to apply the proceeds of the Put Price against such Holder’s obligation to pay the aggregate Purchase Price for the shares of Common Stock to be issued under the related Purchase Contracts in full satisfaction of such Holders’ Obligations under such Purchase Contracts. Following such application, each such Holder’s Obligations will be deemed to be satisfied in full, and the Collateral Agent shall cause the Securities Intermediary to release the Notes underlying such Pledged Applicable Ownership Interests in Notes from the Collateral Account and shall promptly transfer such Notes to the Company.
Upon (x) receipt by the Collateral Agent of a notice from the Purchase Contract Agent in substantially the form of Exhibit N hereto promptly after the receipt by the Purchase Contract Agent of a notice from a Holder of Corporate Units that such Holder has elected, in accordance with the first sentence of the immediately preceding paragraph, to settle the related Purchase Contract with separate cash and (y) payment by such Holder to the Securities Intermediary of the Purchase Price in accordance with the first sentence of the immediately preceding paragraph, in lieu of exercise of such Holder’s Put Right, the Securities Intermediary shall give the Purchase Contract Agent and the Collateral Agent notice of the receipt of such payment in substantially the form of Exhibit O hereto and the Collateral Agent shall, and is hereby authorized to, or to cause the Securities Intermediary to (X) deposit the separate cash received from such Holder in the Collateral Account and, if the Company so requests and the Collateral Agent and Securities Intermediary consent thereto, invest such separate cash received in Permitted Investments consistent with the written instructions of the Company with respect to Cash Settlement, (Y) promptly release from the Pledge the Notes underlying the Applicable Ownership Interest in Notes related to the Corporate Units as to which such Holder has paid such separate cash and (Z) promptly Transfer all such Notes to the Purchase Contract Agent for distribution to such Holder, in each case, free and clear of the Pledge created hereby, whereupon the Purchase Contract Agent shall Transfer such Notes in accordance with written instructions provided by the Holder thereof or, if no such instructions are given to the Purchase Contract Agent by the Holder, the Purchase Contract Agent shall hold such Notes, and any interest payment thereon, in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder until the expiration of the time period specified in the relevant abandoned property laws of the state where such Notes and interest payments thereon, if any, are held. On the Purchase Contract Settlement Date, the Collateral Agent shall, and is hereby authorized to, (A) instruct the Securities Intermediary to remit to the Company the separate cash amount or such portion of the proceeds of such Permitted Investments as is equal to the aggregate Purchase Price under all Purchase Contracts in respect of which separate cash has been paid as provided in this Section 5.02(b)(ix), as the case may be, to the Company, and (B) release any amounts in excess of such amount earned from such Permitted Investments (if any) to the Purchase Contract Agent for distribution to the Holders who have paid such separate cash pro rata in proportion to the amount paid by such Holders under this Section 5.02(b)(ix), as adjusted to reflect the period of time that each such Holder’s cash was invested in such Permitted Investments. For the avoidance of doubt, nothing in this Section 5.02(b)(ix) shall prevent holders of Separate Notes from exercising their Put Right after a Failed Final Remarketing.
(ix)    The Company has the right to postpone the Final Remarketing in the

Company’s sole and absolute discretion on any day prior to the last three Business Days of the Final Remarketing Period.

(x)    If a Successful Remarketing has not occurred on or prior to the last day of the Final Remarketing Period, the Company shall cause a notice of the Failed Remarketing to be provided to the Purchase Contract Agent, Collateral Agent and Custodial Agent and to be published no later than 9:00 a.m., New York City time, on the Business Day immediately following the last day of the Final Remarketing Period. This notice shall be validly published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.
(xi)    The Company will pay the Remarketing Fee in connection with any Successful Final Remarketing. Holders whose Notes are part of a Successful Final Remarketing will not be responsible for payment of the Remarketing Fee.
(xii)    Following the occurrence of a Successful Final Remarketing, proceeds attributable to the remarketed Notes underlying the Pledged Applicable Ownership in Notes will be substituted as Collateral for the Pledged Applicable Ownership Interests in Notes and will be held by the Collateral Agent in accordance with the terms hereof to secure the Obligations of each Holder of Corporate Units, and the Collateral Agent shall have such security interests, rights and obligations with respect to such proceeds as the Collateral Agent had in respect of the Pledged Applicable Ownership Interests in Notes.
(c)    Reserved.
(d)    At any time following notice by the Company of a Remarketing, other than during a Blackout Period, holders of Separate Notes may elect to have their Separate Notes remarketed in such Remarketing in the same manner as the Notes included in Corporate Units by delivering their Separate Notes along with a notice of this election, substantially in the form of Exhibit K attached hereto, to the Custodial Agent. The Custodial Agent shall hold the Separate Notes in an account separate from the Collateral Account in which any Pledged Applicable Ownership Interests in Notes and/or any Pledged Treasury Securities shall be held. Holders electing to have their Separate Notes remarketed shall also have the right to withdraw the election, other than during a Blackout Period, by written notice to the Collateral Agent, substantially in the form of Exhibit L hereto, at any time prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the first day of the Applicable Remarketing Period. In the event of a Successful Remarketing during an Optional Remarketing Period, each holder of Separate Notes that elects to have its Notes remarketed shall receive for each $1,000 principal amount of Notes, the Remarketing Price Per Note. In the event of a Successful Remarketing during the Final Remarketing Period, each holder of Separate Notes that elects to have its Notes remarketed shall receive its pro rata portion of the proceeds of such Successful Remarketing attributable to remarketed Separate Notes pursuant to 5.02(b)(v), which shall be, for each $1,000 principal amount of Notes, at least equal to $1,000 in cash. Any accrued and unpaid interest on such Notes shall be paid in cash by the Company on the Purchase Contract Settlement Date.
(e)    For the avoidance of doubt, the right of each holder of the Notes underlying the aggregate Applicable Ownership Interests in Notes that are components of Corporate Units (who, in the case of a Final Remarketing, have not elected Cash Settlement, and paid the Purchase Price in Cash to the Securities Intermediary, pursuant to Section 5.03) and the Separate Notes, the holders of which have elected to participate in any Remarketing, to have such Notes remarketed during the Applicable Remarketing Period and sold on the Optional Remarketing Date or Final Remarketing Date, as the case may be, shall be subject to the conditions that (i) (1) the Remarketing Agent(s) conducts an Optional Remarketing, or (2) in the case of a Final Remarketing, that no Successful Optional Remarketing has occurred, each pursuant to the terms of this Agreement, (ii) a Termination Event has not occurred prior to the Optional Remarketing Date or Final Remarketing Date, as the case may be, (iii) the Remarketing Agent(s) is able to find a purchaser or purchasers for such Notes at the applicable Remarketing Price based on the Reset Rate and (iv) each condition precedent to settlement of the remarketed Notes set forth in the Remarketing Agreement is satisfied or waived.
(f)    The Company agrees to use its commercially reasonable efforts to ensure that, if required by applicable law, a registration statement, including a prospectus, under the Securities Act with regard to the full amount of the Notes to be remarketed in any Remarketing shall be effective with the Securities and Exchange Commission in a form that may be used by the Remarketing Agent(s) in connection with such Remarketing (unless such registration statement is not required under the applicable laws and regulations that are in effect at that time or unless the Company conducts any Remarketing in accordance with an exemption under the Securities Act).
Section 5.03.    Cash Settlement; Payment of Purchase Price. (a) (i) Unless (1) a Termination Event has occurred, (2) a Holder effects an Early Settlement or a Fundamental Change Early Settlement of the underlying Purchase Contract or (3) a Successful Remarketing has occurred (where, in the case of a Successful Final Remarketing, the relevant Holder did not make a timely election pursuant to this Section 5.03(a)(i)), each Holder of Corporate Units shall have the right, subject to the conditions set forth below, to satisfy such Holder’s Obligations on the Purchase Contract Settlement Date with separate cash. Each Holder of Corporate Units who intends to pay separate cash to satisfy such Holder’s Obligations under the Purchase Contract on the Purchase Contract Settlement Date must so notify the Purchase Contract Agent by presenting and surrendering at the Corporate Trust Office (1) the Certificate evidencing the Corporate Units (if they are in certificated form) or the related Book-Entry Interests, and (2) a “Notice to Settle with Cash” substantially in the form of Exhibit E hereto completed and executed as indicated, in each case, at any time on or after the date the Company gives notice of a Final Remarketing and prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the first day of the Final Remarketing Period. Corporate Units Holders may only effect such a Cash Settlement pursuant to this Section 5.03(a) in integral multiples of 20 Corporate Units.
(i)    A Holder of a Corporate Unit who has so notified the Purchase Contract Agent of its intention to effect a Cash Settlement in accordance with Section 5.03(a)(i) above shall pay the Purchase Price to the Securities Intermediary for deposit in the Collateral Account prior to 4:00 p.m., New York City time, on the first Business Day immediately preceding the first day of the Final Remarketing Period, in Cash by certified or cashier’s check or wire transfer in immediately available funds payable to or upon the order of the Securities Intermediary.
(ii)    If a Holder of a Corporate Unit fails to notify the Purchase Contract Agent of its intention to make a Cash Settlement in accordance with Section 5.03(a)(i), or does notify the Purchase Contract Agent as provided in Section 5.03(a)(i) of its intention to pay the Purchase Price with separate cash but fails to make such payment as required by Section 5.03(a)(ii), such Holder shall be deemed to have consented to the disposition of the Notes underlying the Pledged Applicable Ownership Interests in Notes pursuant to any Remarketing occurring in the Final Remarketing Period as set forth in Section 5.02(b).
(iii)    Promptly after 4:00 p.m., New York City time, on the first Business Day immediately preceding the first day of the Final Remarketing Period, the Purchase Contract Agent, based on notices received by the Purchase Contract Agent pursuant to Section 5.03(a)(i) and notice from the Securities Intermediary regarding cash received by it prior to such time, shall notify the Collateral Agent of the aggregate principal amount of Notes to be remarketed in any Remarketing occurring in the Final Remarketing Period in a notice substantially in the form of Exhibit J hereto.
(iv)    Upon (1) receipt by the Collateral Agent of a notice in the form of Exhibit J from the Purchase Contract Agent (delivered pursuant to clause (iv) above) after the receipt by the Purchase Contract Agent of a notice in the form of Exhibit E from a Holder of Corporate Units that such Holder has elected, in accordance with Section 5.03(a)(i), to effect a Cash Settlement and (2) the payment by such Holder of the Purchase Price in accordance with Section 5.03(a)(ii) above, then the Collateral Agent shall:
(A)    if the Company so requests, and the Collateral Agent and Securities Intermediary consent thereto, instruct the Securities Intermediary promptly to invest any such Cash in Permitted Investments consistent with the instructions of the Company as provided for below in this Section 5.03(a)(v);
(B)    release from the Pledge the Notes underlying the Applicable Ownership Interest in Notes related to the Corporate Units as to which such Holder has effected a Cash Settlement; and
(C)    instruct the Securities Intermediary to Transfer all such Notes to the Purchase Contract Agent for distribution to such Holder, in each case free and clear of the Pledge created hereby, whereupon the Purchase Contract Agent shall promptly Transfer such Notes in accordance with written instructions provided by the Holder thereof or, if no such instructions are given to the Purchase Contract Agent by the Holder, the Purchase Contract Agent shall hold such Notes, and any interest payment thereon, in the name of the Purchase Contract Agent or its nominee in trust for the benefit of such Holder until the expiration of the time period specified in the relevant abandoned property laws of the state where such Notes and interest payments thereon, if any, are held.
The Company shall instruct the Collateral Agent in writing as to the specific investment, which shall be a type of Permitted Investments (if any) in which any such Cash shall be invested; provided, however, that if the Company fails to deliver such written instructions by 12:00 p.m., New York City time, on the day such Cash is received by the Collateral Agent or to be reinvested by the Securities Intermediary, the Collateral Agent may instruct the Securities Intermediary to invest such

Cash in the Permitted Investments (if any) which have been designated by the Company in writing from time to time in a standing instruction to the Collateral Agent which shall be effective until revoked or superseded. If no such standing instruction exists or is not clear, such Cash shall remain uninvested and the Purchase Contract Agent shall have no liability for interest on such uninvested funds. In no event shall the Collateral Agent or Securities Intermediary be liable for the selection of Permitted Investments or for investment losses incurred thereon. The Collateral Agent and Securities Intermediary shall have no liability in respect of losses incurred as a result of the failure of the Company to provide timely written investment direction.
On the Purchase Contract Settlement Date, the Collateral Agent shall, and is hereby authorized to, (A) instruct the Securities Intermediary to remit to the Company the separate cash amount or such portion of the proceeds of such Permitted Investments as is equal to the aggregate Purchase Price under all Purchase Contracts in respect of which Cash Settlement has been effected as provided in this Section 5.03, as the case may be, and (B) release any amounts in excess of such amount earned from such Permitted Investments to the Purchase Contract Agent for distribution to the Holders who have effected Cash Settlement, pro rata in proportion to the amount paid by such Holders under Section 5.03(a)(ii), as adjusted to reflect the period of time that each such Holder’s cash was invested in such Permitted Investments.
(b)    In the case of a Treasury Unit or a Corporate Unit (if Applicable Ownership Interests in the Treasury Portfolio have replaced the Applicable Ownership Interests in Notes as a component of such Corporate Unit), if the Pledged Treasury Securities or the appropriate Pledged Applicable Ownership Interests in the Treasury Portfolio held by the Securities Intermediary mature during the period from, and including, the fifth Business Day immediately preceding the Purchase Contract Settlement Date to, and including, the Business Day immediately preceding the Purchase Contract Settlement Date, the principal amount of the Treasury Securities or the appropriate Pledged Applicable Ownership Interests in the Treasury Portfolio received by the Securities Intermediary may be invested in Permitted Investments (if any), which have been designated by the Company in writing from time to time in a standing instruction to the Securities Intermediary which shall be effective until revoked or superseded. If no such standing instruction exists or is not clear, such Cash shall remain uninvested. On the Purchase Contract Settlement Date, an amount equal to the Purchase Price for all related Purchase Contracts shall be remitted to the Company as payment of such Holder’s Obligations under such Purchase Contracts without receiving any instructions from the Holder. In the event the sum of the Proceeds from either the related Pledged Treasury Securities or the related Pledged Applicable Ownership Interests in the Treasury Portfolio and the Proceeds from such Permitted Investments is in excess of the aggregate Purchase Price, the Collateral Agent shall cause the Securities Intermediary to distribute such excess, when received by the Securities Intermediary, to the Purchase Contract Agent for the benefit of the Holders of the related Treasury Units or Corporate Units, as applicable.
(c)    The Obligations of the Holders to pay the Purchase Price are non-recourse obligations and, except to the extent satisfied by Early Settlement, Fundamental Change Early Settlement or Cash Settlement or terminated upon a Termination Event, are payable solely out of the proceeds of any Collateral pledged to secure the Obligations of the Holders, and in no event will Holders be liable for any deficiency between the proceeds of the disposition of Collateral and the Purchase Price.
(d)    The Company shall not be obligated to issue any shares of Common Stock in respect of a Purchase Contract or deliver any certificates in respect thereof to the Holder of the related Units unless the Company shall have received payment of the aggregate Purchase Price for the Common Stock to be purchased thereunder in the manner set forth herein.
Section 5.04.    Issuance of Shares of Common Stock. Unless a Termination Event, an Early Settlement or a Fundamental Change Early Settlement shall have occurred, subject to Section 5.05(b), on the Purchase Contract Settlement Date, upon the Company’s receipt of the aggregate Purchase Price payable on all Outstanding Units in accordance with Section 5.02 or 5.03, the Company shall issue and deposit with the Purchase Contract Agent, for the benefit of the Holders of the Outstanding Units, one or more certificates representing newly issued shares of Common Stock registered in the name of the Purchase Contract Agent (or its nominee) as custodian for the Holders or their designees (such certificates for shares of Common Stock, together with any dividends or distributions for which a record date and payment date for such dividend or distribution has occurred on or after the Purchase Contract Settlement Date, being hereinafter referred to as the “Purchase Contract Settlement Fund”) to which the Holders are entitled hereunder.
Subject to the foregoing, following book-entry transfer of a Unit or surrender of a Certificate, as the case may be, to the Purchase Contract Agent on or after the Purchase Contract Settlement Date, Early Settlement Date or the date on which the Fundamental Change Early Settlement Right is exercised, as the case may be, together with settlement instructions thereon duly completed and executed, the Holder of the relevant Unit shall on the applicable Settlement Date (or, if later, the date of such book-entry transfer of the Unit or such surrender of the Certificate) be entitled to receive forthwith in exchange therefor book-entry transfer of beneficial interests in, or a certificate representing, that number of newly issued whole shares of Common Stock which such Holder is entitled to receive pursuant to the provisions of this Article 5 (after taking into account all Units then held by such Holder), together with cash in lieu of fractional shares as provided in Section 5.09 and, in the case of a settlement on the Purchase Contract Settlement Date, any dividends or distributions with respect to such shares constituting part of the Purchase Contract Settlement Fund, but without any interest thereon, and the number of Units represented by the Global Certificate shall be appropriately reduced in accordance with Applicable Procedures and standing arrangements between the Depository and the Purchase Contract Agent, or the Certificate so surrendered shall forthwith be cancelled, as the case may be. Such shares shall be registered in the name of, or book-entry interests therein shall be transferred to, the Holder or the Holder’s designee as specified in the settlement instructions provided by the Holder to the Purchase Contract Agent. If any shares of Common Stock issued in respect of a Purchase Contract are to be registered in the name of, or beneficial interests therein are transferred to, a Person other than the Person in whose name the Certificate evidencing such Purchase Contract is registered or the beneficial owner thereof, no such registration or transfer shall be made unless and until the Person requesting such registration or transfer shall have paid to the Company the amount of any transfer and other taxes (including any applicable stamp taxes) required by reason of such registration in a name other than that of, or transfer to a Person other than, the registered Holder of the Certificate evidencing such Purchase

Contract or beneficial owner thereof or has established to the satisfaction of the Company that such tax either has been paid or is not payable.
Section 5.05.    Adjustment of each Fixed Settlement Rate. (a) Each Fixed Settlement Rate shall be subject to the following adjustments:
(i)    If the Company pays or makes a dividend or other distribution on the Common Stock in shares of Common Stock, each Fixed Settlement Rate in effect at the open of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be increased by dividing each Fixed Settlement Rate by a fraction,
(A)    the numerator of which shall be the number of shares of the Common Stock outstanding at the close of business on the date fixed for such determination; and
(B)    the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution.
Any adjustment made under this clause (i) shall become effective immediately after the open of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution. If any dividend or distribution of the type described in this clause (i) is declared but not so paid or made, each Fixed Settlement Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Fixed Settlement Rate that would then be in effect if such dividend or distribution had not been declared.
(ii)    If the Company issues to all or substantially all holders of the Common Stock rights, options, warrants or other securities (other than pursuant to a dividend reinvestment, share purchase or similar plan), entitling them to subscribe for or purchase shares of the Common Stock for a period expiring within 45 days from the date of issuance of such rights, options, warrants or other securities at a price per share of Common Stock less than the Current Market Price calculated as of the date fixed for the determination of shareholders entitled to receive such rights, options, warrants or other securities, each Fixed Settlement Rate in effect at the open of business on the day following the date fixed for such determination shall be increased by dividing each Fixed Settlement Rate by a fraction,
(A)    the numerator of which shall be the number of shares of the Common Stock outstanding at the close of business on the date fixed for such determination, plus the number of shares of Common Stock which the aggregate consideration expected to be received by the Company upon the exercise of such rights, options, warrants or other securities would purchase at such Current Market Price; and
(B)    the denominator of which shall be the number of shares of the Common Stock outstanding at the close of business on the date fixed for such determination, plus the number of shares of Common Stock so offered for subscription or purchase.
Any increase in the Fixed Settlement Rates made pursuant to this clause (ii) shall become effective immediately after the open of business on the day following the date fixed for the determination of shareholders entitled to receive such rights, options, warrants or other securities. To the extent such rights, options, warrants or other securities are not exercised or converted prior to their expiration of the exercisability or convertibility thereof (and as a result no additional shares of Common Stock are delivered or issued pursuant to such rights, options, warrants or other securities), each new Fixed Settlement Rate shall be readjusted, effective as of the date of such expiration, to the Fixed Settlement Rate that would then be in effect had the increase with respect to the issuance of such rights, options, warrants or other securities been made on the basis of delivery or issuance of only the number of shares of Common Stock actually delivered.
For purposes of this clause (ii), in determining whether any rights, options, warrants or other securities entitle the holders thereof to subscribe for or purchase shares of the Common Stock at less than the Current Market Price per share of Common Stock on the date fixed for the determination of shareholders entitled to receive such rights, options, warrants or other securities, and in determining the aggregate price payable to exercise such rights, options, warrants or other securities, there shall be taken into account any consideration the Company receives for such rights, options, warrants or other securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.
(iii)    If outstanding shares of the Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, each Fixed Settlement Rate in effect at the open of business on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of the Common Stock shall each be combined or reclassified into a smaller number of shares of Common Stock, each Fixed Settlement Rate in effect at the open of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced.
(iv)    If the Company, by dividend or otherwise, distributes to all or substantially all holders of the Common Stock evidences of the Company’s indebtedness, assets, or securities or any rights, options or warrants (or similar securities) to subscribe for, purchase or otherwise acquire evidences of the Company’s indebtedness, other assets or property of the Company or other securities (but excluding any rights, options, warrants or other securities referred to in clause (ii) of this Section 5.05(a), any dividend or distribution paid exclusively in cash referred to in clause (v) below of this Section 5.05(a) (in each case, whether or not an adjustment to the Fixed Settlement Rates is required by such clause), and any dividend paid in shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company in the case of a Spin-Off referred to below, or dividends or distributions referred to in clause (i) of this Section 5.05(a)), each Fixed Settlement Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such dividend or distribution shall be increased by dividing each Fixed Settlement Rate by a fraction,
(A)    the numerator of which shall be the Current Market Price calculated as of the date fixed for such determination less the then fair market value (as determined in good faith by the Board of Directors) of the portion of the assets, securities or evidences of indebtedness so distributed applicable to one share of the Common Stock; and
(B)    the denominator of which shall be such Current Market Price.
Any increase made under the portion of this clause (iv) shall become effective immediately after the close of business on the date fixed for the determination of shareholders entitled to receive such dividend or distribution. Notwithstanding the foregoing, if the fair market value (as determined in good faith by the Board of Directors) of the portion of the assets, securities or evidences of indebtedness so distributed applicable to one share of the Common Stock exceeds the Current Market Price of the Common Stock on the date fixed for the determination of shareholders entitled to receive such distribution, in lieu of the foregoing increase, each Holder shall receive, for each Purchase Contract included in such Holder’s Units, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of such distributed assets, securities or evidences of indebtedness that such Holder would have received if such Holder owned a number of shares of the Common Stock equal to the Maximum Settlement Rate on the record date for such dividend or distribution.
In the case of the payment of a dividend or other distribution on the Common Stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company, which are or will, upon issuance, be listed on a U.S. securities exchange or quotation system (a “Spin-Off”), each Fixed Settlement Rate in effect immediately before the close of business on the date fixed for determination of shareholders entitled to receive such dividend or distribution will be increased by dividing each Fixed Settlement Rate by a fraction,
(A)    the numerator of which is the Current Market Price; and
(B)    the denominator of which is such Current Market Price, plus the Fair Market Value (determined as set forth below) of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock.
The adjustment to each Fixed Settlement Rate under the immediately preceding paragraph will occur on (A) the 10th Trading Day from, and including, the effective date of the Spin-Off; or (B) if the Spin-Off is effected simultaneously with an Initial Public Offering of the securities being distributed in the Spin-Off and the Ex-Date for the Spin-Off occurs on or before the date that the Initial Public Offering price of the securities being distributed in the Spin-Off is determined, the issue date of the securities being offered in such Initial Public Offering. For purposes of this section, “Initial Public Offering” means the first time securities of the same class or type as the securities being distributed in the Spin-Off are offered to the public for cash.

Subject to the immediately following paragraph, the “Fair Market Value” of the securities to be distributed to holders of Common Stock means the average of the closing sale prices of those securities on the principal U.S. securities exchange or quotation system on which such securities are listed or quoted at that time over the first 10 Trading Days following the effective date of the Spin-Off. For purposes of such a Spin-Off, the “Current Market Price” of the Common Stock means the average of the closing sale prices of the Common Stock on the principal U.S. securities exchange or quotation system on which the Common Stock is listed or quoted at that time over the first 10 Trading Days following the effective date of the Spin-Off.
If, however, an Initial Public Offering of the securities being distributed in the Spin-Off is to be effected simultaneously with the Spin-Off and the Ex-Date for the Spin-Off occurs on or before the date that the Initial Public Offering price of the securities being distributed in the Spin-Off is determined, the “Fair Market Value” of the securities being distributed in the Spin-Off means the Initial Public Offering price, while the “Current Market Price” of the Common Stock means the closing sale price of the Common Stock on the principal U.S. securities exchange or quotation system on which the Common Stock is listed or quoted at that time on the Trading Day on which the Initial Public Offering price of the securities being distributed in the Spin-Off is determined.
If any dividend or distribution described in this clause (iv) is declared but not so paid or made, the new Fixed Settlement Rates shall be readjusted, as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Fixed Settlement Rates that would then be in effect if such dividend or distribution had not been declared.
For purposes of this clause (iv) (and subject in all respect to clause (x) below), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s capital stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (a) are deemed to be transferred with such shares of the Common Stock; (b) are not exercisable; and (c) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this clause (iv) (and no adjustment to the Fixed Settlement Rates under this clause (iv) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Fixed Settlement Rates shall be made under this clause (iv). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Agreement, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Fixed Settlement Rates under this clause (iv) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Fixed Settlement Rates shall be readjusted as if such rights, options or warrants had not been issued and (y) the Fixed Settlement Rates shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Fixed Settlement Rates shall be readjusted as if such rights, options and warrants had not been issued.
For purposes of clause (i), clause (ii) and this clause (iv), if any dividend or distribution to which this clause (iv) is applicable also includes one or both of:
(A)    a dividend or distribution of shares of Common Stock to which clause (i) is applicable (the “Clause (i) Distribution”); or
(B)    a dividend or distribution of rights, options, warrants or other securities to which clause (ii) is applicable (the “Clause (ii) Distribution”), then, in either case, (1) such dividend or distribution, other than the Clause (i) Distribution and the Clause (ii) Distribution, shall be deemed to be a dividend or distribution to which this clause (iv) is applicable (the “Clause (iv) Distribution”) and any Fixed Settlement Rate adjustment required by this clause (iv) with respect to such Clause (iv) Distribution shall then be made, and (2) the Clause (i) Distribution and Clause (ii) Distribution shall be deemed to immediately follow the Clause (iv) Distribution and any Fixed Settlement Rate adjustment required by clause (i) and clause (ii) with respect thereto shall then be made, except that, if determined by the Company (I) the record date of the Clause (i) Distribution and the Clause (ii) Distribution shall be deemed to be the record date of the Clause (iv) Distribution and (II) any shares of Common Stock included in the Clause (i) Distribution or Clause (ii) Distribution shall be deemed not to be “outstanding at the close of business on the date fixed for such determination” within the meaning of clause (i) or clause (ii).
(v)    If the Company, by dividend or otherwise, makes distributions to all or substantially all holders of the Common Stock exclusively in cash during any quarterly period in an amount that exceeds $1.0125 per share per quarter in the case of a regular quarterly dividend (such per share amount being referred to as the “Reference Dividend,” which shall be adjusted proportionally for any change in frequency of the Company’s regular dividends), then immediately after the close of business on the date fixed for determination of the shareholders entitled to receive such distribution, each Fixed Settlement Rate in effect immediately prior to the close of business on such date shall be increased by dividing each Fixed Settlement Rate by a fraction,
(A)    the numerator of which shall be equal to the Current Market Price on the date fixed for such determination less the amount, if any, by which the per share amount of the distribution exceeds the Reference Dividend; and

(B)    the denominator of which shall be equal to such Current Market Price.
Such increase shall become effective immediately after the close of business on the date fixed for determination of the shareholders entitled to receive such distribution. Notwithstanding the foregoing, if (x) the amount by which the per share amount of the cash distribution exceeds the Reference Dividend exceeds (y) the Current Market Price of the Common Stock on the date fixed for the determination of shareholders entitled to receive such distribution, in lieu of the foregoing increase, each Holder shall receive, for each Purchase Contract included in such Holder’s Units, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of distributed cash that such Holder would have received if such Holder owned a number of shares of the Common Stock equal to the Maximum Settlement Rate on the record date for such cash distribution. If such distribution is declared but not so paid or made, each Fixed Settlement Rate shall be decreased, effective as of the date the Board of Directors determines not to pay or make such distribution, to the Fixed Settlement Rate that would then be in effect if such distribution had not been declared.
The Reference Dividend will be subject to an inversely proportional adjustment (determined in the same manner as the adjustment to the Reference Price and Threshold Appreciation Price set forth below in clause (vii) of this Section 5.05(a)) whenever each Fixed Settlement Rate is adjusted, other than pursuant to this clause (v). For the avoidance of doubt, the Reference Dividend shall be zero in the case of a cash dividend that is not a regular quarterly dividend.
(vi)    In the case that a tender offer or exchange offer made by the Company or any subsidiary thereof for all or any portion of shares of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to shareholders (based on the acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of Purchased Shares) of an aggregate consideration having a fair market value per share of the Common Stock that exceeds the Closing Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, then, immediately prior to the open of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as amended through the expiration thereof), each Fixed Settlement Rate in effect immediately prior to the close of business on the date of the Expiration Time shall be increased by dividing each Fixed Settlement Rate, by a fraction,
(A)    the numerator of which shall be equal to (x) the product of (i) the Current Market Price on the date of the Expiration Time and (ii) the number of shares of Common Stock outstanding (including any Purchased Shares) on the date of the Expiration Time less (y) the amount of cash, plus the fair market value of the aggregate consideration payable to shareholders pursuant to the tender offer or exchange offer (assuming the acceptance of Purchased Shares); and
(B)    the denominator of which shall be equal to the product of (x) the Current Market Price on the date of the Expiration Time and (y) the result of (i) the number of shares of the Common Stock outstanding (including any Purchased

Shares) on the date of the Expiration Time less (ii) the number of all shares validly tendered, not withdrawn and accepted for payment on the date of the Expiration Time (such actually validly tendered or exchanged shares, up to any maximum acceptance amount specified by the Company in the terms of the tender offer or exchange offer, the “Purchased Shares”).
In the event the Company is, or one of the Company’s subsidiaries is, obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but the Company is, or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Settlement Rate shall be readjusted to the Fixed Settlement Rate that would then be in effect if such tender or exchange offer had not been made.
(vii)    (1) If any adjustments are made to the Fixed Settlement Rates pursuant to this Section 5.05(a), an adjustment shall also be made to the Reference Price and the Threshold Appreciation Price solely to determine which of the clauses of the definition of Settlement Rate in Section 5.01(a) will be applicable to determine the Settlement Rate with respect to the Purchase Contract Settlement Date or any Fundamental Change Early Settlement Date. Such adjustment shall be made by multiplying the Reference Price by a fraction, the numerator of which is the Maximum Settlement Rate immediately before such adjustment and the denominator of which shall be the Maximum Settlement Rate immediately after such adjustment and by multiplying the Threshold Appreciation Price by a fraction, the numerator of which is the Minimum Settlement Rate immediately before such adjustment and the denominator of which shall be the Minimum Settlement Rate immediately after such adjustment (rounded, in each case, to the nearest $0.0001). In addition, if any adjustment to the Fixed Settlement Rates becomes effective, or any effective date, Expiration Time, Ex-Date or record date for any stock subdivision, split, combination or reclassification, tender or exchange offer, issuance, dividend or distribution (relating to a required Fixed Settlement Rate adjustment) occurs, during the period beginning on, and including, (i) the open of business on a first Trading Day of the Market Value Averaging Period or (ii) in the case of Early Settlement or Fundamental Change Early Settlement, the relevant Early Settlement Date or the date on which the Fundamental Change Early Settlement Right is exercised and, in each case, ending on, and including, the date on which the Company delivers shares of Common Stock under the related Purchase Contract, the Company shall make appropriate adjustments to the Fixed Settlement Rates and/or the number of shares of Common Stock deliverable upon settlement of the Purchase Contract, in each case, consistent with the methodology used to determine the anti-dilution adjustments set forth above in paragraphs (a)(i) to (a)(vi) of this Section 5.05. If any adjustment to the Fixed Settlement Rates becomes effective, or any effective date, Expiration Time, Ex-Date or record date for any stock subdivision, split, combination or reclassification, tender or exchange offer, issuance, dividend or distribution (relating to a required Fixed Settlement Rate adjustment) occurs, during the period used to determine the Stock Price or any other averaging period hereunder, the Company shall make appropriate adjustments to the applicable prices, consistent with the methodology used to determine the anti-dilution adjustments set forth above in paragraphs (a)(i) to (a)(vi) of this Section 5.05.

(1)    No adjustment to the Fixed Settlement Rates will be made pursuant to this Section 5.05(a) if Holders participate, as a result of holding the Units and without having to settle the Purchase Contracts that form part of the Units, in the transaction that would otherwise give rise to an adjustment as if they held a number of shares of the Common Stock per Unit equal to the Maximum Settlement Rate, at the same time and upon the same terms as the holders of Common Stock participate in the transaction.
(viii)    All adjustments to the Fixed Settlement Rates shall be calculated by the Company to the nearest 1/10,000th of a share of Common Stock. No adjustment to the Fixed Settlement Rates shall be required unless such adjustment would require an increase or decrease of at least one percent in one or both Fixed Settlement Rates; provided that if any adjustment is not required to be made because it would not change one or both of the Fixed Settlement Rates by at least one percent, the adjustment shall be carried forward and taken into account in any subsequent adjustment; provided further that notwithstanding whether or not such one percent threshold shall have been met, all such adjustments under this Section 5.05(a) shall be made no later than the time at which the Company is required to determine the relevant Settlement Rate or amount of Make-Whole Shares (if applicable) in connection with any settlement of the Purchase Contracts pursuant to Section 5.01, Section 5.05(b)(ii) or Section 5.08.
(ix)    The Company may increase the Fixed Settlement Rates, in addition to those required by this Section 5.05(a), if the Board of Directors deems it advisable in order to avoid or diminish any income tax to any holders of Common Stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons. The Company may only make such a discretionary adjustment if the Company makes the same proportionate adjustment to each Fixed Settlement Rate. Any such discretionary adjustment must be in effect for at least 20 Business Days, and the Company shall deliver written notice of the amount of such increase and the number of days for which it will be in effect to the Holders and Purchase Contract Agent at least 15 days prior to such adjustment taking effect.
(x)    To the extent the Company has a shareholder rights plan involving the issuance of share purchase rights or other similar rights (the “Rights”) to all or substantially all holders of the Common Stock in effect upon settlement of a Purchase Contract, a Holder shall be entitled to receive upon settlement of any Purchase Contract, in addition to the shares of Common Stock issuable upon settlement of such Purchase Contract, the related Rights for the Common Stock under the shareholder rights plan, unless prior to such settlement, such Rights under the shareholder rights plan have separated from the Common Stock, in which case each Fixed Settlement Rate shall be adjusted at the time of separation as if the Company made a distribution to all holders of the Common Stock as provided in Section 5.05(a)(iv), subject to readjustment in the event of the expiration, termination or redemption of the Rights.
(b)    (i) Following the effective date of a Reorganization Event, the Settlement Rate shall be determined by reference to the value of an Exchange Property Unit, and the Company shall deliver, upon settlement of any Purchase Contract, a number of Exchange Property Units equal to the number of shares of Common Stock that the Company would otherwise be required to deliver hereunder. An “Exchange Property Unit” is the kind and amount of common stock, other securities, other property or assets (including cash or any combination thereof) receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distributions thereon that have a record date that is prior to the applicable Settlement Date) per share of Common Stock by a holder of Common Stock that is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by a Constituent Person and/or the Affiliates of a Constituent Person, on the one hand, and non-Affiliates of a Constituent Person, on the other hand. In the event holders of Common Stock (other than any Constituent Person or Affiliate thereof) have the opportunity to elect the form of consideration to be received in such transaction, the Exchange Property Unit that Holders of the Corporate Units or Treasury Units are entitled to receive shall be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make an election or (y) if no holders of the Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of Common Stock.
In the event of such a Reorganization Event, the Person formed by such consolidation or merger or the Person that acquires the assets of the Company shall execute and deliver to the Purchase Contract Agent an agreement supplemental hereto providing that the Holder of each Unit that remains Outstanding after the Reorganization Event (if any) shall have the rights provided by this Section 5.05(b). Such supplemental agreement shall provide for adjustments to the amount of any securities constituting all or a portion of an Exchange Property Unit and/or adjustments to the Fixed Settlement Rates, which, for events subsequent to the effective date of such Reorganization Event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.05. The provisions of this Section 5.05(b)(i) shall similarly apply to successive Reorganization Events.
When the Company executes a supplemental agreement pursuant to this Section 5.05(b)(i), the Company shall promptly file with the Purchase Contract Agent an Officers’ Certificate and an Opinion of Counsel briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise an Exchange Property Unit after any such Reorganization Event, any adjustments to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly mail notice thereof to all Holders. The Company shall cause notice of the execution of such supplemental agreement to be mailed to each Holder within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental agreement. The Company shall not become a party to any Reorganization Event unless its terms are consistent with this Section 5.05(b)(i).
In connection with any Reorganization Event, the Reference Dividend shall be subject to adjustment as described in clause (A), clause (B) or clause (C) below, as the case may be.

(A)    In the case of a Reorganization Event in which the Exchange Property Unit (determined, as appropriate, as set forth above and excluding any dissenters’ appraisal rights) is composed entirely of shares of common stock (the “Merger Common Stock”), the Reference Dividend at and after the effective time of such Reorganization Event will be equal to (x) the Reference Dividend immediately prior to the effective time of such Reorganization Event, divided by (y) the number of shares of Merger Common Stock that a holder of one share of Common Stock would receive in such Reorganization Event (such quotient rounded to the nearest $0.0001).
(B)    In the case of a Reorganization Event in which the Exchange Property Unit (determined, as appropriate, as set forth above and excluding any dissenters’ appraisal rights) is composed in part of shares of Merger Common Stock, the Reference Dividend at and after the effective time of such Reorganization Event will be equal to (x) the Reference Dividend immediately prior to the effective time of such Reorganization Event, multiplied by (y) the Merger Valuation Percentage for such Reorganization Event (such product rounded to the nearest $0.0001).
(C)    For the avoidance of doubt, in the case of a Reorganization Event in which the Exchange Property Unit (determined, as appropriate, as set forth above and excluding any dissenters’ appraisal rights) is composed entirely of consideration other than shares of common stock, the Reference Dividend at and after the effective time of such Reorganization Event will be equal to zero.
For purposes of calculating the “value” of an Exchange Property Unit, or any cash, securities or other property included therein, for purposes of (I) this Section 5.05(b)(i) and (II) the definitions of “Merger Valuation Percentage” and “Fundamental Change,” (x) the value of any cash shall be the face amount thereof, (y) the value of any common stock shall be (A) in the case of clause (I) above, the average of the volume-weighted average prices of such common stock on each Trading Day during the Market Value Averaging Period (subject to Section 5.05(a)(vii)(1)) and (B) in the case of clause (II) above, the Closing Price of such common stock (determined as if references in the definition of “Closing Price” to “Common Stock” referred instead to such common stock) on the relevant effective date (or, if such day is not a Trading Day, the immediately following Trading Day) and (z) the value of any other property, including securities other than any such common stock, included in the Exchange Property Unit, shall be the fair market value of such property over the Market Value Averaging Period, in the case of clause (I) above, or on the applicable effective date (or, if such day is not a Trading Day, the immediately following Trading Day), in the case of clause (II) above (in each case, as determined in good faith by the Board of Directors, whose determination shall be described in a Board Resolution).
(i)    If a Fundamental Change occurs prior to the 20th Business Day preceding the Purchase Contract Settlement Date, then following such Fundamental Change, each Holder of a Purchase Contract shall have the right (“Fundamental Change Early Settlement Right”) to accelerate and settle (“Fundamental Change Early Settlement”) such Purchase Contract, other than during a Blackout Period and upon the conditions set forth below, on the Fundamental Change Early Settlement Date at the Settlement Rate determined as if the Applicable Market Value equaled the Stock Price (as defined below), plus an additional make-whole amount of shares of Common Stock (the “Make-Whole Shares”), subject to adjustment under Section 5.05(a)(vii), and receive payment of cash in lieu of any fraction of a share, as provided in Section 5.09; provided that no Fundamental Change Early Settlement will be permitted pursuant to this Section 5.05(b)(ii) unless, at the time such Fundamental Change Early Settlement is effected, there is an effective Registration Statement with respect to any securities to be issued and delivered in connection with such Fundamental Change Early Settlement, if such a Registration Statement is required (in the view of counsel, which need not be in the form of a written opinion, for the Company) under the Securities Act. If such a Registration Statement is so required, (A) the Company shall, promptly after the date on which the Holder attempts to effect a Fundamental Change Early Settlement, so notify such Holder, and (B) the Company agrees to use its commercially reasonable efforts to (x) have in effect throughout the Fundamental Change Exercise Period a Registration Statement covering the Common Stock and other securities, if any, to be delivered in respect of the Purchase Contracts being settled and (y) provide a Prospectus in connection therewith, in each case, in a form that may be used in connection with such Fundamental Change Early Settlement (it being understood that for so long as there is a material business transaction or development that has not yet been publicly disclosed (but in no event for a period longer than 90 days), the Company shall not be required to file such Registration Statement or provide such a Prospectus, and a Fundamental Change Early Settlement Right will not be available, until the Company has publicly disclosed such transaction or development; provided that the Company shall use commercially reasonable efforts to make such disclosure as soon as it is commercially reasonable to do so). In the event that a Holder seeks to exercise its Fundamental Change Early Settlement Right and a Registration Statement is required to be effective in connection with the exercise of such right but no such Registration Statement is then effective or a Blackout Period is continuing, the Holder’s exercise of such right shall be void unless and until such a Registration Statement is effective and no Blackout Period is continuing. The Fundamental Change Exercise Period shall be extended by the number of days during such period on which no such Registration Statement is effective or a Blackout Period is continuing (provided that the Fundamental Change Exercise Period shall not be extended beyond the fourth Business Day preceding the Purchase Contract Settlement Date) and the Fundamental Change Early Settlement Date shall be postponed to the third Business Day following the end of the Fundamental Change Exercise Period. If, but for the proviso contained in the immediately preceding sentence, the Fundamental Change Early Settlement Date would occur on or after the Purchase Contract Settlement Date, the Company shall deliver to all Holders of Units on the Purchase Contract Settlement Date the applicable number of Make-Whole Shares in addition to a number of shares equal to the Settlement Rate, determined as if the Applicable Market Value were equal to the relevant Stock Price.
The Company shall provide written notice to Holders of Units and the Purchase Contract Agent of the completion of a Fundamental Change within 10 Business Days after the Effective Date (as hereinafter defined) of a Fundamental Change, which shall specify (i) an early settlement date (subject to postponement, as set forth above, the “Fundamental Change Early Settlement Date”), which shall be at least 10 days after the date of the notice but no later than the earlier of (A) 20 days after the date of such notice and (B) one Business Day prior to the Purchase Contract Settlement Date, on which date the Company will deliver shares of Common Stock (or cash, securities and/or other consideration, if applicable) to Holders who exercise the Fundamental Change Early Settlement Right, (ii) the date by which Holders must exercise the Fundamental Change Early Settlement Right, (iii) the applicable Settlement Rate and number of Make-Whole Shares, (iv) the amount and kind (per share of Common Stock) of cash, securities and/or other consideration receivable by the Holder upon settlement and (v) the amount of accrued and unpaid Contract Adjustment Payments (including any deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon), if any, that will be paid upon settlement to Holders exercising the Fundamental Change Early Settlement Right.
Corporate Units Holders and Treasury Units Holders may only effect Fundamental Change Early Settlement pursuant to this Section 5.05(b)(ii) in integral multiples of 20 Corporate Units or Treasury Units, as the case may be; provided that if Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in Notes as a component of the Corporate Units, Corporate Units Holders may only effect Fundamental Change Early Settlement pursuant to this Section 5.05(b)(ii) in multiples of 32,000 Corporate Units.
In order to exercise the Fundamental Change Early Settlement Right with respect to any Purchase Contracts, the Holder of the Certificate evidencing Units shall deliver to the Purchase Contract Agent at the Corporate Trust Office, during the period beginning on the date the Company delivers notice that a Fundamental Change has occurred and ending at 4:00 p.m., New York City time, on the third Business Day immediately preceding the Fundamental Change Early Settlement Date (such period, subject to extension as set forth above, the “Fundamental Change Exercise Period”) a notice of such election in the form attached thereto and such Certificate evidencing its Corporate Units or Treasury Units if they are held in certificated form, duly endorsed for transfer to the Company or in blank with the form of Election to Fundamental Change Early Settlement on the reverse thereof duly completed, and payment of the Purchase Price for each Purchase Contract being settled in immediately available funds.
In the event that Units are held by or through DTC or another Depository, the exercise of the right to effect Fundamental Change Early Settlement shall occur in conformity with the Applicable Procedures and standing arrangements between DTC or such Depository and the Purchase Contract Agent.
Upon receipt of any such Certificate and payment of such funds, the Purchase Contract Agent shall pay the Company from such funds the related Purchase Price pursuant to the terms of the related Purchase Contracts, and notify the Collateral Agent that all the conditions necessary for a Fundamental Change Early Settlement by a Holder of Units have been satisfied pursuant to which the Purchase Contract Agent has received from such Holder, and paid to the Company, as confirmed in writing by the Company, the related Purchase Price.
Upon receipt by the Collateral Agent of the notice from the Purchase Contract Agent set forth in the preceding paragraph, the Collateral Agent shall release from the Pledge, (1) the Notes underlying the Pledged Applicable Ownership Interests in Notes or the Pledged Applicable Ownership Interests in the Treasury Portfolio, as the case may be, in the case of a Holder of Corporate Units, or (2) the Pledged Treasury Securities, in the case of a Holder of Treasury Units, in each case relating to the Units containing the Purchase Contracts as to which such Holder has elected to effect

Fundamental Change Early Settlement, and shall instruct the Securities Intermediary to Transfer all such Pledged Applicable Ownership Interests in the Treasury Portfolio (and the related Applicable Ownership Interests in the Treasury Portfolio as specified in clause (ii) of the definition thereof) or Notes underlying Pledged Applicable Ownership Interests in Notes or Pledged Treasury Securities, as the case may be, to the Purchase Contract Agent for distribution to such Holder, in each case free and clear of the Pledge created hereby.
If a Holder exercises the Fundamental Change Early Settlement Right in accordance with the provisions of this Section 5.05(b)(ii), the Company will deliver (or will cause the Purchase Contract Agent to deliver) to the Holder on the Fundamental Change Early Settlement Date for each Purchase Contract with respect to which such Holder has elected Fundamental Change Early Settlement:
(A)    a number of shares of Common Stock (or Exchange Property Units, if applicable) equal to the Settlement Rate determined pursuant to the first paragraph of this Section 5.05(b)(ii), plus the applicable Make-Whole Shares determined as set forth in Section 5.05(b)(iii);
(B)    the amount of any accrued and unpaid Contract Adjustment Payments (including any deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon) to, but excluding, the Fundamental Change Early Settlement Date, unless the date on which the Fundamental Change Early Settlement Right is exercised occurs following any Record Date and prior to the related scheduled Contract Adjustment Payment Date, and the Company is not deferring the related Contract Adjustment Payment, in which case the Company shall instead pay all accrued and unpaid Contract Adjustment Payments to the Holder as of such Record Date;
(C)    the Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, related to each Unit with respect to which the Holder is effecting a Fundamental Change Early Settlement, free and clear of the Pledge created hereby; and
(D)    if so required under the Securities Act, a Prospectus as contemplated by this Section 5.05(b)(ii).
The Corporate Units or the Treasury Units of the Holders who do not elect Fundamental Change Early Settlement in accordance with the foregoing will continue to remain Outstanding and be subject to settlement on the Purchase Contract Settlement Date in accordance with the terms hereof. In the event that Fundamental Change Early Settlement is effected with respect to Purchase Contracts underlying less than all the Units evidenced by a Certificate, upon such Fundamental Change Early Settlement, the Company shall execute and the Purchase Contract Agent shall execute on behalf of the Holder, authenticate and deliver to the Holder thereof, at the expense of the Company, a Certificate evidencing the Units as to which Fundamental Change Early Settlement was not effected.

(i)    The number of Make-Whole Shares per Purchase Contract deliverable upon a Fundamental Change Early Settlement will be calculated by the Company and will be determined by reference to the table below, based on the date on which the Fundamental Change occurs or becomes effective (the “Effective Date”) and the Stock Price in such Fundamental Change. The “Stock Price” in such Fundamental Change will be:
(A)    if holders of Common Stock receive only cash in a Fundamental Change described in clause (b) of the definition of Fundamental Change, the cash amount paid per share of the Common Stock; and
(B)    otherwise, the average of the Closing Prices of the Common Stock over the 20 Trading Day period ending on the Trading Day immediately preceding the Effective Date of such Fundamental Change.
The Stock Prices set forth in the second row of the table (i.e., the column headers) shall be adjusted upon the occurrence of those events set forth in Section 5.05(a) requiring anti-dilution adjustments to the Fixed Settlement Rates. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable Fixed Settlement Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the same Fixed Settlement Rate as so adjusted. Each of the Make-Whole Shares amounts in the table will be subject to adjustment in the same manner and at the same time as the Fixed Settlement Rates as set forth under Section 5.05(a).

Stock Price on Effective Date

Effective Date	$45.00	$65.00	$85.00	$105.00	$126.00	$140.00	$157.50	$190.00	$225.00	$260.00	$295.00	$330.00	$365.00	$400.00
November 1, 2019	0.0933	0.0634	0.0450	0.0259	0.0000	0.0278	0.0518	0.0329	0.0231	0.0184	0.0156	0.0136	0.0120	0.0108
November 1, 2020	0.0632	0.0431	0.0312	0.0171	0.0000	0.0188	0.0414	0.0228	0.0153	0.0122	0.0105	0.0092	0.0081	0.0073
November 1, 2021	0.0321	0.0219	0.0164	0.0092	0.0000	0.0095	0.0283	0.0110	0.0073	0.0061	0.0053	0.0046	0.0041	0.0037
November 1, 2022	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Price and Effective Date applicable to a Fundamental Change may not be set forth on the table, in which case:
(1)    if the Stock Price is between two Stock Prices on the table or the Effective Date is between two Effective Dates on the table, the amount of Make-Whole Shares will be determined by straight line interpolation between the Make-Whole Share amounts set forth for the higher and lower Stock Prices and the earlier and later Effective Dates based on a 365-day year, as applicable;
(2)    if the Stock Price is in excess of $400.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the second row of the table as set forth above), then the Make-Whole Share amount will be zero; and

(3)    if the Stock Price is less than $45.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the second row of the table as set forth above), (the “Minimum Stock Price”), then the Make-Whole Share amount will be determined as if the Stock Price equaled the Minimum Stock Price, using straight line interpolation, as set forth in clause (1) above, if the Effective Date is between two Effective Dates on the table.
(c)    The Fixed Settlement Rates shall not be adjusted (subject to Section 5.05(a)(ix)):
(1)    upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
(2)    upon the issuance of options, restricted stock or other awards in connection with any employment contract, executive compensation plan, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors or the exercise of such options or other awards;
(3)    upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued;
(4)    for a change in the par value or no par value of the Common Stock; or
(5)    for accumulated and unpaid Contract Adjustment Payments.
(d)    All calculations and determinations pursuant to this Section 5.05 shall be made by the Company or its agent in good faith and the Purchase Contract Agent shall have no responsibility with respect to such calculations and determinations.
Section 5.06.    Notice of Adjustments and Certain Other Events. (a) Whenever the Fixed Settlement Rates are adjusted as herein provided, the Company shall, as soon as practicable following the occurrence of an event that requires an adjustment pursuant to Section 5.05 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware):
(i)    compute each adjusted Fixed Settlement Rate in accordance with Section 5.05 and prepare and transmit to the Purchase Contract Agent an Officers’ Certificate setting forth each adjusted Fixed Settlement Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and
(ii)    provide a written notice to the Holders of the Units and the Purchase Contract Agent of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to each Fixed Settlement Rate was determined and setting forth each adjusted Fixed Settlement Rate.

(b)    The Purchase Contract Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment of each Fixed Settlement Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Purchase Contract Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Section 5.06(a)(i) and any adjustment contained therein and the Purchase Contract Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such Officers’ Certificate. The Purchase Contract Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, which may at the time be issued or delivered with respect to any Purchase Contract; and the Purchase Contract Agent makes no representation with respect thereto. The Purchase Contract Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to a Purchase Contract or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 5.
Section 5.07.    Termination Event; Notice.
(a)    The Purchase Contracts and all obligations and rights of the Company and the Holders thereunder, including the Holders’ obligation and right to purchase and receive shares of Common Stock and to receive accrued and unpaid Contract Adjustment Payments (including any deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon)), shall immediately and automatically terminate, without the necessity of any notice or action by any Holder, the Purchase Contract Agent or the Company, if, prior to or on the Purchase Contract Settlement Date, a Termination Event shall have occurred. In the event of such a termination of the Purchase Contracts as a result of a Termination Event, Holders of such Purchase Contracts will not have a claim in bankruptcy under the Purchase Contract with respect to the Company’s issuance of shares of Common Stock or the right to receive Contract Adjustment Payments.
(b)    Upon and after the occurrence of a Termination Event, the Units shall thereafter represent the right to receive the Notes (or security entitlements with respect thereto) underlying the Applicable Ownership Interests in Notes, the Treasury Securities or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, forming part of such Units, and any other Collateral, in each case, in accordance with the provisions of Section 3.15. Upon the occurrence of a Termination Event, (i) the Company shall promptly thereafter give written notice to the Purchase Contract Agent, the Collateral Agent and the Holders, at their addresses as they appear in the Security Register and (ii) the Collateral Agent shall, in accordance with Section 3.15, release the Notes (or security entitlements with respect thereto) underlying the Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) forming a part of each Corporate Unit or the Treasury Securities forming a part of each Treasury Unit, as the case may be, and any other Collateral from the Pledge.
Section 5.08.    Early Settlement. (a) Subject to and upon compliance with the provisions of this Section 5.08, at the option of the Holder thereof, Purchase Contracts underlying Units may be settled early (“Early Settlement”) at any time prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date, other than during a Blackout Period; provided that no Early Settlement will be permitted unless, at the time such Early Settlement is effected, there is an effective Registration Statement with respect to any securities to be issued and delivered in connection with such Early Settlement, if such a Registration Statement is required (in the view of counsel, which need not be in the form of a written opinion, for the Company) under the Securities Act. If such a Registration Statement is so required, (A) the Company shall, promptly after the date on which the Holder attempts to effect an Early Settlement, so notify such Holder, and (B) the Company agrees to use its commercially reasonable efforts to (i) have in effect a Registration Statement covering those shares of Common Stock and other securities, if any, to be delivered in respect of the Purchase Contracts being settled and (ii) provide a Prospectus in connection therewith, in each case, in a form that may be used in connection with such Early Settlement (it being understood that if there is a material business transaction or development that has not yet been publicly disclosed, the Company shall not be required to file such Registration Statement or provide such a Prospectus, and the right to effect Early Settlement will not be available, until the Company has publicly disclosed such transaction or development; provided that the Company shall use commercially reasonable efforts to make such disclosure as soon as it is commercially reasonable to do so). In the event that a Holder seeks to exercise its right to effect Early Settlement and a Registration Statement is required to be effective in connection with the exercise of such right but no such Registration Statement is then effective, the Holder’s exercise of such right shall be void unless and until such a Registration Statement shall be effective.
(a)    In order to exercise the right to effect Early Settlement with respect to any Purchase Contracts, the Holder of the Certificate evidencing Units (in the case of Certificates in definitive certificated form) shall deliver, at any time prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date, other than during a Blackout Period, such Certificate to the Purchase Contract Agent at the Corporate Trust Office, duly endorsed for transfer to the Company or in blank with the form of Election to Settle Early in the form attached thereto duly completed and accompanied by payment (payable to the Company in immediately available funds) in an amount (the “Early Settlement Amount”) equal to:
(i)    (A) the Stated Amount, multiplied by (B) the number of Purchase Contracts with respect to which the Holder has elected to effect Early Settlement in accordance with this Section 5.08, plus
(ii)    if the Early Settlement Date occurs during the period from the close of business on any Record Date next preceding any Contract Adjustment Payment Date to the open of business on such Contract Adjustment Payment Date, an amount equal to the Contract Adjustment Payments payable on such Contract Adjustment Payment Date, unless the Company elected to defer Contract Adjustment Payments which would otherwise be payable on such Contract Adjustment Payment Date.
In the case of Book-Entry Interests, each Beneficial Owner electing Early Settlement must deliver the Early Settlement Amount to the Purchase Contract Agent along with a facsimile of the Election to Settle Early form duly completed, make book-entry transfer of such Book-Entry Interests and comply with the Applicable Procedures of the Depository.

If the foregoing requirements are first satisfied with respect to Purchase Contracts underlying any Units prior to 4:00 p.m., New York City time, on a Business Day, such day shall be the “Early Settlement Date” with respect to such Units and if such requirements are first satisfied at or after 4:00 p.m., New York City time, on a Business Day or on a day that is not a Business Day, the “Early Settlement Date” with respect to such Units shall be the next succeeding Business Day.
Upon the receipt of such Certificate and Early Settlement Amount from the Holder, the Purchase Contract Agent shall pay to the Company such Early Settlement Amount, the receipt of which payment the Company shall confirm in writing. The Purchase Contract Agent shall then notify the Collateral Agent that (A) such Holder has elected to effect an Early Settlement, which notice shall set forth the number of such Purchase Contracts as to which such Holder has elected to effect Early Settlement, and (B) the Purchase Contract Agent has received from such Holder, and paid to the Company as confirmed in writing by the Company, the related Early Settlement Amount.
Upon receipt by the Collateral Agent of the notice from the Purchase Contract Agent set forth in the preceding paragraph, the Collateral Agent shall release from the Pledge, (1) in the case of a Holder of Corporate Units, the Notes underlying the Pledged Applicable Ownership Interests in Notes, or the Pledged Applicable Ownership Interests in the Treasury Portfolio, as the case may be, relating to the Purchase Contracts to which Early Settlement is effected, or (2) in the case of a Holder of Treasury Units, Pledged Treasury Securities, in each case relating to the Units containing the Purchase Contracts as to which such Holder has elected to effect Early Settlement, and shall instruct the Securities Intermediary to Transfer all such Pledged Applicable Ownership Interests in the Treasury Portfolio (and the related Applicable Ownership Interests in the Treasury Portfolio as specified in clause (ii) of the definition thereof) or Notes underlying such Pledged Applicable Ownership Interests in Notes or Pledged Treasury Securities, as the case may be, to the Purchase Contract Agent for distribution to such Holder, in each case free and clear of the Pledge created hereby.
Holders of Corporate Units and Treasury Units may only effect Early Settlement pursuant to this Section 5.08 in integral multiples of 20 Corporate Units or 20 Treasury Units, as the case may be; provided that if Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in Notes as a component of the Corporate Units, Corporate Units Holders may only effect Early Settlement pursuant to this Section 5.08 in integral multiples of 32,000 Corporate Units.
(b)    Upon Early Settlement of Purchase Contracts by a Holder of the related Units, on the applicable Settlement Date:
(i)    such Holder shall be entitled to receive, and the Company will deliver to the Purchase Contract Agent for delivery to such Holder, a number of shares of Common Stock (or in the case of an Early Settlement following a Reorganization Event, a number of Exchange Property Units) equal to the applicable Minimum Settlement Rate as in effect on the Early Settlement Date for each Purchase Contract as to which Early Settlement is effected, subject to adjustment under Section 5.05(a)(vii), together with payment in lieu of any fraction of a share, as provided in Section 5.09;

(ii)    such Holder shall be entitled to receive, and the Securities Intermediary will deliver to the Purchase Contract Agent for delivery to such Holder, the Notes, the Applicable Ownership Interest in the Treasury Portfolio or the Treasury Securities, as the case may be, related to the related Corporate Units or Treasury Units, as the case may be, free and clear of the Company’s security interest; and
(iii)    the Holder will be entitled to receive, and the Company shall be obligated to pay, any accrued and unpaid Contract Adjustment Payments (including any accrued and unpaid deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon) to, but excluding, the Contract Adjustment Payment Date immediately preceding the Early Settlement Date; provided that, for the avoidance of doubt, the Purchase Contract Agent shall have no obligation to determine whether delivering such Prospectus is required under the Securities Act..
Upon any Early Settlement, the Holder’s right to receive future Contract Adjustment Payments and any accrued and unpaid Contract Adjustment Payments for the period since the most recent Contract Adjustment Payment Date (including any accrued and unpaid deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon) will terminate.
(c)    Reserved.
(d)    Upon Early Settlement of any Purchase Contracts, and subject to receipt of shares of Common Stock or Exchange Property Units from the Company and the Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, from the Securities Intermediary, as applicable, the Purchase Contract Agent shall on the applicable Settlement Date, in accordance with the instructions provided by the Holder thereof on the applicable form of Election to Settle Early on the reverse of the Certificate evidencing the related Units:
(i)    transfer to the Holder (or its designee) the Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, related to such Units,
(ii)    deliver to the Holder (or its designee) a certificate or certificates for the full number of shares of Common Stock or Exchange Property Units deliverable upon such Early Settlement, together with payment in lieu of any fraction of a share, as provided in Section 5.09, and
(iii)    if so required under the Securities Act, deliver a Prospectus for the shares of Common Stock or other securities deliverable upon such Early Settlement as contemplated by Section 5.08(a).
(e)    In the event that Early Settlement is effected with respect to Purchase Contracts underlying less than all the Units evidenced by a Certificate, upon such Early Settlement the Company shall execute and the Purchase Contract Agent shall execute on behalf of the Holder, authenticate and deliver to the Holder thereof, at the expense of the Company, a Certificate evidencing the Units as to which Early Settlement was not effected.

Section 5.09.    No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued or delivered upon settlement on the Purchase Contract Settlement Date, or upon Early Settlement or Fundamental Change Early Settlement of any Purchase Contracts. If Certificates evidencing more than one Purchase Contract shall be surrendered for settlement at one time by the same Holder, the number of full shares of Common Stock which shall be delivered upon settlement of such Purchase Contracts shall be computed on the basis of the aggregate number of Purchase Contracts evidenced by the Certificates so surrendered. Instead of any fractional share of Common Stock that would otherwise be deliverable upon settlement of any Purchase Contracts on the Purchase Contract Settlement Date, or upon Early Settlement or Fundamental Change Early Settlement, the Company, through the Purchase Contract Agent, shall make a cash payment in respect of such fractional interest in an amount equal to the percentage of a whole share represented by such fractional share, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the Purchase Contract Settlement Date (or, in the case of any Early Settlement or Fundamental Change Early Settlement, the Closing Price of the Common Stock on the Trading Day immediately preceding the relevant Settlement Date). The Company shall provide the Purchase Contract Agent from time to time with sufficient funds and instructions to permit the Purchase Contract Agent to make all cash payments required by this Section 5.09 in a timely manner.
Section 5.10.    Charges and Taxes. The Company will pay all stock transfer and similar taxes attributable to the initial issuance and delivery of the shares of Common Stock pursuant to the Purchase Contracts; provided that the Company shall not be required to pay any such tax or taxes which may be payable in respect of any exchange of or substitution for a Certificate evidencing a Unit or any issuance of a share of Common Stock in a name other than that of the registered Holder or Beneficial Owner of a Certificate surrendered in respect of the Units evidenced thereby, other than in the name of the Purchase Contract Agent, as custodian for such Holder or Beneficial Owner, and the Company shall not be required to issue or deliver such share certificates or Certificates unless or until the Person or Persons requesting the transfer or issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax either has been paid or is not payable.
Section 5.11.    Contract Adjustment Payments. (a) Subject to the provisions of this Section 5.11 and Section 5.12, the Company shall pay, on each Contract Adjustment Payment Date, the Contract Adjustment Payments payable in respect of each Purchase Contract to the Person in whose name the relevant Certificate is registered at the close of business on the Record Date relating to such Contract Adjustment Payment Date. The Contract Adjustment Payments will be payable at the office of the Purchase Contract Agent or its agent, which agent shall maintain an office in the Borough of Manhattan, The City of New York for that purpose; provided that, subject to any applicable laws and regulations, as long as the Units are in global form, the Contract Adjustment Payments shall be payable in accordance with Applicable Procedures of the Depository. If the book-entry system for the Units has been terminated, the Contract Adjustment Payments will be payable by check mailed to the address of the Person entitled thereto at such Person’s address as it appears on the Security Register, or, if such Person so requests and designates an account in writing to the Purchase Contract Agent at least five Business Days prior to the Contract Adjustment Payment Date, by wire transfer to such account. If any date on which Contract Adjustment Payments are to be made is not a Business Day, then payment of the Contract Adjustment Payments payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or payment in respect of any such delay). Contract Adjustment Payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The Contract Adjustment Payments will accrue from the date of this Agreement. For the avoidance of doubt, subject to the Company’s right to defer Contract Adjustment Payments pursuant to Section 5.12, each Holder on any Record Date shall be entitled to receive the full Contract Adjustment Payment due on the related Contract Adjustment Payment Date regardless of whether such Holder elects to settle the relevant Purchase Contract early (whether pursuant to Section 5.05(b)(ii) or Section 5.08) following such Record Date.
(a)    Upon the occurrence of a Termination Event, the Company’s obligation to pay future Contract Adjustment Payments (including any accrued and unpaid Contract Adjustment Payments) and any deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) shall cease.
(b)    Each Certificate delivered under this Agreement upon registration of transfer of or in exchange for or in lieu of (including as a result of a Collateral Substitution or the recreation of Corporate Units) any other Certificate shall carry the right to accrued and unpaid Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon), that was carried by the Purchase Contracts underlying such other Certificates.
(c)    The Company’s obligations (collectively, the “CAP Obligations”) with respect to Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon), if any, shall be subordinated and junior in right of payment to any existing and future Senior Indebtedness of the Company, including the Notes. The CAP Obligations shall rank on a parity with all other indebtedness and obligations of the Company that are so subordinated.
(d)    (i) In the event and during the continuation of any default beyond any grace period in the payment of principal of or interest on or any other monetary amounts due in respect of any Senior Indebtedness, or in the event that any other event of default with respect to any Senior Indebtedness shall have occurred and be continuing and shall have resulted in such Senior Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable and the Purchase Contract Agent has received written notice from the Company, from holders of Senior Indebtedness or from any trustee, representative or agent therefor, unless and until such event of default shall have been cured, waived or remedied or shall have ceased to exist and such acceleration shall have been rescinded or annulled or all amounts due on such Senior Indebtedness are paid in full in cash or other permitted consideration, or otherwise provided for, then no payment on account of the CAP Obligations shall be made by the Company.
(i)    Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest, if any, due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money or money’s worth in accordance with its terms, before any payment is made on account of the CAP Obligations, and upon any such dissolution, winding-up, liquidation or reorganization, any payment or distribution of assets of the Company on account of the CAP Obligations of any kind or character, whether in cash, property or securities, to which the Holders of the Units under the terms of this Agreement would be entitled, except for the provisions hereof, shall (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred by the provisions hereof upon the Senior Indebtedness and the holders thereof with respect to the Units and the Holders thereof by a lawful plan of reorganization under applicable bankruptcy law), be paid by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the Units if received by them, directly to the holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness (including interest thereon) in full, in money or money’s worth, in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the Holders of the Units on account of the CAP Obligations. The consolidation of the Company with, or a merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or sale of all or substantially all of its assets to another Person upon the terms and conditions provided in Article 9 shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 5.11(e).
(ii)    In the event that any payment or distribution of assets of the Company of any kind or character not permitted by Section 5.11(e)(i) or (ii), whether in cash, property or securities, shall be received by the Purchase Contract Agent or the Holders of the Units in respect of the CAP Obligations before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, upon written notice to the Purchase Contract Agent or, as the case may be, such Holder, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Nothing in the provisions of Section 5.11(d) through Section 5.11(o) shall apply to claims of, or payments to, the Purchase Contract Agent under or pursuant to Section 7.07.
(e)    From and after the payment in full of all Senior Indebtedness, in respect of the CAP Obligations the Holders of the Units (together with the holders of any other indebtedness of the Company which is subordinate in right of payment to the payment in full of all Senior Indebtedness, which is not subordinate in right of payment to the CAP Obligations and which by its terms grants such right of subrogation to the holder thereof) shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets or securities of the Company applicable to the Senior Indebtedness until the CAP Obligations shall be paid in full, and, for the purposes of such subrogation, no such payments or distributions to the holders of Senior Indebtedness of assets or securities, which otherwise would have been payable or distributable to Holders of the Units, shall, as between the Company, its creditors (other than the holders of Senior Indebtedness), and the Holders of the Units, be deemed to be a payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of Section 5.11(d) through Section 5.11(o) are and are intended solely for the purpose of defining the relative rights of the Holders of the Units in respect of the CAP Obligations, on the one hand, and the holders of the Senior Indebtedness, on the other hand, and nothing contained herein is intended to or shall impair as between the Company, its creditors (other than the holders of Senior Indebtedness), and the Holders of the Units, the obligation of the Company, which is unconditional and absolute, to pay to the Holders of the Units the Contract Adjustment Payments and deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon), if any, when they shall become due and payable in accordance with their terms, or to affect the relative rights of the Holders of the Units and creditors of the Company (other than the holders of the Senior Indebtedness), nor shall anything herein or therein prevent the Purchase Contract Agent or the Holders of the Units from exercising all remedies otherwise permitted by applicable law upon default hereunder with respect to the Units subject to the rights of the holders of Senior Indebtedness, under Section 5.11(e), to receive cash, property or securities of the Company otherwise payable or deliverable to the Purchase Contract Agent or the Holders of the Units or to a representative of such Holders, on their behalf.
Upon any distribution or payment in connection with any proceedings or sale referred to in Section 5.11(e), the Purchase Contract Agent and each Holder of the Units then Outstanding, shall be entitled to rely upon a certificate of the liquidating trustee or agent or other Person making any distribution or payment to the Purchase Contract Agent or such Holder for the purpose of ascertaining the holders of Senior Indebtedness entitled to participate in such payment or distribution, the amount of such Senior Indebtedness or the amount payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to the provisions of Section 5.11(d) through Section 5.11(o).
(f)    Nothing contained in the provisions of Section 5.11(d) through Section 5.11(o) or elsewhere in this Agreement, the Units or the Purchase Contracts shall prevent at any time the Company from making payments at any time on account of the CAP Obligations, except under the conditions described in Section 5.11(e) or during the pendency of any proceedings or sale therein referred to.
(g)    Each Holder of the Units by his acceptance thereof, whether upon original issue or upon transfer or assignment, authorizes and directs the Purchase Contract Agent on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provisions in Section 5.11(d) through Section 5.11(o) and appoints the Purchase Contract Agent his attorney-in-fact for any and all such purposes.

No rights of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Purchase Contract Agent or any Holder of the Units then Outstanding, or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any such holder, with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.
Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holders of the Units, without incurring responsibility to the Holders of the Units and without impairing or releasing the subordination provided in the provisions of Section 5.11(d) through Section 5.11(o) or the obligations of the Holders of the Units to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.
(h)    The Company shall give prompt written notice to the Purchase Contract Agent in the form of an Officers’ Certificate of any fact known to the Company which would prohibit the making of any payment of money to or by the Purchase Contract Agent on account of the CAP Obligations pursuant to the provisions of Section 5.11(d) through Section 5.11(o). Notwithstanding the provisions of Section 5.11(d) through Section 5.11(o) or any other provisions of this Agreement, the Purchase Contract Agent shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Purchase Contract Agent on account of the CAP Obligations pursuant to the provisions of Section 5.11(d) through Section 5.11(o), unless and until the Purchase Contract Agent shall have received at its Corporate Trust Office written notice thereof from the Company or a holder or holders of Senior Indebtedness or from any trustee therefor at least two Business Days prior to such payment date; and, prior to the receipt of any such written notice, the Purchase Contract Agent, shall be entitled in all respects to assume that no such facts exist.
The Purchase Contract Agent shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a trustee on behalf of such holder) to establish that such notice has been given by a holder of Senior Indebtedness or a trustee on behalf of any such holder. In the event that the Purchase Contract Agent determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to the provisions of Section 5.11(d) through Section 5.11(o), the Purchase Contract Agent may request such Person to furnish evidence to the reasonable satisfaction of the Purchase Contract Agent as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under the provisions of Section 5.11(d) through Section 5.11(o), and, if such evidence is not furnished, the

Purchase Contract Agent may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.
(i)    Upon any payment or distribution referred to in the provisions of Section 5.11(d) through Section 5.11(o), the Purchase Contract Agent and the Holders of the Units shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which a dissolution, winding up or total or partial liquidation or reorganization of the Company is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Purchase Contract Agent or to the Holders of the Units, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to the provisions of Section 5.11(d) through Section 5.11(o).
(j)    The Purchase Contract Agent shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall in good faith mistakenly pay over or distribute to Holders of the Units or to the Company or to any other Person cash, property or securities to which any holders of Senior Indebtedness shall be entitled by virtue of the provisions of Section 5.11(d) through Section 5.11(o) or otherwise.
(k)    Upon the maturity of the principal of any Senior Indebtedness by lapse of time, acceleration or otherwise, all matured principal of Senior Indebtedness and interest and premium, if any, thereon shall first be paid in full before any payment on account of the CAP Obligations is made upon the Purchase Contracts.
(l)    The Purchase Contract Agent in its individual capacity shall be entitled to all the rights set forth in the provisions of Section 5.11(d) through Section 5.11(o) with respect to any Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Agreement shall deprive the Purchase Contract Agent of any of its rights as such holder.
(m)    In case at any time any paying agent other than the Purchase Contract Agent shall have been appointed by the Company and be then acting hereunder, the term “Purchase Contract Agent” as used in the provisions of Section 5.11(d) through Section 5.11(o) shall in such case (unless the context shall otherwise require) be construed as extending to and including such paying agent within its meaning as fully for all intents and purposes as if such paying agent were named in the provisions of Section 5.11(d) through Section 5.11(o) in addition to or in place of the Purchase Contract Agent; provided that this Section 5.11(n) shall not apply to the Company or any Affiliate of the Company if it or such Affiliate acts as paying agent.
(n)    No right of any present or future holder of Senior Indebtedness to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

Section 5.12.    Deferral of Contract Adjustment Payments. (a) The Company has the right at any time, and from time to time, to defer payment of all or part of the Contract Adjustment Payments in respect of each Purchase Contract by extending the period for payment of Contract Adjustment Payments to any subsequent Contract Adjustment Payment Date (an “Extension Period”), but not beyond the Purchase Contract Settlement Date (or, with respect to Purchase Contracts for (i) which an effective Fundamental Change Early Settlement has occurred, the Fundamental Change Early Settlement Date or (ii) which an effective Early Settlement has occurred, the Contract Adjustment Payment Date immediately preceding the Early Settlement Date). Prior to the expiration of any Extension Period, the Company may further extend such Extension Period to any subsequent Contract Adjustment Payment Date, but not beyond the Purchase Contract Settlement Date (or any applicable Fundamental Change Early Settlement Date or Contract Adjustment Payment Date immediately preceding the Early Settlement Date, as the case may be).
If the Company so elects to defer Contract Adjustment Payments, the Company shall pay additional Contract Adjustment Payments on such deferred installments of Contract Adjustment Payments at a rate equal to 6.25% per annum, compounded on each Contract Adjustment Payment Date to, but excluding, the Contract Adjustment Payment Date on which such deferred Contract Adjustment Payments are paid (the accrued additional Contract Adjustment Payments thereon, being referred to herein as the “Compounded Contract Adjustment Payments”). The Company may pay any such deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) on any scheduled Contract Adjustment Payment Date to the Holder on the related Record Date, subject to sub-section (c) below.
(a)    The Company shall give written notice to the Purchase Contract Agent (and the Purchase Contract Agent shall promptly thereafter give notice thereof to Holders of Purchase Contracts) of its election to extend any period for the payment of Contract Adjustment Payments, the expected length of any such Extension Period and any extension of any Extension Period, at least one Business Day before the earlier of (i) the Record Date for the Payment Date on which Contract Adjustment Payments would have been payable except for the election to begin or extend the Extension Period or (ii) the date the Purchase Contract Agent is required to give notice to any securities exchange or to Holders of Purchase Contracts of such Record Date or such Payment Date.
(b)    The Company shall give written notice to the Purchase Contract Agent (and the Purchase Contract Agent shall promptly thereafter give notice thereof to Holders of Purchase Contracts) of the end of an Extension Period (other than on the Purchase Contract Settlement Date) or its election to pay any portion of the deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) on a Payment Date prior to the end of an Extension Period, at least one Business Day before the earlier of (i) the Record Date for the Payment Date on which such Extension Period shall end or such payment of deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) shall be made or (ii) the date the Purchase Contract Agent is required to give notice to any securities exchange or to Holders of Purchase Contracts of such Record Date or such Payment Date.
(c)    In the event the Company exercises its option to defer the payment of Contract Adjustment Payments, then, until all deferred Contract Adjustment Payments (including

Compounded Contract Adjustment Payments thereon) have been paid, the Company shall not (1) declare or pay any dividends on, or make any distributions on, or redeem, purchase or acquire, or make a liquidation payment with respect to any shares of its capital stock, (2) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of the Company’s debt securities ranking equally with the CAP Obligations or ranking junior to the CAP Obligations, or (3) make any guarantee payments under any guarantee by the Company of securities of any of its subsidiaries in the case of a guarantee ranking equally with the CAP Obligations or ranking junior to the CAP Obligations; provided that the foregoing does not apply to:
(i)    purchases, redemptions or other acquisitions of the Company’s capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, agents or consultants or a stock purchase or dividend reinvestment plan, or the satisfaction of the Company’s obligations pursuant to any contract or security outstanding on the date that the Contract Adjustment Payment is deferred requiring the Company to purchase, redeem or acquire its capital stock;
(ii)    any payment, repayment, redemption, purchase, acquisition or declaration of dividends described in clause (1) above as a result of a reclassification of the Company’s capital stock, or the exchange or conversion of all or a portion of one class or series of the Company’s capital stock, for another class or series of the Company’s capital stock;
(iii)    the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of the Company’s capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the Contract Adjustment Payment is deferred;
(iv)    dividends or distributions paid or made in the Company’s capital stock (or rights to acquire the Company’s capital stock), or repurchases, redemptions or acquisitions of the Company’s capital stock in exchange for the Company’s capital stock and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the Contract Adjustment Payment is deferred;
(v)    redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan outstanding on the date that the Contract Adjustment Payment is deferred or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future;
(vi)    payments on any trust preferred securities, subordinated debentures, junior subordinated debentures or junior subordinated notes, or any guarantees of any of the foregoing, in each case, ranking equally with the CAP Obligations, so long as the amount of payments made on account of such securities or guarantees and the Purchase Contracts is paid on all such securities and guarantees and the Purchase Contracts then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities, guarantees or Purchase Contracts is then entitled if paid in full; provided that, for the avoidance of doubt, the Company shall not make Contract Adjustment Payments in part; or

(vii)    any payment of deferred interest or principal on, or repayment, redemption or repurchase of, parity or junior securities that, if not made, would cause the Company to breach the terms of the instrument governing such parity or junior securities.
ARTICLE 6

RIGHTS AND REMEDIES OF HOLDERS
Section 6.01.    Unconditional Right of Holders to Receive Contract Adjustment Payments and to Purchase Shares of Common Stock. Each Holder of a Unit shall have the right, which is absolute and unconditional, (i) except upon and following a Termination Event and subject to Article 5, to receive each Contract Adjustment Payment and deferred Contract Adjustment Payment with respect to the Purchase Contract comprising part of such Unit on the respective Contract Adjustment Payment Date for such Unit and (ii) except upon and following a Termination Event, to purchase shares of Common Stock pursuant to the Purchase Contract comprising part of such Unit and, in each such case, to institute suit for the enforcement of any such right to receive Contract Adjustment Payments and the right to purchase shares of Common Stock (including, without limitation, by effecting an Early Settlement or Fundamental Change Early Settlement in accordance with the terms hereof), and such right shall not be impaired without the consent of such Holder.
Section 6.02.    Restoration of Rights and Remedies. If any Holder has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case, subject to any determination in such proceeding, the Company and such Holder shall be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of such Holder shall continue as though no such proceeding had been instituted.
Section 6.03.    Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Certificates in the last paragraph of Section 3.10, no right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 6.04.    Delay or Omission Not Waiver . No delay or omission of any Holder to exercise any right upon a default or remedy upon a default shall impair any such right or remedy or constitute a waiver of any such right. Every right and remedy given by this Article 6 or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by such Holders.
Section 6.05.    Undertaking for Costs. All parties to this Agreement agree, and each Holder of a Unit, by its acceptance of such Unit shall be deemed to have agreed, that any court of competent jurisdiction may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Purchase Contract Agent for any action taken, suffered or omitted by it as Purchase Contract Agent, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and costs, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section shall not be deemed to authorize any court to require such an undertaking or to make such an assessment in any suit and provided further that the provisions of this Section shall not apply to any suit instituted by the Purchase Contract Agent, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% of the Outstanding Units, or to any suit instituted by any Holder for the enforcement of any interest on any Notes owed pursuant to such Holder’s Applicable Ownership Interests in Notes or Contract Adjustment Payments on or after the respective Payment Date therefor in respect of any Unit held by such Holder, or for enforcement of the right to purchase shares of Common Stock under the Purchase Contracts constituting part of any Unit held by such Holder (including, without limitation, by effecting an Early Settlement or Fundamental Change Early Settlement in accordance with the terms hereof).
Section 6.06.    Waiver of Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, but will suffer and permit the execution of every such power as though no such law had been enacted.
ARTICLE 7

THE PURCHASE CONTRACT AGENT
Section 7.01.    Certain Duties and Responsibilities.
(a)    The Purchase Contract Agent:
(i)    undertakes to perform, with respect to the Units, such duties and only such duties as are specifically set forth in this Agreement and the Remarketing Agreement to be performed by the Purchase Contract Agent and no implied covenants or obligations shall be read into this Agreement or the Remarketing Agreement against the Purchase Contract Agent; and
(ii)    may conclusively rely, in the absence of bad faith, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Purchase Contract Agent and conforming to the requirements of this Agreement or the Remarketing Agreement, as applicable, but in the case of any certificates or opinions which by any provision hereof are specifically required to be furnished to the Purchase Contract Agent, the Purchase Contract Agent shall be under a duty to examine the same to determine whether or not they conform to the requirements of this

Agreement or the Remarketing Agreement, as applicable (but need not confirm or investigate the accuracy of the mathematical calculations or other facts, statements, opinions or conclusions stated therein).
(b)    No provision of this Agreement or the Remarketing Agreement shall be construed to relieve the Purchase Contract Agent from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(i)    this Section 7.01(b) shall not be construed to limit the effect of Section 7.01(a) and Section 7.01(c); and
(ii)    the Purchase Contract Agent shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be conclusively determined by a court of competent jurisdiction that the Purchase Contract Agent was negligent in ascertaining the pertinent facts.
(c)    No provision of this Agreement or the Remarketing Agreement shall require the Purchase Contract Agent to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(d)    Whether or not therein expressly so provided, every provision of this Agreement and the Remarketing Agreement relating to the conduct or affecting the liability of or affording protection to the Purchase Contract Agent shall be subject to the provisions of this Section.
(e)    The Purchase Contract Agent is fully authorized to execute and deliver the Remarketing Agreement in its capacity as Purchase Contract Agent. The rights, privileges, protections, immunities and benefits afforded to the Purchase Contract Agent and each Indemnitee under this Agreement, including, without limitation, its and their rights to be compensated, reimbursed and indemnified, shall also extend to and cover the Purchase Contract Agent and each Indemnitee with respect to the role of the Purchase Contract Agent as Purchase Contract Agent under, including action taken, omitted to be taken or suffered by the Purchase Contract Agent pursuant to, the Remarketing Agreement.
(f)    On or prior to the date that is 20 days prior to the first day of the Final Remarketing Period or, if the Company shall have elected to conduct an Optional Remarketing, the date that is 20 days prior to the first day of the relevant Optional Remarketing Period, at the Company’s request given in an Officers’ Certificate at least three Business Days prior to such 20th day, the Purchase Contract Agent shall deliver to the Company and the Remarketing Agent(s) an executed counterpart of the Remarketing Agreement, signed by an authorized signatory of the Purchase Contract Agent.
Section 7.02.    Notice of Default. Within 90 days after the occurrence of any default by the Company hereunder of which a Responsible Officer of the Purchase Contract Agent has actual knowledge, the Purchase Contract Agent shall transmit by mail to the Company and the Holders, as their names and addresses appear in the Security Register, notice of such default hereunder, unless such default shall have been cured or waived. The term “default” for the purposes of this Section being hereby defined as the failure to make any Contract Adjustment Payment when the same shall become due and payable, or any default by the Company of any of its covenants in Article 10 of this Agreement.
Section 7.03.    Certain Rights of Purchase Contract Agent. Subject to the provisions of Section 7.01:
(a)    the Purchase Contract Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;
(b)    any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate, Issuer Order or Issuer Request, and any resolution of the Board of Directors of the Company may be sufficiently evidenced by a Board Resolution;
(c)    whenever in the administration of this Agreement or the Remarketing Agreement the Purchase Contract Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder or thereunder, the Purchase Contract Agent (unless other evidence be herein or therein specifically prescribed) may conclusively rely upon an Officers’ Certificate of the Company or an Opinion of Counsel;
(d)    the Purchase Contract Agent may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;
(e)    the Purchase Contract Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, or inquire as to the performance by the Company of any of its covenants in this Agreement, but the Purchase Contract Agent, in its discretion, may make reasonable further inquiry or investigation into such facts or matters related to the execution, delivery and performance of the Purchase Contracts as it may see fit, and, if the Purchase Contract Agent shall determine to make such further inquiry or investigation, it shall be given a reasonable opportunity to examine the relevant books, records and premises of the Company, personally or by agent or attorney, at the sole cost of the Company;
(f)    the Purchase Contract Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, or an Affiliate of the Purchase Contract Agent and the Purchase Contract Agent shall not be responsible for any misconduct or negligence on the part of any agent, attorney, or Affiliate appointed with due care by it hereunder;

(g)    the Purchase Contract Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any of the Holders pursuant to this Agreement, unless such Holders shall have offered to the Purchase Contract Agent security or indemnity reasonably satisfactory to the Purchase Contract Agent against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;
(h)    the Purchase Contract Agent shall not be liable for any action taken, suffered, or omitted to be taken by it in the absence of gross negligence or willful misconduct by it and believed by it to be authorized and within the discretion or rights or powers conferred upon it by this Agreement;
(i)    the Purchase Contract Agent shall not be deemed to have notice of any adjustment to the Fixed Settlement Rates, the occurrence of a Termination Event or any default hereunder unless specific written notice by the Company or any Holder of any such adjustment, Termination Event, or occurrence or event which is in fact a default is received by a Responsible Officer of the Purchase Contract Agent at the Corporate Trust Office of the Purchase Contract Agent, and such notice references the Units and this Agreement;
(j)    the Purchase Contract Agent may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement along with specimen signatures, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded;
(k)    the rights, privileges, protections, immunities and benefits given to the Purchase Contract Agent, including, without limitation, its right to be compensated, reimbursed, and indemnified, are extended to and shall be enforceable by, each agent of, custodian of, and other Person employed by (in each case, as permitted under this Agreement), the Purchase Contract Agent to act hereunder and shall survive the resignation or removal of the Purchase Contract Agent and the termination of this Agreement;
(l)    the Purchase Contract Agent shall not be required to initiate or conduct any litigation or collection proceedings hereunder and shall have no responsibilities with respect to any default hereunder, in each case, except as expressly set forth herein;
(m)    the permissive right of the Purchase Contract Agent to take or refrain from taking action hereunder shall not be construed as a duty; and
(n)    for the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Purchase Contract Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by the Purchase Contract Agent in each of its capacities hereunder including as Collateral Agent, Custodial Agent and Securities Intermediary, and each agent, custodian and other Person employed to act hereunder.
Section 7.04.    Not Responsible for Recitals or Issuance of Units. The recitals contained herein, in the Remarketing Agreement and in the Certificates shall be taken as the statements of the

Company, and the Purchase Contract Agent assumes no responsibility for their accuracy or validity. The Purchase Contract Agent makes no representations as to the validity or sufficiency of either this Agreement or of the Units or the Pledge or the Collateral or the Remarketing Agreement and shall have no responsibility for perfecting or maintaining the perfection of any security interest in the Collateral nor for making any calculations hereunder. The Purchase Contract Agent shall not be accountable for the use or application by the Company of the proceeds in respect of the Purchase Contracts or for funds received and disbursed in accordance with this Agreement. The Purchase Contract Agent shall have no responsibility or liability with respect to any information, statement or recital in any offering memorandum, prospectus, prospectus supplement or other disclosure material prepared or distributed with respect to the issuance of the Units.
Section 7.05.    May Hold Units. Any Security Registrar or any other agent of the Company, or the Purchase Contract Agent and its Affiliates, in their individual or any other capacity, may become the owner or pledgee of Units and may otherwise deal with the Company, the Collateral Agent or any other Person with the same rights it would have if it were not Security Registrar or such other agent, or the Purchase Contract Agent. The Company may become the owner or pledgee of Units.
Section 7.06.    Money Held in Custody. Money or other property held by the Purchase Contract Agent in custody hereunder need not be segregated from the Purchase Contract Agent’s other funds except to the extent required by law or provided herein; provided that when the Purchase Contract Agent holds cash as a component of the Treasury Portfolio or a Treasury Unit, such cash shall be held in a segregated account hereunder.
The Purchase Contract Agent shall be under no obligation to invest or pay interest on any money received by it hereunder except as otherwise provided hereunder or agreed in writing with the Company. If no standing instruction exists at the time any funds are received by the Purchase Contract Agent, the Securities Intermediary or the Collateral Agent, such funds shall remain uninvested without liability for interest or other compensation thereon.
Section 7.07.    Compensation and Reimbursement.
The Company agrees:
(a)    to pay to the Purchase Contract Agent compensation for all services rendered by it hereunder and under the Remarketing Agreement as the Company and the Purchase Contract Agent shall from time to time agree in writing;
(b)    to reimburse the Purchase Contract Agent upon its request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Purchase Contract Agent in accordance with any provision of this Agreement and the Remarketing Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be caused by its gross negligence or willful misconduct; and

(c)    to indemnify the Purchase Contract Agent and any predecessor Purchase Contract Agent and each of its directors, officers, agents and employees (collectively, with the Purchase Contract Agent, the “Indemnitees”) for, and to hold each Indemnitee harmless against, any loss, claim, damage, liability, or expense (including reasonable fees and expenses of outside counsel) incurred solely without gross negligence or willful misconduct on its part, arising out of or in connection with the acceptance, administration or performance of its duties hereunder and under the Remarketing Agreement, including the Indemnitees’ reasonable and out-of-pocket costs and expenses of enforcing this Agreement or the Remarketing Agreement and of defending themselves against any claim or liability in connection with the exercise or performance of any of the Purchase Contract Agent’s powers or duties hereunder or thereunder (whether asserted by a Holder, the Company or otherwise) or of enforcing the provisions of this Section. The Purchase Contract Agent shall promptly notify the Company of any third-party claim of which a Responsible Officer has received written notice and which may give rise to the indemnity hereunder and give the Company the opportunity to control the defense of such claim with counsel reasonably satisfactory to the applicable Indemnitee, and the Purchase Contract Agent shall provide reasonable cooperation at the Company’s expense in the defense. Each Indemnitee may have separate counsel and the Company shall pay the fees and expenses of such counsel. Failure by the Purchase Contract Agent to so notify the Company of such claim shall not relieve the Company of its obligations hereunder.
The provisions of this Section shall survive the resignation and removal of the Purchase Contract Agent, the satisfaction or discharge of the Units and the Purchase Contracts and the termination of this Agreement.
When the Purchase Contract Agent incurs expenses or renders services in connection with an “Event of Default” specified in Section 501(6) or (7) of the Base Indenture or any event specified in the first sentence of Section 5.11(e)(ii), the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable Federal or state bankruptcy, insolvency or other similar law. “Purchase Contract Agent” for the purposes of this Section 7.07 shall include any predecessor Purchase Contract Agent and the Purchase Contract Agent in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided that the gross negligence or willful misconduct of any Purchase Contract Agent hereunder shall not affect the rights of any other Purchase Contract Agent hereunder.
Section 7.08.    Corporate Purchase Contract Agent Required; Eligibility. There shall at all times be a Purchase Contract Agent hereunder which shall be a Person organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such laws to exercise corporate trust powers and having (or being a member of a bank holding company having) a combined capital and surplus of at least $50,000,000, subject to supervision or examination by Federal or State authority and having or having an agent having a corporate trust office in the Borough of Manhattan, The City of New York, New York, if there be such a Person in the Borough of Manhattan, The City of New York, New York, qualified and eligible under this Article and willing to act on reasonable terms. If such Person publishes or files reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published or filed. If at any time the Purchase Contract Agent shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.
Section 7.09.    Resignation and Removal; Appointment of Successor. (a) No resignation or removal of the Purchase Contract Agent and no appointment of a successor Purchase Contract Agent pursuant to this Article shall become effective until the acceptance of appointment by the successor Purchase Contract Agent in accordance with the applicable requirements of Section 7.10.
(a)    The Purchase Contract Agent may resign at any time by giving written notice thereof to the Company 30 days prior to the effective date of such resignation. If the instrument of acceptance by a successor Purchase Contract Agent required by Section 7.10 shall not have been delivered to the Purchase Contract Agent within 30 days after the giving of such notice of resignation, the resigning Purchase Contract Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Purchase Contract Agent.
(b)    The Purchase Contract Agent may be removed at any time by Act of the Holders of a majority in number of the Outstanding Units delivered to the Purchase Contract Agent and the Company. If the instrument of acceptance by a successor Purchase Contract Agent required by Section 7.10 shall not have been delivered to the Purchase Contract Agent within 30 days after such Act, the Purchase Contract Agent being removed may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Purchase Contract Agent.
(c)    If at any time:
(i)    the Purchase Contract Agent fails to comply with Section 310(b) of the TIA, as if the Purchase Contract Agent were an indenture trustee under an indenture qualified under the TIA, and shall fail to resign after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Unit for at least six months;
(ii)    the Purchase Contract Agent shall cease to be eligible under Section 7.08 and shall fail to resign after written request therefor by the Company or by any such Holder; or
(iii)    the Purchase Contract Agent shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Purchase Contract Agent or of its property shall be appointed or any public officer shall take charge or control of the Purchase Contract Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Company by a Board Resolution may remove the Purchase Contract Agent, or (ii) any Holder who has been a bona fide Holder of a Unit for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Purchase Contract Agent and the appointment of a successor Purchase Contract Agent.

(d)    If the Purchase Contract Agent shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Purchase Contract Agent for any cause, the Company, by a Board Resolution, shall promptly appoint a successor Purchase Contract Agent and shall comply with the applicable requirements of Section 7.10. If no successor Purchase Contract Agent shall have been so appointed by the Company and accepted appointment in the manner required by Section 7.10, any Holder who has been a bona fide Holder of a Unit for at least six months, on behalf of itself and all others similarly situated, or the Purchase Contract Agent may petition any court of competent jurisdiction for the appointment of a successor Purchase Contract Agent.
(e)    The Company shall give, or shall cause such successor Purchase Contract Agent to give, notice of each resignation and each removal of the Purchase Contract Agent and each appointment of a successor Purchase Contract Agent in the manner provided in Section 1.06 hereof. Each notice shall include the name of the successor Purchase Contract Agent and the address of its Corporate Trust Office.
Section 7.10.    Acceptance of Appointment by Successor. (a) In case of the appointment hereunder of a successor Purchase Contract Agent, every such successor Purchase Contract Agent so appointed shall execute, acknowledge and deliver to the Company and to the retiring Purchase Contract Agent an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Purchase Contract Agent shall become effective and such successor Purchase Contract Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, agencies and duties of the retiring Purchase Contract Agent; but, on the request of the Company or the successor Purchase Contract Agent, such retiring Purchase Contract Agent shall, upon payment of amounts owed to it pursuant to Section 7.07, execute and deliver an instrument transferring to such successor Purchase Contract Agent all the rights, powers and trusts of the retiring Purchase Contract Agent and duly assign, transfer and deliver to such successor Purchase Contract Agent all property and money held by such retiring Purchase Contract Agent hereunder.
(a)    Upon request of any such successor Purchase Contract Agent, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Purchase Contract Agent all such rights, powers and agencies referred to in clause (a) of this Section 7.10.
(b)    No successor Purchase Contract Agent shall accept its appointment unless at the time of such acceptance such successor Purchase Contract Agent shall be qualified and eligible under this Article 7.
Section 7.11.    Merger, Conversion, Consolidation or Succession to Business. Any Person into which the Purchase Contract Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Purchase Contract Agent shall be a party, or any Person succeeding to all or substantially all the corporate trust business of the Purchase Contract Agent (including the administration of this Agreement), shall be the successor of the Purchase Contract Agent hereunder; provided that such Person shall be otherwise qualified and eligible under this Article 7, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Certificates shall have been authenticated and executed on behalf of the Holders, but not delivered, by the Purchase Contract Agent then in office, any successor by merger, conversion or consolidation to such Purchase Contract Agent may adopt such authentication and execution and deliver the Certificates so authenticated and executed with the same effect as if such successor Purchase Contract Agent had itself authenticated and executed such Units.
Section 7.12.    Preservation of Information. The Purchase Contract Agent shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders received by the Purchase Contract Agent in its capacity as Security Registrar.
Section 7.13.    No Obligations of Purchase Contract Agent. Except to the extent otherwise expressly provided in this Agreement, the Purchase Contract Agent assumes no obligations and shall not be subject to any liability under this Agreement, the Remarketing Agreement or any Purchase Contract in respect of the obligations of the Holder of any Unit thereunder. The Company agrees, and each Holder of a Certificate, by its acceptance thereof, shall be deemed to have agreed, that the Purchase Contract Agent’s execution of the Certificates on behalf of the Holders shall be solely as agent and attorney-in-fact for the Holders, and that the Purchase Contract Agent shall have no obligation to perform such Purchase Contracts on behalf of the Holders, except to the extent expressly provided in Article 5. Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Purchase Contract Agent or its officers, directors, employees or agents be liable under this Agreement or the Remarketing Agreement for (i) indirect, special, punitive, or consequential loss or damage of any kind whatsoever, including lost profits, whether or not the likelihood of such loss or damage was known to the Purchase Contract Agent and regardless of the form of action or (ii) any failure or delay in the performance of its obligations under this Agreement because of circumstances beyond its control, including, without limitation, acts of God; earthquake; fires; floods; wars; civil or military disturbances; terrorist acts; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; labor disputes; or acts of civil or military authority or governmental actions, in each case, which delay, restrict or prohibit the providing of services contemplated by this Agreement; it being understood that the Purchase Contract Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under such circumstances.
ARTICLE 8

SUPPLEMENTAL AGREEMENTS
Section 8.01.    Supplemental Agreements without Consent of Holders. Without the consent of any Holders, the Company, the Purchase Contract Agent, the Collateral Agent, the Custodial Agent and the Securities Intermediary, at any time and from time to time, may enter into one or more agreements supplemental hereto, in form satisfactory to the Company, the Purchase Contract Agent and the Collateral Agent, the Custodial Agent and the Securities Intermediary, to:
(a)    evidence the succession of another Person to the Company’s obligations in accordance with Article 9;

(b)    add to the covenants of the Company for the benefit of the Holders, or surrender any right or power herein conferred upon the Company;
(c)    evidence and provide for the acceptance of appointment hereunder by a successor Purchase Contract Agent, Collateral Agent, Securities Intermediary or Custodial Agent in accordance with Article 7 or 15, as the case may be;
(d)    make provision with respect to the rights of Holders pursuant to the requirements of Section 5.05(b)(i); or
(e)    cure any ambiguity or to correct or supplement any provisions herein that may be inconsistent with any other provision herein, or to make such other provisions in regard to matters or questions arising under this Agreement that do not adversely affect the interests of any Holders; provided that any amendment made to conform the provisions of this Agreement to the description of this Agreement, the Units and the Purchase Contracts contained in the preliminary prospectus supplement dated October 28, 2019, relating to the Units (including, without limitation, under the sections entitled “Description of the Equity Units”, “Description of the Purchase Contracts”, “Certain Provisions of the Purchase Contract and Pledge Agreement” and “Description of the Remarketable Senior Notes”), as supplemented and/or amended by the Term Sheet based upon an Officers’ Certificate delivered to the Purchase Contract Agent will be deemed not to adversely affect the interests of the Holders.
Section 8.02.    Supplemental Agreements with Consent of Holders. With the consent of the Holders of not less than a majority of the Outstanding Units, with Holders of Corporate Units and Treasury Units voting together as a single class, including without limitation the consent of the Holders obtained in connection with a tender or an exchange offer, by Act of said Holders delivered to the Company and the Purchase Contract Agent, the Company, the Purchase Contract Agent, the Collateral Agent, the Securities Intermediary and the Custodial Agent may enter into an agreement or agreements supplemental hereto for the purpose of modifying in any manner the terms of the Purchase Contracts, or the provisions of this Agreement or the rights of the Holders in respect of the Units; provided, however, that no such supplemental agreement shall, without the consent of the Holder of each Outstanding Purchase Contract affected thereby:
(a)    subject to the Company’s right to defer Contract Adjustment Payments, change any Payment Date;
(b)    impair the Holders’ right to institute suit for the enforcement of any Purchase Contract or payment of any Contract Adjustment Payments or deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon);
(c)    except as required pursuant to Section 5.05(a), reduce the number of shares of Common Stock purchasable pursuant to any Purchase Contract, increase the Purchase Price of the shares of Common Stock upon settlement of any Purchase Contract, change the Purchase Contract Settlement Date or change the right to effect an Early Settlement or Fundamental Change Early Settlement in a manner adverse to the Holder or otherwise adversely affect the Holder’s rights under any Purchase Contract, this Agreement or any Remarketing Agreement in any respect;

(d)    increase the amount or change the type of Collateral required to be Pledged to secure a Holder’s Obligations;
(e)    impair the right of the Holder of any Purchase Contract to receive distributions on the Collateral or otherwise adversely affect the Holder’s rights in or to such Collateral;
(f)    reduce any Contract Adjustment Payments or any deferred Contract Adjustment Payments (including Compounded Contract Adjustment Payments thereon) or change any place where, or the coin or currency in which, any Contract Adjustment Payment is payable; or
(g)    reduce the percentage of the Outstanding Purchase Contracts or Units, as the case may be, whose Holders’ consent is required for any modification, amendment or waiver of the provisions of this Agreement or the Purchase Contracts or Units;
provided that if any such supplemental agreement would adversely affect only the Corporate Units or only the Treasury Units, then only the affected class of Holders as of the record date for the Holders entitled to vote thereon will be entitled to vote on such supplemental agreement, and such supplemental agreement shall not be effective except with the consent of Holders of not less than a majority of such class or, in the case of any supplemental agreement having the effects specified in clauses (a) through (g) of this Section 8.02, each Holder affected thereby. It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental agreement, but it shall be sufficient if such Act shall approve the substance thereof.
Section 8.03.    Execution of Supplemental Agreements. In executing, or accepting the additional agencies created by any supplemental agreement permitted by this Article 8 or the modifications thereby of the agencies created by this Agreement, the Purchase Contract Agent, the Collateral Agent, the Securities Intermediary and the Custodial Agent shall be provided, and (subject to Section 7.01 with respect to the Purchase Contract Agent) shall be fully authorized and protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such supplemental agreement is authorized or permitted by this Agreement and that any and all conditions precedent to the execution and delivery of such supplemental agreement have been satisfied. The Purchase Contract Agent, the Collateral Agent, the Securities Intermediary and the Custodial Agent may, but shall not be obligated to, enter into any such supplemental agreement that affects their own rights, duties or immunities under this Agreement or otherwise.
Section 8.04.    Effect of Supplemental Agreements. Upon the execution of any supplemental agreement under this Article 8, this Agreement shall be modified in accordance therewith, and such supplemental agreement shall form a part of this Agreement for all purposes; and every Holder of Certificates theretofore or thereafter authenticated, executed on behalf of the Holders and delivered hereunder, shall be bound thereby.
Section 8.05.    Reference to Supplemental Agreements. Certificates authenticated, executed on behalf of the Holders and delivered after the execution of any supplemental agreement pursuant to this Article may, and shall if required by the Purchase Contract Agent, bear a notation in form approved by the Purchase Contract Agent as to any matter provided for in such supplemental agreement. If the Company shall so determine, new Certificates so modified as to conform, in the opinion of the Purchase Contract Agent and the Company, to any such supplemental agreement may be prepared and executed by the Company and authenticated, executed on behalf of the Holders and delivered by the Purchase Contract Agent in exchange for Outstanding Certificates.
ARTICLE 9

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE
Section 9.01.    Covenant Not to Consolidate, Merge, Convey, Transfer or Lease Property except under Certain Conditions. The Company shall not merge or consolidate with any other Person or sell or convey all or substantially all of its assets to any Person, unless
(a)    either the Company is the continuing entity, or the successor entity (if other than the Company) is a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes all of the Company’s responsibilities and liabilities under the Purchase Contracts, the Corporate Units, the Treasury Units, this Agreement, the Remarketing Agreement (if any) and the Indenture by one or more supplemental agreements in form satisfactory to the Purchase Contract Agent, the Collateral Agent and the Indenture Trustee and that complies with Article 8 hereof or the applicable provisions of the Remarketing Agreement or the Indenture, as the case may be, executed and delivered to the Purchase Contract Agent, the Collateral Agent and the Indenture Trustee by such corporation, and
(b)    the Company or such successor corporation, as the case may be, will not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any of its obligations or covenants under such agreements.
Section 9.02.    Rights and Duties of Successor Person. In case of any such consolidation, merger, sale or conveyance, and upon any such assumption by the successor corporation in accordance with Section 9.01, such successor corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named in the Purchase Contracts, the Corporate Units, the Treasury Units, this Agreement and the Remarketing Agreement (if any) as the Company and (other than in the case of a lease) the Company shall be relieved of any further obligation under the Purchase Contracts, the Corporate Units, the Treasury Units, this Agreement and the Remarketing Agreement (if any). Such successor corporation thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Certificates evidencing Units issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Purchase Contract Agent; and, upon the order of such successor instead of the Company, and subject to all the terms, conditions and limitations in this Agreement prescribed, the Purchase Contract Agent shall authenticate and execute on behalf of the Holders and deliver any Certificates which previously shall have been signed and delivered by the officers of the Company to the Purchase Contract Agent for authentication and execution, and any Certificate evidencing Units which such successor corporation thereafter shall cause to be signed and delivered to the Purchase Contract Agent for that purpose. All the Certificates issued shall in all respects have the same legal rank and benefit under this Agreement as the Certificates theretofore or thereafter issued in accordance with the terms of this Agreement as though all of such Certificates had been issued at the date of the execution hereof.

In case of any such merger, consolidation, sale or conveyance such change in phraseology and form (but not in substance) may be made in the Certificates evidencing Units thereafter to be issued as may be appropriate.
Section 9.03.    Officers’ Certificate and Opinion of Counsel Given to Purchase Contract Agent. The Purchase Contract Agent, subject to Section 7.01 and Section 7.03, shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel and rely thereon as conclusive evidence that any such merger, consolidation, conveyance or sale, and any such assumption, complies with the provisions of this Article 9 and that all conditions precedent to the consummation of any such merger, consolidation, conveyance or sale have been met.
ARTICLE 10

COVENANTS
Section 10.01.    Performance under Purchase Contracts. The Company covenants and agrees for the benefit of the Holders from time to time of the Units that it will duly and punctually perform its obligations under the Purchase Contracts in accordance with the terms of the Purchase Contracts and this Agreement.
Section 10.02.    Maintenance of Office or Agency. (a) The Company will maintain in the Borough of Manhattan, The City of New York, New York, an office or agency, which may be the office of the Purchase Contract Agent or its agent, where Certificates may be presented or surrendered for acquisition of shares of Common Stock upon settlement of the Purchase Contracts on the Purchase Contract Settlement Date or upon Early Settlement or Fundamental Change Early Settlement and for transfer of Collateral upon occurrence of a Termination Event, Early Settlement or Fundamental Change Early Settlement, where Certificates may be surrendered for registration of transfer or exchange, or for a Collateral Substitution and where notices and demands to or upon the Company in respect of the Units and this Agreement may be served. The Company will give prompt written notice to the Purchase Contract Agent of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Purchase Contract Agent with the address thereof, such presentations, surrenders, notices and demands may be made or served at the foregoing Corporate Trust Office and the Company hereby appoints the Purchase Contract Agent as its agent to receive all such presentations, surrenders, notices and demands. The Company initially designates the Corporate Trust Office as such office of the Company and appoints the Purchase Contract Agent as paying agent.
(a)    The Company may also from time to time designate one or more other offices or agencies where Certificates may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, New York for such purposes. The Company will give prompt written notice to the Purchase Contract Agent of any such designation or rescission and of any change in the location of any such other office or agency.

Section 10.03.    Company to Reserve Common Stock. The Company shall, at all times prior to the Purchase Contract Settlement Date, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock the maximum number of shares of Common Stock issuable against payment (including the maximum number of Make-Whole Shares issuable upon a Fundamental Change Early Settlement) in respect of all Purchase Contracts constituting a part of the Units evidenced by Outstanding Certificates.
Section 10.04.    Covenants as to Common Stock; Listing. (a) The Company covenants that all shares of Common Stock which may be issued against tender of payment in respect of any Purchase Contract constituting a part of the Outstanding Units will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.
(a)    The Company further covenants that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Company shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon settlement of Purchase Contracts.
(b)    The Company shall use its commercially reasonable efforts to effect the listing of the Corporate Units on the New York Stock Exchange within 30 days of the date of the initial issuance of the Corporate Units.
Section 10.05.    Statements of Officers of the Company as to Default. The Company will deliver to the Purchase Contract Agent, within 120 days after the end of each fiscal year of the Company ending after the date hereof, an Officers’ Certificate stating whether or not to the knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Agreement, the Units or the Purchase Contracts and if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.
Section 10.06.    ERISA. Each Holder, by acceptance of the Units, any shares of Common Stock issuable upon settlement of the Purchase Contract or Notes, will be deemed to have represented and warranted that from, and including, the date of its acquisition of any such securities through and including the date of the satisfaction of the obligation under the Purchase Contract and/or the disposition of any such securities either (i) no portion of the assets used by such Holder to acquire or hold the Units, shares of Common Stock issuable upon settlement of the Purchase Contract or Notes (or by any Beneficial Owner with a Book-Entry Interest in such Units that is a Plan or that used assets of a Plan to acquire such Book-Entry Interest) constitutes assets of any Plan or (ii) (1) its acquisition, holding and disposition of the Units, shares of Common Stock issuable upon settlement of the Purchase Contract or Notes, as applicable, will not violate ERISA’s fiduciary standards or other requirements under ERISA, the Code or Similar Laws, or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws, and (2) none of the Company, any underwriters of the Units offering or any of their respective affiliates is or will be deemed to be a fiduciary with respect to any Plan.

Section 10.07.    Tax Treatment. The Company, the Purchase Contract Agent and the Collateral Agent covenant and agree, and by acceptance of a Unit or Book-Entry Interest, each Holder and Beneficial Owner will be deemed to have agreed for U.S. federal, state and local income tax purposes (unless otherwise required by any taxing authority) (i) to treat each Beneficial Owner of a Corporate Unit or a Treasury Unit as the owner, separately, of each of the applicable Purchase Contract and the applicable interests in the Collateral, including the Notes underlying the Applicable Ownership Interests in Notes, the Applicable Ownership Interests in the Treasury Portfolio or the Treasury Securities, as the case may be, (ii) to treat the Notes as indebtedness, (iii) to allocate, as of the date hereof, 100% of the purchase price for a Corporate Unit to the Applicable Ownership Interests in Notes and 0% to each Purchase Contract, which will establish each Beneficial Owner’s initial tax basis in each Purchase Contract as $0 and each Beneficial Owner’s initial tax basis in each Applicable Ownership Interest in Notes as $50, and (iv) in all events, not to take any position for U.S. federal, state or local income tax purposes that is inconsistent with or contrary to the above covenants.
Section 10.08.    Remarketing Agreement. On or prior to the date that is 20 days prior to the first day of the Final Remarketing Period or, if the Company shall have elected to conduct an Optional Remarketing, on or prior to the date that is 20 days prior to the first day of the relevant Optional Remarketing Period, the Company shall have entered into, and shall have caused the Purchase Contract Agent and the Remarketing Agent to have entered into, the Remarketing Agreement.
ARTICLE 11

PLEDGE
Section 11.01.    Pledge. Each Holder, acting through the Purchase Contract Agent as such Holder’s attorney-in-fact, and the Purchase Contract Agent, acting solely as such attorney-in-fact, hereby pledges and grants to the Collateral Agent, as agent of and for the benefit of the Company, a continuing first priority perfected security interest in and to, and a lien upon and right of set-off against, all of such Person’s right, title and interest in and to the Collateral, whether now existing or hereafter arising, to secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations. The Collateral Agent shall have all of the rights, remedies and recourses with respect to the Collateral afforded a secured party by the UCC, in addition to, and not in limitation of, the other rights, remedies and recourses afforded to the Collateral Agent by this Agreement or other applicable law.
Section 11.02.    Termination. As to each Holder, the Pledge created hereby shall terminate upon the payment and performance in full of such Holder’s Obligations, or (if earlier) upon any Termination Event. Promptly after such termination (as notified to the Collateral Agent by the Company), the Collateral Agent shall instruct the Securities Intermediary to Transfer the portion of the Collateral attributable to such Holder to the Purchase Contract Agent for distribution to such Holder, free and clear of the Pledge created hereby. As promptly as practicable following the termination of the Pledge with respect to any Collateral pursuant to this Section 11.02 or any other provision of this Agreement, the Company shall terminate any UCC financing statements that have been filed that relate to such Collateral (with confirmation to the Collateral Agent and Purchase

Contract Agent), and take any other action that the Purchase Contract Agent or any Holder reasonably requests, to evidence the termination of the Pledge, in each case, at the sole expense of the Company.
ARTICLE 12

ADMINISTRATION OF COLLATERAL
Section 12.01.    Initial Deposit of Notes. (a) Prior to or concurrently with the execution and delivery of this Agreement, the Purchase Contract Agent, on behalf of the initial Holders of the Corporate Units, shall Transfer to the Securities Intermediary, for credit to the Collateral Account, the Applicable Ownership Interests in Notes and the Notes underlying such Applicable Ownership Interests in Notes by delivering such Notes indorsed in blank to the Securities Intermediary. The Securities Intermediary shall indicate by book-entry that a securities entitlement with respect to such Applicable Ownership Interests in Notes (and the Notes underlying such Applicable Ownership Interests in Notes) has been credited to the Collateral Account.
(a)    The Collateral Agent may, at any time or from time to time, in its sole discretion, cause any or all securities or other property underlying any financial assets credited to the Collateral Account to be registered in the name of the Securities Intermediary, the Collateral Agent or their respective nominees.
Section 12.02.    Establishment of Collateral Account. The Securities Intermediary hereby confirms that:
(a)    the Securities Intermediary has established the Collateral Account;
(b)    the Collateral Account is a securities account;
(c)    subject to the terms of this Agreement, the Securities Intermediary shall identify in its records the Collateral Agent as the entitlement holder entitled to exercise the rights that comprise any financial asset credited to the Collateral Account;
(d)    all property delivered to the Securities Intermediary pursuant to this Agreement, including any Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities and the Permitted Investments, will be credited promptly to the Collateral Account; and
(e)    all securities or other property underlying any financial assets credited to the Collateral Account shall be (i) registered in the name of the Purchase Contract Agent and indorsed to the Securities Intermediary or in blank, (ii) registered in the name of the Securities Intermediary or (iii) credited to another securities account maintained in the name of the Securities Intermediary.
In no case will any financial asset credited to the Collateral Account be registered in the name of the Purchase Contract Agent (in its capacity as such) or any Holder or specially indorsed to the Purchase Contract Agent (in its capacity as such) or any Holder, unless such financial asset has been further indorsed to the Securities Intermediary or in blank.

Section 12.03.    Treatment as Financial Assets. Each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Collateral Account shall be deemed a financial asset.
Section 12.04.    Sole Control by Collateral Agent. Except as provided in Section 15.01, at all times prior to the termination of the Pledge, the Collateral Agent shall have sole control of the Collateral Account, and the Securities Intermediary shall take instructions and directions, and comply with entitlement orders, with respect to the Collateral Account or any financial asset credited thereto solely from the Collateral Agent. If at any time the Securities Intermediary shall receive an entitlement order issued by the Collateral Agent and relating to the Collateral Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Purchase Contract Agent or any Holder or any other Person. Except as otherwise permitted under this Agreement, until termination of the Pledge, the Securities Intermediary will not comply with any entitlement orders issued by the Purchase Contract Agent or any Holder.
Section 12.05.    Jurisdiction. The Collateral Account, and the rights and obligations of the Securities Intermediary, the Collateral Agent, the Purchase Contract Agent and the Holders with respect thereto, shall be governed by the internal laws of the State of New York. Regardless of any provision in any other agreement, the Securities Intermediary’s jurisdiction is the State of New York for purposes of the UCC.
Section 12.06.    No Other Claims. Except for the claims and interest of the Collateral Agent and of the Purchase Contract Agent and the Holders in the Collateral Account, the Securities Intermediary (without having conducted any investigation) does not know of any claim to, or interest in, the Collateral Account or in any financial asset credited thereto. If the Securities Intermediary receives written notice at its corporate trust office identified on the signature page hereto or if a Responsible Officer has actual knowledge that any Person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Collateral Account or in any financial asset carried therein, the Securities Intermediary will as soon as practicable notify the Collateral Agent and the Purchase Contract Agent.
Section 12.07.    Investment and Release. Proceeds of financial assets from time to time credited to the Collateral Account shall be invested and reinvested to the extent provided in this Agreement. At all times prior to termination of the Pledge, no property shall be released from the Collateral Account except in accordance with this Agreement or upon written instructions of the Collateral Agent.
Section 12.08.    Statements and Confirmations. The Securities Intermediary will as soon as practicable send copies of all statements, confirmations and other correspondence concerning the Collateral Account and any financial assets credited thereto simultaneously to each of the Purchase Contract Agent and the Collateral Agent at their addresses for notices under this Agreement.
Section 12.09.    Reserved.

Section 12.10.    No Other Agreements. The Securities Intermediary has not entered into, and prior to the termination of the Pledge will not enter into, any agreement with any other Person relating to the Collateral Account or any financial assets credited thereto, including, without limitation, any agreement to comply with entitlement orders of any Person other than the Collateral Agent.
Section 12.11.    Powers Coupled with an Interest. The rights and powers granted in this Agreement to the Collateral Agent have been granted in order to perfect its security interests in the Collateral Account, are powers coupled with an interest and will be affected neither by the bankruptcy of the Purchase Contract Agent or any Holder nor by the lapse of time. The obligations of the Securities Intermediary under this Purchase Contract and Pledge Agreement shall continue in effect until the termination of the Pledge.
Section 12.12.    Waiver of Lien; Waiver of Set-off. The Securities Intermediary waives any security interest, lien or right to make deductions or set-offs that it may now have or hereafter acquire in or with respect to the Collateral Account, any financial asset credited thereto or any security entitlement in respect thereof. Neither the financial assets credited to the Collateral Account nor the security entitlements in respect thereof will be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Company.
ARTICLE 13

RIGHTS AND REMEDIES OF THE COLLATERAL AGENT
Section 13.01.    Rights and Remedies of the Collateral Agent. (a) In addition to the rights and remedies set forth herein or otherwise available at law or in equity, after a collateral event of default (as specified in Section 13.01(b)) hereunder, the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and the TRADES Regulations and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted. Without limiting the generality of the foregoing, such remedies may include, to the extent permitted by applicable law, (1) retention of the Notes underlying Pledged Applicable Ownership Interests in Notes, the Pledged Treasury Securities and/or the Pledged Applicable Ownership Interests in the Treasury Portfolio in full satisfaction of the Holders’ obligations under the Purchase Contracts and the Purchase Contract Agreement and/or (2) sale of the Notes underlying Pledged Applicable Ownership Interests in Notes, the Pledged Treasury Securities or the Pledged Applicable Ownership Interests in the Treasury Portfolio in one or more public or private sales.
(a)    Without limiting any rights or powers otherwise granted by this Agreement to the Collateral Agent or under applicable law, in the event the Collateral Agent is unable to make payments to the Company on account of Proceeds of (i) the Notes underlying Pledged Applicable Ownership Interests in Notes (other than any interest payments thereon), (ii) Pledged Applicable Ownership Interests in the Treasury Portfolio, or (iii) the Pledged Treasury Securities as provided in this Agreement in satisfaction of the Obligations of the Holder of the Units of which such Notes underlying Pledged Applicable Ownership Interests in Notes, such Pledged Applicable Ownership

Interests in the Treasury Portfolio or such Pledged Treasury Securities are a part under the related Purchase Contracts, the inability to make such payments shall constitute a “collateral event of default” hereunder and the Collateral Agent shall, for the benefit of the Company, have and may exercise, with reference to such Notes underlying Pledged Applicable Ownership Interests in Notes, Pledged Treasury Securities or Pledged Applicable Ownership Interests in the Treasury Portfolio, as applicable, any and all of the rights and remedies available to a secured party under the UCC and the TRADES Regulations after default by a debtor, and as otherwise granted herein or under any applicable law.
(b)    Without limiting any rights or powers otherwise granted by this Agreement to the Collateral Agent or under applicable law, the Collateral Agent is hereby irrevocably authorized to receive, collect and apply to the satisfaction of the Obligations all payments with respect to (i) the Notes underlying Pledged Applicable Ownership Interests in Notes (other than any interest payments thereon), (ii) the Pledged Treasury Securities and (iii) the Pledged Applicable Ownership Interests in the Treasury Portfolio, subject, in each case, to the provisions of this Agreement, and as otherwise provided herein.
(c)    The Purchase Contract Agent and each Holder agrees that, from time to time, upon the written request of the Collateral Agent, the Purchase Contract Agent, on behalf of such Holder, shall execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order to maintain the Pledge, and the perfection and priority thereof, and to confirm the rights of the Collateral Agent hereunder. The Purchase Contract Agent shall have no liability to any Holder for executing any documents or taking any such acts requested by the Collateral Agent hereunder, except for liability for its own negligent acts, its own negligent failure to act or its own willful misconduct.
ARTICLE 14

REPRESENTATIONS AND WARRANTIES TO COLLATERAL AGENT; HOLDER COVENANTS
Section 14.01.    Representations and Warranties. Each Holder from time to time, acting through the Purchase Contract Agent as attorney-in-fact (it being understood that the Purchase Contract Agent shall not be liable for any representation or warranty made by or on behalf of a Holder), hereby represents and warrants to the Collateral Agent and the Company (with respect to such Holder’s interest in the Collateral), which representations and warranties shall be deemed repeated on each day a Holder effects a Transfer of Collateral, that:
(a)    such Holder has the power to grant a security interest in and lien on the Collateral;
(b)    such Holder is the sole beneficial owner of the Collateral and, in the case of Collateral delivered in physical form, is the sole holder of such Collateral and is the sole beneficial owner of, or has the right to Transfer, the Collateral it Transfers to the Collateral Agent for credit to the Collateral Account, free and clear of any security interest, lien, encumbrance, call, liability to pay money or other restriction other than the security interest and lien granted under Article 11;

(c)    upon the Transfer of the Collateral to the Securities Intermediary for credit to the Collateral Account, the Collateral Agent, for the benefit of the Company, will have a valid and perfected first priority security interest therein (assuming that any central clearing operation or any securities intermediary or other entity not within the control of the Holder involved in the Transfer of the Collateral, including the Collateral Agent and the Securities Intermediary, gives the notices and takes the action required of it hereunder and under applicable law for perfection of that interest and assuming the establishment and exercise of control pursuant to Article 12); and
(d)    the execution and performance by the Holder of its obligations under this Agreement will not result in the creation of any security interest, lien or other encumbrance on the Collateral (other than the security interest and lien granted under Article 11) or violate any provision of any existing law or regulation applicable to it or of any mortgage, charge, pledge, indenture, contract or undertaking to which it is a party or which is binding on it or any of its assets.
Section 14.02.    Covenants. The Purchase Contract Agent and the Holders from time to time, acting through the Purchase Contract Agent as their attorney-in-fact (it being understood that the Purchase Contract Agent shall not be liable for any covenant made by or on behalf of a Holder), hereby covenant to the Collateral Agent and the Company that for so long as the Collateral remains subject to the Pledge:
(a)    neither the Purchase Contract Agent nor such Holders will create or purport to create or allow to subsist any mortgage, charge, lien, pledge or any other security interest whatsoever over the Collateral or any part of it other than pursuant to this Agreement; and
(b)    neither the Purchase Contract Agent nor such Holders will sell or otherwise dispose (or attempt to dispose) of the Collateral or any part of it except for the beneficial interest therein, subject to the Pledge hereunder, transferred in connection with a Transfer of the Units.
ARTICLE 15

THE COLLATERAL AGENT, THE CUSTODIAL AGENT AND THE SECURITIES INTERMEDIARY
Section 15.01.    Appointment, Powers and Immunities. The Collateral Agent, the Custodial Agent and the Securities Intermediary shall act solely as agent for the Company hereunder (and not as a fiduciary), shall not assume any obligation or relationship of agency or trust for or with any of the Holders, except for the obligations owed by a pledgee of property to the owner of the property under this Agreement and applicable law, and shall have such powers as are specifically vested in the Collateral Agent, the Custodial Agent and the Securities Intermediary, as the case may be, by the terms of this Agreement. The Collateral Agent, the Custodial Agent and Securities Intermediary shall:
(a)    have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants or obligations shall be inferred from this Agreement against the Collateral Agent, the Custodial Agent or the Securities Intermediary, nor shall the Collateral Agent, the Custodial Agent or the Securities Intermediary be bound by the provisions of any agreement by any party hereto (to which the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, is not a party) beyond the specific terms hereof;
(b)    not be responsible for any recitals contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by it under, this Agreement or the Units, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement (other than as against the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be), the Units, any Collateral or any other document referred to or provided for herein or therein or for any failure by the Company or any other Person (except the Collateral Agent, the Custodial Agent or Securities Intermediary, as the case may be) to perform any of its obligations hereunder or thereunder or for the perfection, priority or, except as expressly required hereby, maintenance of any security interest created hereunder;
(c)    not be required to initiate or conduct any litigation or collection proceedings hereunder (except pursuant to directions furnished under Section 15.02, subject to Section 15.08);
(d)    not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith or therewith, except for its own gross negligence or willful misconduct; and
(e)    not be required to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder.
Subject to the foregoing, during the term of this Agreement, the Collateral Agent, the Custodial Agent and the Securities Intermediary shall take all reasonable action in connection with the safekeeping and preservation of the Collateral hereunder as determined by industry standards.
No provision of this Agreement shall require the Collateral Agent, the Custodial Agent or the Securities Intermediary to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder. In no event shall the Collateral Agent, the Custodial Agent or the Securities Intermediary be liable for any amount in excess of the value of the Collateral.
Section 15.02.    Instructions of the Company. The Company shall have the right, by one or more written instruments executed and delivered to the Collateral Agent, to direct the time, method and place of conducting any proceeding for the realization of any right or remedy available to the Collateral Agent, or of exercising any power conferred on the Collateral Agent, or to direct the taking or refraining from taking of any action authorized by this Agreement; provided, however, that (i) such direction shall not conflict with the provisions of any law or of this Agreement or involve the Collateral Agent in personal liability and (ii) the Collateral Agent shall be indemnified to its satisfaction as provided herein. Nothing contained in this Section 15.02 shall impair the right of the Collateral Agent in its discretion to take any action or omit to take any action which it deems proper and which is not inconsistent with such direction. None of the Collateral Agent, the Custodial Agent or the Securities Intermediary has any obligation or responsibility to file UCC financing or continuation statements.

Section 15.03.    Reliance by Collateral Agent, Custodial Agent and Securities Intermediary. Each of the Securities Intermediary, the Custodial Agent and the Collateral Agent (solely for purposes of this paragraph, the “Agents”) shall be entitled to rely conclusively upon any certification, order, judgment, opinion, notice or other written communication (including, without limitation, any thereof by e-mail or similar electronic means, telecopy or facsimile) believed by it in good faith to be genuine and to have been signed or sent by or on behalf of the proper Person or Persons (without being required to determine the correctness of any fact stated therein) and consult with and conclusively rely upon advice, opinions and statements of legal counsel and other experts selected by the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be. As to any discretionary action or matters not expressly provided for by this Agreement, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Company or the Holders, as the case may be; provided that it is understood that in all cases the Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such direction from the Company or the Holders (acting in accordance with this Agreement), as such Agent deems appropriate. This provision is intended solely for the benefit of the Agents and their successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.
Section 15.04.    Certain Rights. (a) Whenever in the administration of the provisions of this Agreement the Collateral Agent, the Custodial Agent or the Securities Intermediary shall deem it necessary or desirable that a matter be proved or established prior to taking, or omitting to take, or suffering any action hereunder, or suffering to exist any state of events, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Collateral Agent, the Custodial Agent or the Securities Intermediary, be deemed to be conclusively proved and established by an Officers’ Certificate delivered to the Collateral Agent, the Custodial Agent or the Securities Intermediary and such certificate, in the absence of bad faith on the part of the Collateral Agent, the Custodial Agent or the Securities Intermediary, shall be full warrant to the Collateral Agent, the Custodial Agent or the Securities Intermediary for any action taken, suffered or omitted by it under the provisions of this Agreement in reliance thereon.
(a)    The Collateral Agent, the Custodial Agent or the Securities Intermediary shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document that it reasonably believes to be genuine.
Section 15.05.    Merger, Conversion, Consolidation or Succession to Business. Any Person or national association into which the Collateral Agent, the Custodial Agent or the Securities Intermediary may be merged or converted or with which it may be consolidated, or any Person or national association resulting from any merger, conversion or consolidation to which the Collateral Agent, the Custodial Agent or the Securities Intermediary shall be a party, or any Person or national association succeeding to all or substantially all of the corporate trust business of the Collateral Agent (including the administration of this Agreement), the Custodial Agent or the Securities Intermediary shall be the successor of the Collateral Agent, the Custodial Agent or the Securities Intermediary hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.
Section 15.06.    Rights in Other Capacities. The Collateral Agent, the Custodial Agent and the Securities Intermediary and their affiliates may (without having to account therefor to the Company) accept deposits from, lend money to, make their investments in and generally engage in any kind of banking, trust or other business with the Purchase Contract Agent, any other Person interested herein and any Holder (and any of their respective subsidiaries or affiliates) as if it were not acting as the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, and the Collateral Agent, the Custodial Agent, the Securities Intermediary and their affiliates may accept fees and other consideration from the Purchase Contract Agent and any Holder without having to account for the same to the Company; provided that each of the Collateral Agent, the Custodial Agent and the Securities Intermediary covenants and agrees with the Company that it shall not accept, receive or permit there to be created in favor of itself and shall take no affirmative action to permit there to be created in favor of any other Person, any security interest, lien or other encumbrance of any kind in or upon the Collateral other than the lien created by the Pledge.
Section 15.07.    Non-reliance on the Collateral Agent, Custodial Agent And Securities Intermediary. None of the Collateral Agent, the Custodial Agent and the Securities Intermediary shall be required to keep itself informed as to the performance or observance by the Purchase Contract Agent or any Holder of this Agreement, the Units or any other document referred to or provided for herein or therein or to inspect the properties or books of the Purchase Contract Agent or any Holder. None of the Collateral Agent, the Custodial Agent or the Securities Intermediary shall have any duty or responsibility to provide the Company with any credit or other information concerning the affairs, financial condition or business of the Purchase Contract Agent or any Holder (or any of their respective affiliates) that may come into the possession of the Collateral Agent, the Custodial Agent or the Securities Intermediary or any of their respective affiliates.
Section 15.08.    Compensation and Indemnity. The Company agrees to:
(a)    pay the Collateral Agent, the Custodial Agent and the Securities Intermediary from time to time such compensation as shall be agreed in writing between the Company and the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, for all services rendered by them hereunder;
(b)    indemnify and hold harmless the Collateral Agent, the Custodial Agent, the Securities Intermediary and each of their respective directors, officers, agents and employees (collectively, the “Pledge Indemnitees”), from and against any and all losses, damages, claims, liabilities, and expenses (including reasonable fees and out of pocket expenses of outside counsel) (collectively, “Losses” and individually, a “Loss”) that may be imposed on, incurred by, or asserted against, the Pledge Indemnitees or any of them for following any instructions or other directions upon which any of the Collateral Agent, the Custodial Agent or the Securities Intermediary is entitled to rely pursuant to the terms of this Agreement; provided that the Collateral Agent, the Custodial Agent or the Securities Intermediary has not acted with gross negligence or engaged in willful misconduct with respect to the specific Loss against which indemnification is sought; and

(c)    in addition to and not in limitation of paragraph (b) of this Section 15.08, indemnify and hold the Pledge Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by or asserted against, the Pledge Indemnitees or any of them in connection with or arising out of the Collateral Agent’s, the Custodial Agent’s or the Securities Intermediary’s acceptance or performance of its powers and duties under this Agreement, provided that the Collateral Agent, the Custodial Agent or the Securities Intermediary has not acted with gross negligence or engaged in willful misconduct with respect to the specific Loss against which indemnification is sought, including the Pledge Indemnitee’s reasonable out-of-pocket costs and expenses of defending themselves against any claim or liability (whether asserted by the Company, any Holder of Units, or otherwise) in connection with the exercise or performance of any of the Collateral Agent’s, the Custodial Agent’s or Securities Intermediary’s powers or duties hereunder or thereunder or of enforcing the provisions of this Section 15.08 and Section 15.14.
The provisions of this Section 15.08 and Section 15.14 shall survive the resignation or removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary and the termination of this Agreement.
Section 15.09.    Failure to Act. In the event that, in the good faith, reasonable belief of the Collateral Agent, the Custodial Agent or the Securities Intermediary, an ambiguity in the provisions of this Agreement arises or any actual dispute between or conflicting claims by or among the parties hereto or any other Person with respect to any funds or property deposited hereunder has been asserted in writing, then at its sole option, each of the Collateral Agent, the Custodial Agent and the Securities Intermediary shall be entitled, after prompt notice to the Company and the Purchase Contract Agent, to refuse to comply with any and all claims, demands or instructions with respect to such property or funds so long as such dispute or conflict shall continue, and the Collateral Agent, the Custodial Agent and the Securities Intermediary, as the case may be, shall not be or become liable in any way to any of the parties hereto for its failure or refusal to comply with such conflicting claims, demands or instructions. In such event, the Collateral Agent, the Custodial Agent and the Securities Intermediary shall be entitled to refuse to act until either:
(a)    such conflicting or adverse claims or demands shall have been finally determined by a court of competent jurisdiction or settled by agreement between the conflicting parties as evidenced in a writing reasonably satisfactory to the Collateral Agent, the Custodial Agent or the Securities Intermediary; or
(b)    the Collateral Agent, the Custodial Agent or the Securities Intermediary shall have received security or an indemnity reasonably satisfactory to it sufficient to hold it harmless from and against any and all loss, liability or reasonable out-of-pocket expense which it may incur by reason of its acting.
The Collateral Agent, the Custodial Agent and the Securities Intermediary may in addition elect to commence an interpleader action or seek other judicial relief or orders as the Collateral Agent, the Custodial Agent or the Securities Intermediary may deem necessary. Notwithstanding anything contained herein to the contrary, none of the Collateral Agent, the Custodial Agent or the Securities Intermediary shall be required to take any action that is in its opinion contrary to law or to the terms of this Agreement, or which would in its opinion subject it or any of its officers, employees or directors to personal liability.
Section 15.10.    Resignation of Collateral Agent, the Custodial Agent and the Securities Intermediary. Subject to the appointment and acceptance of a successor Collateral Agent, Custodial Agent or Securities Intermediary as provided below:
(i)    the Collateral Agent, the Custodial Agent or the Securities Intermediary may resign at any time by giving notice thereof to the Company and the Purchase Contract Agent as attorney-in-fact for the Holders;
(ii)    the Collateral Agent, the Custodial Agent or the Securities Intermediary may be removed at any time by the Company; and
(iii)    if the Collateral Agent, the Custodial Agent or the Securities Intermediary fails to perform any of its material obligations hereunder in any material respect for a period of not less than 20 days after receiving written notice of such failure by the Purchase Contract Agent and such failure shall be continuing, the Collateral Agent, the Custodial Agent and the Securities Intermediary may be removed by the Purchase Contract Agent, acting at the direction of Holders of a majority of the Units.
The Purchase Contract Agent shall promptly notify the Company upon the transmission of notice as contemplated by clause (iii) of Section 15.10 and any removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary pursuant to clause (iii) of this Section 15.10. Upon any such resignation or removal under this Section 15.10, the Company shall have the right to appoint a successor Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, which shall not be an Affiliate of the Purchase Contract Agent. If no successor Collateral Agent, Custodial Agent or Securities Intermediary shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Collateral Agent’s, Custodial Agent’s or Securities Intermediary’s giving of notice of resignation or the Company’s or the Purchase Contract Agent’s giving notice of such removal, then the retiring or removed Collateral Agent, Custodial Agent or Securities Intermediary may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Collateral Agent, Custodial Agent or Securities Intermediary. The Collateral Agent, the Custodial Agent and the Securities Intermediary shall each be a bank or a national banking association (which has an office or agency in the Borough of Manhattan, The City of New York, New York) with a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Collateral Agent, Custodial Agent or Securities Intermediary hereunder by a successor Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, such successor Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, and the retiring Collateral Agent, Custodial Agent or Securities Intermediary, as the case may be, shall take all appropriate action, subject to payment of any amounts then due and payable to it hereunder, to transfer any money and property held by it hereunder (including the Collateral) to such successor. The retiring Collateral Agent, Custodial Agent or Securities Intermediary shall, upon such succession, be discharged from its duties and obligations as Collateral Agent, Custodial Agent or Securities Intermediary hereunder. After any retiring Collateral Agent’s, Custodial Agent’s or Securities Intermediary’s resignation hereunder as Collateral Agent, Custodial Agent or Securities Intermediary, the provisions of this Article 15 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent, the Custodial Agent or the Securities Intermediary. Any resignation or removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary hereunder, at a time when such Person is also acting as the Collateral Agent, the Custodial Agent or the Securities Intermediary, as the case may be, shall be deemed for all purposes of this Agreement as the simultaneous resignation or removal of the Collateral Agent, the Securities Intermediary or the Custodial Agent, as the case may be.
Section 15.11.    Right to Appoint Agent or Advisor. The Collateral Agent shall have the right to appoint agents or advisors in connection with any of its duties hereunder, and the Collateral Agent shall not be liable for any action taken or omitted by, or in reliance upon the advice of, such agents or advisors selected in good faith. The appointment of agents pursuant to this Section 15.11 shall be subject to prior written consent of the Company, which consent shall not be unreasonably withheld.
Section 15.12.    Survival. The provisions of this Article 15 shall survive termination of this Agreement and the resignation or removal of the Collateral Agent, the Custodial Agent or the Securities Intermediary.
Section 15.13.    Exculpation. Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Purchase Contract Agent, the Collateral Agent, the Custodial Agent or the Securities Intermediary or their officers, directors, employees or agents be liable under this Agreement for indirect, special, punitive, or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, whether or not the likelihood of such loss or damage was known to the Collateral Agent, the Custodial Agent or the Securities Intermediary, or any of them and regardless of the form of action.
Section 15.14.    Expenses, Etc. The Company agrees to reimburse the Collateral Agent, the Custodial Agent and the Securities Intermediary for:
(a)    all reasonable costs, fees and out-of-pocket expenses of the Collateral Agent, the Custodial Agent and the Securities Intermediary (including, without limitation, the reasonable fees and expenses of counsel to the Collateral Agent, the Custodial Agent and the Securities Intermediary), in connection with (i) the negotiation, preparation, execution and delivery or performance of this Agreement (excluding taxes that are based on or measured by income in whole or in part (including franchise taxes)) and (ii) any modification, supplement or waiver of any of the terms of this Agreement;
(b)    all reasonable costs, fees and out-of-pocket expenses of the Collateral Agent, the Custodial Agent and the Securities Intermediary (including, without limitation, reasonable fees and expenses of counsel) in connection with (i) any enforcement or proceedings resulting or incurred in connection with causing any Holder to satisfy its obligations under the Purchase Contracts forming a part of the Units and (ii) the enforcement of this Section 15.14;

(c)    all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated hereby;
(d)    all reasonable fees and out-of-pocket expenses of any agent or advisor appointed by the Collateral Agent and consented to by the Company under Section 15.11; and
(e)    any other out-of-pocket costs and expenses (excluding taxes) reasonably incurred by the Collateral Agent, the Custodial Agent and the Securities Intermediary in connection with the performance of their duties hereunder.
Section 15.15.    Force Majeure. In no event shall any of the Collateral Agent, Custodial Agent and Securities Intermediary be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by circumstances beyond its control, including, without limitation, acts of God; earthquake; fires; floods; wars; civil or military disturbances; terrorist acts; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; or acts of civil or military authority or governmental actions, in each case, which delay, restrict or prohibit the providing of services contemplated by this Agreement; it being understood that the Collateral Agent, Custodial Agent and Securities Intermediary shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under such circumstances.
ARTICLE 16

MISCELLANEOUS
Section 16.01.    Security Interest Absolute. All rights of the Collateral Agent and security interests hereunder, and all obligations of the Holders from time to time hereunder pursuant to the Pledge, shall be absolute and unconditional irrespective of:
(a)    any lack of validity or enforceability of any provision of the Purchase Contracts or the Units or any other agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or any other term of, or any increase in the amount of, all or any of the Obligations of Holders of the Units under the related Purchase Contracts, or any other amendment or waiver of any term of, or any consent to any departure from any requirement of, the Purchase Contract Agreement or any Purchase Contract or any other agreement or instrument relating thereto; or
(c)    any other circumstance which might otherwise constitute a defense available to, or discharge of, a borrower, a guarantor or a pledgor.
Section 16.02.    Notice of Termination Event. Upon the occurrence of a Termination Event, the Company shall deliver written notice to the Purchase Contract Agent, the Collateral Agent and the Securities Intermediary within a reasonable amount of time and to the extent permitted by law.

Section 16.03.    USA PATRIOT Act. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to the Agent such information as it may request, from time to time, in order for the Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.
The duties and obligations of the Agent shall be determined solely by the express terms of this Agreement, and no duties, obligations or responsibilities shall be implied into this Agreement against the Agent.
[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
DTE ENERGY COMPANY

By:/s/Jeffrey A. Jewell
Name: Jeffrey A. Jewell
Title: Chief Risk Officer

Date:    November 1, 2019

Attest:

By:/s/Lisa A. Muschong
Name:    Lisa A. Muschong
Title:    Vice President, Corporate Secretary and
Chief of Staff

Signature Page to Purchase Contract and Pledge Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Purchase Contract Agent, Collateral Agent, Custodial Agent, Securities Intermediary and as attorney-in-fact of the Holders from time to time of the Units
By: /s/Karen Yu
Authorized Signatory
Date: November 1, 2019

Signature Page to Purchase Contract and Pledge Agreement

EXHIBIT A
(FORM OF FACE OF CORPORATE UNITS CERTIFICATE)
[For inclusion in Global Certificate only — THIS CERTIFICATE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE PURCHASE CONTRACT AND PLEDGE AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS THE NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS CERTIFICATE IS EXCHANGEABLE FOR CERTIFICATES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE PURCHASE CONTRACT AND PLEDGE AGREEMENT AND NO TRANSFER OF THIS CERTIFICATE (OTHER THAN A TRANSFER OF THIS CERTIFICATE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

No.    CUSIP No. [233331 842]
Number of Corporate Units:    ISIN No. [US2333318424]
DTE ENERGY COMPANY
Corporate Units
This Corporate Units Certificate certifies that [Cede & Co.] is the registered Holder of the number of Corporate Units set forth above [For inclusion in Global Certificates only — or such other number of Corporate Units reflected in the Schedule of Increases or Decreases in Global Certificate attached hereto, which number, taken together with the number of all other Outstanding Corporate Units and the number of all Outstanding Treasury Units, shall not exceed 26,000,000 Units. Each Corporate Unit consists of (i) the rights and obligations of the Holder under one Purchase Contract with the Company pursuant to which (A) the Holder will agree to purchase from the Company, and the Company will agree to sell to the Holder, on the Purchase Contract Settlement Date (unless a Termination Event, an Early Settlement or a Fundamental Change Early Settlement has occurred), for the Stated Amount in cash, a number of shares of Common Stock equal to the Settlement Rate, subject to anti-dilution adjustments and (B) the Company will pay the Holder quarterly Contract Adjustment Payments, subject to the Company’s right to defer such Contract Adjustment Payments and (ii) either (A) an Applicable Ownership Interest in Notes or (B) upon the occurrence of a Successful Optional Remarketing during an Optional Remarketing Period, the Applicable Ownership Interest in the Treasury Portfolio, subject to the pledge of the Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) by such Holder pursuant to the Purchase Contract and Pledge Agreement.
All capitalized terms used herein that are defined in the Purchase Contract and Pledge Agreement (as defined on the reverse hereof) have the meaning set forth therein.
In the event of any inconsistency between the provisions of this Corporate Units Certificate and the provisions of the Purchase Contract and Pledge Agreement (as defined below), the provisions of the Purchase Contract and Pledge Agreement shall govern and control.
Pursuant to the Purchase Contract and Pledge Agreement, the Applicable Ownership Interest in Notes or the Applicable Ownership Interest in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio), as the case may be, constituting part of each Corporate Unit evidenced hereby have been pledged to the Collateral Agent, for the benefit of the Company, to secure the Obligations of the Holder under the Purchase Contract comprising part of such Corporate Unit.
All payments of interest on the Pledged Applicable Ownership Interests in Notes or distributions with respect to the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of Applicable Ownership Interests in the Treasury Portfolio), as the case may be, constituting part of the Corporate Units shall be paid on the dates and in the manner set forth in the Purchase Contract and Pledge Agreement. Interest on the Notes underlying the Applicable Ownership Interests in Notes or distributions on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of Applicable Ownership Interests in the Treasury Portfolio), as the case may be, forming part of the Corporate Units evidenced hereby, which are payable on each Payment Date (or, in the case of distributions on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of Applicable Ownership Interests in the Treasury Portfolio), which is payable on the maturity date thereof), shall, subject to receipt thereof by the Purchase Contract Agent, be paid to the Person in whose name this Corporate Units Certificate (or a Predecessor Corporate Units Certificate) is registered at the close of business on the Record Date for the relevant Payment Date.
Each Purchase Contract evidenced hereby obligates the Holder of this Corporate Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date, at a Purchase Price equal to the Stated Amount, a number of shares of Common Stock, equal to the Settlement Rate, unless on or prior to the Purchase Contract Settlement Date there shall have occurred a Termination Event, an Early Settlement or a Fundamental Change Early Settlement with respect to such Purchase Contract, all as provided in the Purchase Contract and Pledge Agreement. The Purchase Price for the shares of Common Stock purchased pursuant to each Purchase Contract evidenced hereby, if not paid earlier, shall be paid on the Purchase Contract Settlement Date by application of payment received in the Final Remarketing of the Notes underlying the Pledged Applicable Ownership Interests in Notes equal to the principal amount thereof or the proceeds of the Pledged Applicable Ownership Interests in the Treasury Portfolio, as the case may be, pledged to secure the Holder’s Obligations under such Purchase Contract.
Interest on the Applicable Ownership Interests in Notes and distributions on the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition of Applicable Ownership Interests in the Treasury Portfolio), to the extent payable to the Holder pursuant to the Purchase Contract and Pledge Agreement, if the book entry system for the Units has been terminated, will be payable by check mailed to the address of the Holder as it appears on the Security Register or, if the Holder so requests and designates an account in writing to the Purchase Contract Agent at least five Business Days prior to the relevant Payment Date, by wire transfer to such account. All payments with respect to Global Certificates will be made by wire transfer of immediately available funds to the Depositary.
Each Purchase Contract evidenced hereby obligates each Holder and Beneficial Owner to agree, for U.S. federal, state and local income tax purposes (unless otherwise required by any taxing authority) (i) to treat each Beneficial Owner of a Corporate Unit as the owner, separately, of each of the applicable Purchase Contract and the applicable interests in the Collateral, including the Notes underlying the Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, (ii) to treat the Notes as indebtedness, (iii) to allocate, as of the date hereof, 100% of the purchase price for a Corporate Unit to the Applicable Ownership Interests in Notes and 0% to each Purchase Contract, which will establish each Beneficial Owner’s initial tax basis in each Purchase Contract as $0 and each Beneficial Owner’s initial tax basis in each Applicable Ownership Interest in Notes as $50, and (iv) in all events, not to take any position for U.S. federal, state or local income tax purposes that is inconsistent with or contrary to the above covenants.

The Company shall pay, on each Contract Adjustment Payment Date, in respect of each Purchase Contract forming part of a Corporate Unit evidenced hereby, an amount (the “Contract Adjustment Payments”) equal to 4.00% per year of the Stated Amount, computed on the basis of a 360-day year consisting of twelve 30-day months. Such Contract Adjustment Payments shall be payable to the Person in whose name this Corporate Units Certificate is registered at the close of business on the Record Date for such Contract Adjustment Payment Date. The Company may, at its option, defer such Contract Adjustment Payments as described in the Purchase Contract and Pledge Agreement. The Contract Adjustment Payments are unsecured and will rank subordinate and junior in right of payment to all of the Company’s existing and future Senior Indebtedness.
If the book-entry system for the Corporate Units has been terminated, the Contract Adjustment Payments will be payable by check mailed to the address of the Person entitled thereto at such Person’s address as it appears on the Security Register or, if such Person so requests and designates an account in writing to the Purchase Contract Agent at least five Business Days prior to the relevant Payment Date, by wire transfer to such account.
Reference is hereby made to the further provisions set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Purchase Contract Agent by manual signature, this Corporate Units Certificate shall not be entitled to any benefit under the Purchase Contract and Pledge Agreement or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company and the Holder specified above have caused this instrument to be duly executed.

DTE ENERGY COMPANY

By:___________________________________________
Name:
Title:

Date: November 1, 2019

Attest:

By:___________________________________________
Name:
Title:

EXHIBIT A
IN WITNESS WHEREOF, the Company and the Holder specified above have caused this instrument to be duly executed.

HOLDER SPECIFIED ABOVE (as to obligations of such Holder under the Purchase Contracts)

By:	The Bank of New York Mellon Trust Company, N.A., not individually but solely as attorney-in-fact of such Holder

By:___________________________________________
Authorized Signatory

CERTIFICATE OF AUTHENTICATION OF
PURCHASE CONTRACT AGENT
This is one of the Corporate Units Certificates referred to in the within mentioned Purchase Contract and Pledge Agreement.

By:	The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent

By:___________________________________________
Authorized Signatory

Date:	November 1, 2019

A-1

EXHIBIT A
(REVERSE OF CORPORATE UNITS CERTIFICATE)
Each Purchase Contract evidenced hereby is governed by the Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (as may be supplemented from time to time, the “Purchase Contract and Pledge Agreement”), among the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact for the Holders of Corporate Units and Treasury Units from time to time, as Collateral Agent, as Custodial Agent, and as Securities Intermediary, to which Purchase Contract and Pledge Agreement and supplemental agreements thereto reference is hereby made for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Purchase Contract Agent, the Company, and the Holders and of the terms upon which the Corporate Units Certificates are, and are to be, executed and delivered.
Each Purchase Contract evidenced hereby obligates the Holder of this Corporate Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date at a price equal to the Stated Amount, a number of shares of Common Stock equal to the Settlement Rate, unless an Early Settlement, a Fundamental Change Early Settlement or a Termination Event with respect to the Unit of which such Purchase Contract is a part shall have occurred. The Settlement Rate is subject to adjustment as described in the Purchase Contract and Pledge Agreement.
No fractional shares of Common Stock will be issued upon settlement of any Purchase Contracts, as provided in Section 5.09 of the Purchase Contract and Pledge Agreement.
Each Purchase Contract evidenced hereby that is settled through Early Settlement or Fundamental Change Early Settlement shall obligate the Holder of the related Corporate Units to purchase at the Purchase Price, and the Company to sell, a number of shares of Common Stock equal to the Minimum Settlement Rate, in the case of an Early Settlement, or the Settlement Rate plus the applicable number of Make-Whole Shares (determined, in each case, as set forth in the Purchase Contract and Pledge Agreement), in the case of a Fundamental Change Early Settlement.
In accordance with the terms of the Purchase Contract and Pledge Agreement, unless a Termination Event shall have occurred, the Holder of this Corporate Units Certificate shall pay the Purchase Price for the shares of Common Stock purchased pursuant to each Purchase Contract evidenced hereby by effecting a Cash Settlement, an Early Settlement, a Fundamental Change Early Settlement, from the proceeds of the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio), from the proceeds of a Final Remarketing of the Notes underlying the Pledged Applicable Ownership Interests in Notes or from the exercise of a Holder’s Put Right. Unless a Termination Event has occurred, a Holder of Corporate Units who (1) does not make an effective Cash Settlement in the manner and by the time provided in Section 5.02(b)(ix) or 5.03(a) of the Purchase Contract and Pledge Agreement, (2) does not, in the manner and at the times provided in the Purchase Contract and Pledge Agreement, make an effective Early Settlement and (3) does not, in the manner and at the times provided in the Purchase Contract and Pledge Agreement, make an effective Fundamental Change Early Settlement, shall pay the Purchase Price, as described in the Purchase Contract and

Pledge Agreement, for the shares of Common Stock to be delivered under the related Purchase Contract (1) in the case of a Successful Final Remarketing, from the proceeds of the sale of the Notes underlying the Pledged Applicable Ownership Interests in Notes held by the Collateral Agent in the Final Remarketing, (2) in the case of a Successful Optional Remarketing, from the proceeds at maturity of the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio) or (3) in the case of a Failed Remarketing, from the proceeds of the exercise of a Holder’s Put Right, as described below.
As provided in the Purchase Contract and Pledge Agreement, upon the occurrence of a Failed Final Remarketing, as of the Purchase Contract Settlement Date, each Holder of any Pledged Applicable Ownership Interests in Notes, unless such Holder has elected Cash Settlement and delivered cash in accordance with Section 5.02(b)(ix) of the Purchase Contract and Pledge Agreement, shall be deemed to have exercised such Holder’s Put Right with respect to the Notes underlying such Applicable Ownership Interests in Notes and to have elected to apply the Proceeds of the Put Price therefor against such Holder’s obligation to pay the aggregate Purchase Price for the shares of Common Stock to be issued under the related Purchase Contracts in full satisfaction of such Holders’ Obligations under such Purchase Contracts.
The Company shall not be obligated to issue any shares of Common Stock in respect of a Purchase Contract or deliver any certificates therefor to the Holder unless it shall have received payment of the aggregate Purchase Price, as described in the Purchase Contract and Pledge Agreement, for the shares of Common Stock to be purchased thereunder in the manner set forth in the Purchase Contract and Pledge Agreement.
The Purchase Contracts and all obligations and rights of the Company and the Holders thereunder, including, without limitation, the rights of the Holders to receive and the obligation of the Company to pay any Contract Adjustment Payments, shall immediately and automatically terminate, without the necessity of any notice or action by any Holder, the Purchase Contract Agent or the Company, if, on or prior to the Purchase Contract Settlement Date, a Termination Event shall have occurred. Upon the occurrence of a Termination Event, the Company shall give written notice to the Purchase Contract Agent, the Collateral Agent, and to the Holders, at their addresses as they appear in the Security Register. Upon and after the occurrence of a Termination Event, the Collateral Agent shall release the Notes underlying the Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) forming a part of each Corporate Unit, and all other Collateral, from the Pledge. A Corporate Unit shall thereafter represent the right to receive the Notes underlying the Applicable Ownership Interest in the Notes or the Applicable Ownership Interests in the Treasury Portfolio forming a part of such Corporate Units in accordance with the terms of the Purchase Contract and Pledge Agreement.
Under the terms of the Purchase Contract and Pledge Agreement, the Purchase Contract Agent shall exercise the voting and any other consensual rights pertaining to the Notes underlying the Pledged Applicable Ownership Interests in Notes to the extent instructed in writing by the Holders. Upon receipt of notice of any meeting at which holders of Notes are entitled to vote or upon any solicitation of consents, waivers or proxies of holders of Notes, the Purchase Contract Agent shall, as soon as practicable thereafter, mail, first class, postage prepaid, to the Corporate Units Holders the notice required by the Purchase Contract and Pledge Agreement.
Subject to the provisions of the Purchase Contract and Pledge Agreement, upon the occurrence of a Successful Optional Remarketing and receipt in the Collateral Account of the proceeds thereof, the Collateral Agent shall instruct the Securities Intermediary to apply an amount equal to the Treasury Portfolio Purchase Price to purchase the Treasury Portfolio.
Following the occurrence of a Successful Optional Remarketing, the Holders of Corporate Units and the Collateral Agent shall have such security interests, rights and obligations with respect to the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) as the Holder of Corporate Units and the Collateral Agent had in respect of Applicable Ownership Interests in Notes and the underlying Notes, subject to the Pledge thereof as provided in the Purchase Contract and Pledge Agreement and any reference herein to the Notes or Applicable Ownership Interests in Notes shall be deemed to be a reference to the Treasury Portfolio or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be.
The Corporate Units Certificates are issuable only in registered form and only in denominations of a single Corporate Unit and any integral multiple thereof. The transfer of any Corporate Units Certificate will be registered and Corporate Units Certificates may be exchanged as provided in the Purchase Contract and Pledge Agreement. A Holder who elects to substitute Treasury Securities with an aggregate principal amount at maturity equal to the aggregate principal amount of Notes underlying the Applicable Ownership Interests in Notes, thereby creating Treasury Units, shall be responsible for any fees or expenses payable in connection therewith. Except as provided in the Purchase Contract and Pledge Agreement, such Corporate Unit shall not be separable into its constituent parts, and the rights and obligations of the Holder of such Corporate Unit in respect of the Applicable Ownership Interest in Notes, or Applicable Ownership Interest in the Treasury Portfolio, as the case may be, and the Purchase Contract constituting such Corporate Units may be acquired, and may be transferred and exchanged, only as a Corporate Unit.
Subject to, and in compliance with, the terms and conditions set forth in the Purchase Contract and Pledge Agreement, the Holder of Corporate Units may effect a Collateral Substitution. From and after such Collateral Substitution, each Unit for which Pledged Treasury Securities secure the Holder’s obligation under the Purchase Contract shall be referred to as a “Treasury Unit.” Subject to certain exceptions in the Purchase Contract and Pledge Agreement, a Holder may make such Collateral Substitution only in integral multiples of 20 Corporate Units for 20 Treasury Units.
Subject to and upon compliance with the provisions of, and certain exceptions described in, the Purchase Contract and Pledge Agreement, at the option of the Holder thereof, Purchase Contracts underlying Units may be settled early by effecting an Early Settlement as provided in the Purchase Contract and Pledge Agreement in integral multiples of 20 Corporate Units, or if Applicable Ownership Interests in the Treasury Portfolio have replaced the Applicable Ownership Interests in Notes as a component of the Corporate Units, in integral multiples of 32,000 Corporate Units.

Upon Early Settlement of Purchase Contracts by a Holder of the related Units, the Notes underlying the Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) underlying such Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock equal to the Minimum Settlement Rate for each Purchase Contract as to which Early Settlement is effected.
Upon the occurrence of a Fundamental Change, a Holder of Corporate Units may effect Fundamental Change Early Settlement of the Purchase Contracts underlying such Corporate Units pursuant to the terms of the Purchase Contract and Pledge Agreement in integral multiples of 20 Corporate Units, or if the Applicable Ownership Interests in the Treasury Portfolio have replaced the Applicable Ownership Interests in Notes as a component of the Corporate Units, in integral multiples of 32,000 Corporate Units. Upon Fundamental Change Early Settlement of Purchase Contracts by a Holder of the related Corporate Units, the Notes underlying the Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of such term) underlying such Corporate Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock or other consideration specified in the Purchase Contract and Pledge Agreement on account of each Purchase Contract that forms a part of a Corporate Unit as to which Fundamental Change Early Settlement is effected equal to the sum of the applicable Settlement Rate and the applicable number of Make-Whole Shares (determined, in each case, as set forth in the Purchase Contract and Pledge Agreement).
Upon registration of transfer of this Corporate Units Certificate, the transferee shall be bound (without the necessity of any other action on the part of such transferee, except as may be required by the Purchase Contract Agent pursuant to the Purchase Contract and Pledge Agreement), under the terms of the Purchase Contract and Pledge Agreement and the Purchase Contracts evidenced hereby and the transferor shall be released from the obligations under the Purchase Contracts evidenced by this Corporate Units Certificate. The Company covenants and agrees, and the Holder, by its acceptance hereof, likewise covenants and agrees, to be bound by the provisions of this paragraph.
The Holder of this Corporate Units Certificate, by its acceptance hereof, irrevocably appoints the Purchase Contract Agent to enter into and perform the related Purchase Contracts forming part of the Corporate Units evidenced hereby and the Purchase Contract and Pledge Agreement on its behalf and in its name as its attorney-in-fact; agrees to be bound by the terms and provisions of the Corporate Unit evidenced hereby (including, but not limited to, the terms and provisions of the Purchase Contract forming part of such Unit, and the Purchase Contract and Pledge Agreement) for so long as it remains a Holder of such Unit; consents to, and agrees to be bound by, the Pledge of the Applicable Ownership Interests in Notes and the underlying Notes or the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio), as the case may be, underlying this Corporate Units Certificate pursuant to the Purchase Contract and Pledge Agreement; and expressly withholds any consent to the assumption under Section 365 of the Bankruptcy Code or otherwise of the Purchase Contract forming part of the Corporate Unit evidenced hereby by the Company or its trustee, receiver, liquidator or any person or entity performing similar functions in the event that the Company becomes a debtor under the Bankruptcy Code or subject to other similar state or Federal law providing for reorganization or liquidation. The Holder further covenants and agrees that, to the extent and in the manner provided in the Purchase Contract and Pledge Agreement, any payments with respect to the Notes underlying the Pledged Applicable Ownership Interests in Notes (other than interest payments thereon) or the Proceeds of the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (i) of the definition of Applicable Ownership Interest in the Treasury Portfolio), as the case may be, on the Purchase Contract Settlement Date in an amount equal to the aggregate Purchase Price, as described in the Purchase Contract and Pledge Agreement, for the related Purchase Contracts shall be paid by the Collateral Agent to the Company in satisfaction of such Holder’s Obligations under the related Purchase Contracts.
Subject to certain exceptions, the provisions of the Purchase Contract and Pledge Agreement may be amended with the consent of the Holders of not less than a majority of the Outstanding Units.
The Corporate Units and Purchase Contracts shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts of laws principles thereof).
The Purchase Contracts shall not, prior to the settlement thereof, entitle the Holder to any of the rights of a holder of shares of Common Stock.
Prior to due presentment of this Certificate for registration of transfer, the Company and the Purchase Contract Agent, and any agent of the Company or the Purchase Contract Agent, may treat the Person in whose name this Corporate Units Certificate is registered as the owner of the Corporate Units evidenced hereby for the purpose of (subject to the applicable record date) any payment or distribution with respect to the Notes underlying the Applicable Ownership Interests in Notes, the Applicable Ownership Interests in the Treasury Portfolio (as specified in clause (ii) of the definition thereof) or payment of Contract Adjustment Payments and performance of the Purchase Contracts and for all other purposes whatsoever in connection with the Corporate Units, whether or not such payment, distribution, or performance shall be overdue and notwithstanding any notice to the contrary, and neither the Company or the Purchase Contract Agent, nor any agent of the Company or the Purchase Contract Agent, shall be affected by notice to the contrary. A copy of the Purchase Contract and Pledge Agreement is available for inspection at the offices of the Purchase Contract Agent.

ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM:	as tenants in common

UNIF GIFT MIN ACT:	________________ Custodian ________________
	(cust)	(minor)
Under Uniform Gifts to Minors Act of
TENANT:	as tenants by the entireties
JT TEN:	as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
(Please insert Social Security or Taxpayer I.D. or other Identifying Number of Assignee)
(Please Print or Type Name and Address Including Postal Zip Code of Assignee)
the within Corporate Units Certificates and all rights thereunder, hereby irrevocably constituting and appointing                           attorney, to transfer said Corporate Units Certificates on the books of DTE ENERGY COMPANY, with full power of substitution in the premises.

Dated: ______________________________	Signature: _____________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Corporate Units Certificates in every particular, without alteration or enlargement or any change whatsoever.

Signature
Guarantee: ___________________________

SETTLEMENT INSTRUCTIONS
The undersigned Holder directs that a certificate (including in book-entry if requested by the Holder) for shares of Common Stock deliverable upon settlement on or after the Purchase Contract Settlement Date of the Purchase Contracts underlying the number of Corporate Units evidenced by this Corporate Units Certificate be registered in the name of, and delivered, together with a check in payment for any fractional share, to the undersigned at the address indicated below (or to the securities account designated in writing by the Holder) unless a different name and address have been indicated below. If shares are to be registered in the name of, or beneficial interests therein are to be transferred to, a Person other than the undersigned (or the Beneficial Owner of this Certificate), the undersigned (or the Beneficial Owner of this Certificate) will pay any transfer tax payable incident thereto.

(if assigned to another person)

Dated: _________________________________________	REGISTERED HOLDER

If shares are to be registered in the name of and delivered to a Person other than the Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature:	Please print name and address of registered Holder:
Name: _________________________________
Address: _______________________________	Name: ______________________________
Address: _____________________________

________________________________________
Social Security or other Taxpayer
Identification Number, if any

Signature: ______________________________
Signature
Guarantee: ______________________________ _______________________________

ELECTION TO SETTLE EARLY/FUNDAMENTAL CHANGE EARLY SETTLEMENT
The undersigned Holder of this Corporate Units Certificate hereby irrevocably exercises the option to effect [Early Settlement] [Fundamental Change Early Settlement] in accordance with the terms of the Purchase Contract and Pledge Agreement with respect to the Purchase Contracts underlying the number of Corporate Units evidenced by this Corporate Units Certificate specified below. The option to effect [Early Settlement] [Fundamental Change Early Settlement] may be exercised only with respect to Purchase Contracts underlying Corporate Units in multiples of 20 Corporate Units or an integral multiple thereof; provided that if Applicable Ownership Interests in the Treasury Portfolio have replaced Applicable Ownership Interests in the Notes as a component of the Corporate Units, Corporate Units Holders may only effect [Early Settlement] [Fundamental Change Early Settlement] in multiples of 32,000 Corporate Units. The undersigned Holder directs that a certificate for shares (including in book-entry if requested by the Holder) of Common Stock or other securities deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] be registered in the name of, and delivered, together with a check in payment for any fractional share and (if applicable) any accrued and unpaid Contract Adjustment Payments (including deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon) payable upon such [Early Settlement] [Fundamental Change Early Settlement] and any Corporate Units Certificate representing any Corporate Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is not effected, to the undersigned at the address indicated below (or to the securities account designated in writing by the Holder) unless a different name and address have been indicated below. Notes underlying Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, and any other Collateral deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] will be transferred in accordance with the transfer instructions set forth below. If shares are to be registered in the name of, or beneficial interests therein are to be transferred to, a Person other than the undersigned (or the Beneficial Owner of this Certificate), the undersigned (or the Beneficial Owner of this Certificate) will pay any transfer tax payable incident thereto.

Dated: _______________________________	Signature: ______________________________

Signature
Guarantee:

Number of Corporate Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is being elected:

If shares are to be registered in the name of and delivered to a Person other than the	REGISTERED HOLDER
Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature: Name: Address: Social Security or other Taxpayer Identification Number, if any	Please print name and address of registered Holder: Name: Address:
Name: ______________________________	Name: ______________________________

Address: ____________________________	Address: ____________________________

____________________________________
Social Security or other Taxpayer
Identification Number, if any

Signature: ___________________________

Signature
Guarantee: ___________________________

Transfer Instructions for Notes underlying Pledged Applicable Ownership Interests in Notes or the Applicable Ownership Interests in the Treasury Portfolio, as the case may be, transferable upon [Early Settlement] [Fundamental Change Early Settlement]:

[TO BE ATTACHED TO GLOBAL CERTIFICATES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL CERTIFICATE
The initial number of Corporate Units evidenced by this Global Certificate is [            ]. The following increases or decreases in this Global Certificate have been made:

Date	Amount of increase in number of Corporate Units evidenced by the Global Certificate	Amount of decrease in number of Corporate Units evidenced by the Global Certificate	Number of Corporate Units evidenced by this Global Certificate following such decrease or increase	Signature of authorized signatory of Purchase Contract Agent

EXHIBIT B
(FORM OF FACE OF TREASURY UNITS CERTIFICATE)
[For inclusion in Global Certificate only — THIS CERTIFICATE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE PURCHASE CONTRACT AND PLEDGE AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS THE NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS CERTIFICATE IS EXCHANGEABLE FOR CERTIFICATES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE PURCHASE CONTRACT AND PLEDGE AGREEMENT AND NO TRANSFER OF THIS CERTIFICATE (OTHER THAN A TRANSFER OF THIS CERTIFICATE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

B-1

No.    CUSIP No. [233331 834]
Number of Treasury Units:    ISIN No. [US2333318341]
DTE ENERGY COMPANY
Treasury Units
This Treasury Units Certificate certifies that [Cede & Co.] is the registered Holder of the number of Treasury Units set forth above [For inclusion in Global Certificates only — or such other number of Treasury Units reflected in the Schedule of Increases or Decreases in Global Certificate attached hereto, which number, taken together with the number of all other Outstanding Treasury Units and the number of all Outstanding Corporate Units, shall not exceed 26,000,000 Units. Each Treasury Unit consists of (i) a 1/20, or 5%, undivided beneficial ownership interest in a Treasury Security having a principal amount at maturity equal to $1,000, subject to the Pledge of such Treasury Security by such Holder pursuant to the Purchase Contract and Pledge Agreement, and (ii) the rights and obligations of the Holder under one Purchase Contract with the Company pursuant to which (A) the Holder will agree to purchase from the Company, and the Company will agree to sell to the Holder, on the Purchase Contract Settlement Date (unless a Termination Event, an Early Settlement or a Fundamental Change Early Settlement has occurred), for the Stated Amount in cash, a number of shares of Common Stock equal to the Settlement Rate, subject to anti-dilution adjustments and (B) the Company will pay the Holder quarterly Contract Adjustment Payments, subject to the Company’s right to defer such Contract Adjustment Payments.
All capitalized terms used herein that are defined in the Purchase Contract and Pledge Agreement (as defined on the reverse hereof) have the meaning set forth therein.
In the event of any inconsistency between the provisions of this Treasury Units Certificate and the provisions of the Purchase Contract and Pledge Agreement (as defined below), the provisions of the Purchase Contract and Pledge Agreement shall govern and control.
Pursuant to the Purchase Contract and Pledge Agreement, the Treasury Securities underlying each Treasury Unit evidenced hereby have been pledged to the Collateral Agent, for the benefit of the Company, to secure the Obligations of the Holder under the Purchase Contract comprising part of such Treasury Unit.
Each Purchase Contract evidenced hereby obligates the Holder of this Treasury Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date, at a Purchase Price equal to the Stated Amount, a number of shares of Common Stock equal to the Settlement Rate, unless on or prior to the Purchase Contract Settlement Date there shall have occurred a Termination Event, an Early Settlement or a Fundamental Change Early Settlement with respect to such Purchase Contract, all as provided in the Purchase Contract and Pledge Agreement. The Purchase Price for the shares of Common Stock purchased pursuant to each Purchase Contract evidenced hereby, if not paid earlier, shall be paid on the Purchase Contract Settlement Date by

B-2

application of the proceeds from the Treasury Securities at maturity pledged to secure the Holder’s Obligations under such Purchase Contract.
Each Purchase Contract evidenced hereby obligates each Holder and Beneficial Owner to agree, for U.S. federal, state and local income tax purposes (unless otherwise required by any taxing authority), to treat each Beneficial Owner of a Treasury Unit as the owner, separately of each of the applicable Purchase Contract and the applicable interests in the Treasury Securities.
The Company shall pay, on each Contract Adjustment Payment Date, in respect of each Purchase Contract forming part of a Treasury Unit evidenced hereby, an amount (the “Contract Adjustment Payments”) equal to 4.00% per year of the Stated Amount, computed on the basis of a 360-day year consisting of twelve 30-day months. Such Contract Adjustment Payments shall be payable to the Person in whose name this Treasury Units Certificate is registered at the close of business on the Record Date for such Contract Adjustment Payment Date. The Company may, at its option, defer such Contract Adjustment Payments, as described in the Purchase Contract and Pledge Agreement. The Contract Adjustment Payments are unsecured and will rank subordinate and junior in right of payment to all of the Company’s existing and future Senior Indebtedness.
If the book-entry system for the Treasury Units has been terminated, the Contract Adjustment Payments will be payable by check mailed to the address of the Person entitled thereto at such Person’s address as it appears on the Security Register or, if such Person so requests and designates an account in writing to the Purchase Contract Agent at least five Business Days prior to the relevant Payment Date, by wire transfer to such account.
Reference is hereby made to the further provisions set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Purchase Contract Agent by manual signature, this Treasury Units Certificate shall not be entitled to any benefit under the Purchase Contract and Pledge Agreement or be valid or obligatory for any purpose.

B-3

IN WITNESS WHEREOF, the Company and the Holder specified above have caused this instrument to be duly executed.

DTE ENERGY COMPANY

By:___________________________________________
Name: Edward J. Solomon
Title: Assistant Treasurer

Date: November 1, 2019

Attest:

By: ___________________________________
Name: Lisa A. Muschong
Title: Vice President, Corporate Secretary
and Chief of Staff

B-4

EXHIBIT B
IN WITNESS WHEREOF, the Company and the Holder specified above have caused this instrument to be duly executed.
HOLDER SPECIFIED ABOVE (as to
obligations of such Holder under the Purchase Contracts)

By:	The Bank of New York Mellon Trust Company, N.A., not individually but solely as attorney-in-fact of such Holder
By:
Authorized Signatory
CERTIFICATE OF AUTHENTICATION OF
PURCHASE CONTRACT AGENT
This is one of the Treasury Units Certificates referred to in the within mentioned Purchase Contract and Pledge Agreement.

By:	The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent
By:
Authorized Signatory
Date: November 1, 2019

B-1

EXHIBIT B
(REVERSE OF TREASURY UNITS CERTIFICATE)
Each Purchase Contract evidenced hereby is governed by a Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (as may be supplemented from time to time, the “Purchase Contract and Pledge Agreement”) among the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact for the Holders of Corporate Units and Treasury Units from time to time, as Collateral Agent, as Custodial Agent and as Securities Intermediary, to which Purchase Contract and Pledge Agreement and supplemental agreements thereto reference is hereby made for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Purchase Contract Agent, the Company and the Holders and of the terms upon which the Treasury Units Certificates are, and are to be, executed and delivered.
Each Purchase Contract evidenced hereby obligates the Holder of this Treasury Units Certificate to purchase, and the Company to sell, on the Purchase Contract Settlement Date at a price equal to the Stated Amount, a number of shares of Common Stock equal to the Settlement Rate, unless an Early Settlement, a Fundamental Change Early Settlement or a Termination Event with respect to the Unit of which such Purchase Contract is a part shall have occurred. The Settlement Rate is subject to adjustment as described in the Purchase Contract and Pledge Agreement.
No fractional shares of Common Stock will be issued upon settlement of any Purchase Contracts, as provided in Section 5.09 of the Purchase Contract and Pledge Agreement.
Each Purchase Contract evidenced hereby that is settled through Early Settlement or Fundamental Change Early Settlement shall obligate the Holder of the related Treasury Units to purchase at the Purchase Price, and the Company to sell, a number of shares of Common Stock equal to the Minimum Settlement Rate, in the case of an Early Settlement, or the Settlement Rate plus the applicable number of Make-Whole Shares (determined, in each case, as set forth in the Purchase Contract and Pledge Agreement), in the case of a Fundamental Change Early Settlement.
In accordance with the terms of the Purchase Contract and Pledge Agreement, the Holder of this Treasury Unit Certificate shall pay the Purchase Price for the shares of Common Stock purchased pursuant to each Purchase Contract evidenced hereby either by effecting an Early Settlement or, if applicable, a Fundamental Change Early Settlement of each such Purchase Contract or by applying the proceeds of the Pledged Treasury Securities underlying such Holder’s Treasury Unit equal to the Purchase Price for such Purchase Contract to the purchase of the Common Stock. A Holder of Treasury Units who does not, in the manner and at the times provided in the Purchase Contract and Pledge Agreement, make an effective Early Settlement or Fundamental Change Early Settlement, shall pay the Purchase Price, as described in the Purchase Contract and Pledge Agreement, for the shares of Common Stock to be issued under the related Purchase Contract from the proceeds of the Pledged Treasury Securities.
The Company shall not be obligated to issue any shares of Common Stock in respect of a Purchase Contract or deliver any certificates therefor to the Holder unless it shall have received payment of the aggregate Purchase Price, as described in the Purchase Contract and Pledge Agreement, for the shares of Common Stock to be purchased thereunder in the manner set forth in the Purchase Contract and Pledge Agreement.
The Purchase Contracts and all obligations and rights of the Company and the Holders thereunder, including, without limitation, the rights of the Holders to receive and the obligation of the Company to pay any Contract Adjustment Payments, shall immediately and automatically terminate, without the necessity of any notice or action by any Holder, the Purchase Contract Agent or the Company, if, on or prior to the Purchase Contract Settlement Date, a Termination Event shall have occurred. Upon the occurrence of a Termination Event, the Company shall give written notice to the Purchase Contract Agent, the Collateral Agent and the Holders, at their addresses as they appear in the Security Register. Upon the occurrence of a Termination Event, the Collateral Agent shall release the Treasury Securities underlying each Treasury Unit, and all other Collateral, from the Pledge. A Treasury Unit shall thereafter represent the right to receive the Treasury Security underlying such Treasury Unit, in accordance with the terms of the Purchase Contract and Pledge Agreement.
The Treasury Units Certificates are issuable only in registered form and only in denominations of a single Treasury Unit and any integral multiple thereof. The transfer of any Treasury Units Certificate will be registered and Treasury Units Certificates may be exchanged as provided in the Purchase Contract and Pledge Agreement. A Holder who elects to substitute Notes for Treasury Securities, thereby recreating Corporate Units, shall be responsible for any fees or expenses payable in connection therewith. Except as provided in the Purchase Contract and Pledge Agreement, such Treasury Unit shall not be separable into its constituent parts, and the rights and obligations of the Holder of such Treasury Unit in respect of the interest in the Treasury Security and the Purchase Contract constituting such Treasury Unit may be acquired, and may be transferred and exchanged, only as a Treasury Unit.
Subject to, and in compliance with, the terms and conditions set forth in the Purchase Contract and Pledge Agreement, the Holder of Treasury Units may effect a Collateral Substitution. From and after such substitution, each Unit for which Pledged Applicable Ownership Interests in Notes secure the Holder’s obligation under the Purchase Contract shall be referred to as a “Corporate Unit.” Subject to certain exceptions described in the Purchase Contract and Pledge Agreement, a Holder may make such Collateral Substitution only in integral multiples of 20 Treasury Units for 20 Corporate Units.
Subject to and upon compliance with the provisions of, and certain exceptions described in, the Purchase Contract and Pledge Agreement, at the option of the Holder thereof, Purchase Contracts underlying Units may be settled early by effecting an Early Settlement as provided in the Purchase Contract and Pledge Agreement in integral multiples of 20 Treasury Units.
Upon Early Settlement of Purchase Contracts by a Holder of the related Units, the Pledged Treasury Securities underlying such Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock equal to the Minimum Settlement Rate for each Purchase Contract as to which Early Settlement is effected.

Upon the occurrence of a Fundamental Change, a Holder of Treasury Units may effect Fundamental Change Early Settlement of the Purchase Contracts underlying such Treasury Units pursuant to the terms of the Purchase Contract and Pledge Agreement in integral multiples of 20 Treasury Units. Upon Fundamental Change Early Settlement of Purchase Contracts by a Holder of the related Treasury Units, the Pledged Treasury Securities underlying such Treasury Units shall be released from the Pledge as provided in the Purchase Contract and Pledge Agreement and the Holder shall be entitled to receive a number of shares of Common Stock or other consideration specified in the Purchase Contract and Pledge Agreement on account of each Purchase Contract that forms a part of a Treasury Unit as to which Fundamental Change Early Settlement is effected equal to the sum of the Settlement Rate and the applicable number of Make-Whole Shares (determined, in each case, as set forth in the Purchase Contract and Pledge Agreement).
Upon registration of transfer of this Treasury Units Certificate, the transferee shall be bound (without the necessity of any other action on the part of such transferee, except as may be required by the Purchase Contract Agent pursuant to the Purchase Contract and Pledge Agreement), under the terms of the Purchase Contract and Pledge Agreement and the Purchase Contracts evidenced hereby and the transferor shall be released from the obligations under the Purchase Contracts evidenced by this Treasury Units Certificate. The Company covenants and agrees, and the Holder, by its acceptance hereof, likewise covenants and agrees, to be bound by the provisions of this paragraph.
The Holder of this Treasury Units Certificate, by its acceptance hereof, irrevocably appoints the Purchase Contract Agent to enter into and perform the related Purchase Contracts forming part of the Treasury Units evidenced hereby and the Purchase Contract and Pledge Agreement on its behalf and in its name as its attorney-in-fact; agrees to be bound by the terms and provisions of the Treasury Unit evidenced hereby (including, but not limited to, the terms and provisions of the Purchase Contract forming part of such Unit, and the Purchase Contract and Pledge Agreement) for so long as it remains a Holder of such Unit; consents to, and agrees to be bound by, the Pledge of the Pledged Treasury Securities underlying this Treasury Units Certificate pursuant to the Purchase Contract and Pledge Agreement; and expressly withholds any consent to the assumption under Section 365 of the Bankruptcy Code or otherwise of the Purchase Contract forming part of the Treasury Unit evidenced hereby by the Company or its trustee, receiver, liquidator or any person or entity performing similar functions in the event that the Company becomes a debtor under the Bankruptcy Code or subject to other similar state or Federal law providing for reorganization or liquidation. The Holder further covenants and agrees, that, to the extent and in the manner provided in the Purchase Contract and Pledge Agreement, payments in respect to the aggregate principal amount at maturity of the Pledged Treasury Securities on the Purchase Contract Settlement Date equal to the aggregate Purchase Price, as described in the Purchase Contract and Pledge Agreement, for the related Purchase Contracts shall be paid by the Collateral Agent to the Company in satisfaction of such Holder’s Obligations under such Purchase Contracts.
Subject to certain exceptions, the provisions of the Purchase Contract and Pledge Agreement may be amended with the consent of the Holders of not less than a majority of the Outstanding Units.

The Purchase Contracts shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts of laws principles thereof).
The Purchase Contracts shall not, prior to the settlement thereof, entitle the Holder to any of the rights of a holder of shares of Common Stock.
Prior to due presentment of this Certificate for registration of transfer, the Company and the Purchase Contract Agent, and any agent of the Company or the Purchase Contract Agent, may treat the Person in whose name this Treasury Units Certificate is registered as the owner of the Treasury Units evidenced hereby for the purpose of (subject to the applicable record date) any payment of Contract Adjustment Payments and performance of the Purchase Contracts and for all other purposes whatsoever in connection with the Treasury Units, whether or not such payment, distribution, or performance shall be overdue and notwithstanding any notice to the contrary, and neither the Company or the Purchase Contract.
Agent, nor any agent of the Company or the Purchase Contract Agent, shall be affected by notice to the contrary. A copy of the Purchase Contract and Pledge Agreement is available for inspection at the offices of the Purchase Contract Agent.

ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM:	as tenants in common
UNIF GIFT MIN ACT:	________________ Custodian ________________ (cust) (minor) Under Uniform Gifts to Minors Act of
TENANT:	as tenants by the entireties
JT TEN:	as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
(Please insert Social Security or Taxpayer I.D. or other Identifying Number of Assignee)
(Please Print or Type Name and Address Including Postal Zip Code of Assignee)
the within Treasury Units Certificates and all rights thereunder, hereby irrevocably constituting and appointing                           attorney, to transfer said Treasury Units Certificates on the books of DTE ENERGY COMPANY, with full power of substitution in the premises.

Dated:
Signature:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Treasury Units Certificates in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee:

SETTLEMENT INSTRUCTIONS
The undersigned Holder directs that a certificate (including in book-entry if requested by the Holder) for shares of Common Stock deliverable upon settlement on or after the Purchase Contract Settlement Date of the Purchase Contracts underlying the number of Treasury Units evidenced by this Treasury Units Certificate be registered in the name of, and delivered, together with a check in payment for any fractional share, to the undersigned at the address indicated below (or to the securities account designated in writing by the Holder) unless a different name and address have been indicated below. If shares are to be registered in the name of, or beneficial interests therein are to be transferred to, a Person other than the undersigned (or the Beneficial Owner of this Certificate), the undersigned (or the Beneficial Owner of this Certificate) will pay any transfer tax payable incident thereto.

Dated:

If shares are to be registered in the name of and
delivered to a Person other than the Holder, please
(i) print such Person’s name and address and
(ii) provide a guarantee of your signature:

Name:
Address:

Social Security or other Taxpayer
Identification Number, if any

Signature:
Signature
Guarantee:

(if assigned to another person) REGISTERED HOLDER Please print name and address of registered Holder: Name: Address:

ELECTION TO SETTLE EARLY/FUNDAMENTAL CHANGE EARLY SETTLEMENT
The undersigned Holder of this Treasury Units Certificate hereby irrevocably exercises the option to effect [Early Settlement] [Fundamental Change Early Settlement] in accordance with the terms of the Purchase Contract and Pledge Agreement with respect to the Purchase Contracts underlying the number of Treasury Units evidenced by this Treasury Units Certificate specified below. The option to effect [Early Settlement] [Fundamental Change Early Settlement] may be exercised only with respect to Purchase Contracts underlying Treasury Units in multiples of 20 Treasury Units or an integral multiple thereof. The undersigned Holder directs that a certificate for shares (including in book-entry if requested by the Holder) of Common Stock or other securities deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] be registered in the name of, and delivered, together with a check in payment for any fractional share and (if applicable) any accrued and unpaid Contract Adjustment Payments (including deferred Contract Adjustment Payments and Compounded Contract Adjustment Payments thereon) payable upon such [Early Settlement] [Fundamental Change Early Settlement] and any Treasury Units Certificate representing any Treasury Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is not effected, to the undersigned at the address indicated below (or to the securities account designated in writing by the Holder) unless a different name and address have been indicated below. Pledged Treasury Securities deliverable upon such [Early Settlement] [Fundamental Change Early Settlement] will be transferred in accordance with the transfer instructions set forth below. If shares are to be registered in the name of, or beneficial interests therein are to be transferred to, a Person other than the undersigned (or the Beneficial Owner of this Certificate), the undersigned (or the Beneficial Owner of this Certificate) will pay any transfer tax payable incident thereto.

Dated: Signature Guarantee:	Signature:

Number of Treasury Units evidenced hereby as to which [Early Settlement] [Fundamental Change Early Settlement] of the related Purchase Contracts is being elected:

If shares are to be registered in the name of and delivered to a Person other than the Holder, please (i) print such Person’s name and address and (ii) provide a guarantee of your signature:

Name:

Address:

Social Security or other Taxpayer
Identification Number, if any

REGISTERED HOLDER Please print name and address of registered Holder: Name: Address:
Signature:
Signature
Guarantee:
Transfer Instructions for Pledged Treasury Securities transferable upon [Early Settlement] [Fundamental Change Early Settlement]:

[TO BE ATTACHED TO GLOBAL CERTIFICATES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL CERTIFICATE
The initial number of Treasury Units evidenced by this Global Certificate is [          ]. The following increases or decreases in this Global Certificate have been made:

Date	Amount of increase in number of Treasury Units evidenced by the Global Certificate	Amount of decrease in number of Treasury Units evidenced by the Global Certificate	Number of Treasury Units evidenced by this Global Certificate following such decrease or increase	Signature of authorized signatory of Purchase Contract Agent

EXHIBIT C
INSTRUCTION TO PURCHASE CONTRACT AGENT FROM HOLDER
(To Create Treasury Units or Corporate Units)
The Bank of New York Mellon Trust Company, N.A.,
as Purchase Contract Agent
240 Greenwich Street
New York, NY 10286
Attention: Corporate Trust Administration

Re:	[Corporate Units] [Treasury Units] of DTE ENERGY COMPANY, a Michigan corporation (the “Company”).
The undersigned Holder hereby notifies you that it has deposited with The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, for credit to the Collateral Account, $[ ] principal amount at maturity of [Notes] [Treasury Securities] in exchange for an equal principal amount at maturity of [Pledged Treasury Securities] [Notes underlying Pledged Applicable Ownership Interests in Notes] held in the Collateral Account, in accordance with the Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (the “Agreement”; unless otherwise defined herein, terms defined in the Agreement are used herein as defined therein), among the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, as Collateral Agent, as Custodial Agent and as Securities Intermediary. The undersigned Holder has paid all applicable fees and expenses relating to such exchange. The undersigned Holder hereby instructs you to instruct the Collateral Agent to release to you on behalf of the undersigned Holder the [Notes underlying Pledged Applicable Ownership Interests in Notes] [Pledged Treasury Securities] related to such [Corporate Units] [Treasury Units].

Dated: Please print name and address of Registered Holder: Name: Address	Signature: Signature Guarantee: Social Security or other Taxpayer Identification Number

EXHIBIT D
NOTICE FROM PURCHASE CONTRACT AGENT
TO HOLDERS UPON TERMINATION EVENT
(Transfer of Collateral upon Occurrence of a Termination Event)
[HOLDER]
Attention:

Telecopy:

Re:	[Corporate Units] [Treasury Units] of DTE Energy Company, a Michigan corporation (the “Company”).
Please refer to the Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (the “Purchase Contract and Pledge Agreement”; unless otherwise defined herein, terms defined in the Purchase Contract and Pledge Agreement are used herein as defined therein), among the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, as Collateral Agent, as Custodial Agent and as Securities Intermediary.
We hereby notify you that a Termination Event has occurred and that [the Notes underlying the Pledged Applicable Ownership Interests in Notes] [the Applicable Ownership Interests in the Treasury Portfolio] [the Treasury Securities] comprising a portion of your ownership interest in [Corporate Units] [Treasury Units] have been released and are being held by us for your account pending receipt of transfer instructions with respect to such [Notes] [Applicable Ownership Interests in the Treasury Portfolio] [Pledged Treasury Securities] (the “Released Securities”).
Pursuant to Section 3.15 of the Purchase Contract and Pledge Agreement, we hereby request written transfer instructions with respect to the Released Securities. Upon receipt of your instructions and upon transfer to us of your [Corporate Units] [Treasury Units] effected through book-entry or by delivery to us of your [Corporate Units Certificate] [Treasury Units Certificate], we shall transfer the Released Securities by book-entry transfer or other appropriate procedures, in accordance with your instructions. In the event you fail to effect such transfer or delivery, the Released Securities and any distributions thereon, shall be held in our name, or a nominee in trust for your benefit, until such time as such [Corporate Units] [Treasury Units] are transferred or your [Corporate Units Certificate] [Treasury Units Certificate] is surrendered or satisfactory evidence is provided that such [Corporate Units Certificate] [Treasury Units Certificate] has been destroyed, lost or stolen, together with any indemnification that we or the Company may require.

Dated:
By: The Bank of New York Mellon Trust Company, N.A.,
as Purchase Contract Agent

Name:
Title:
Authorized Signatory

EXHIBIT E
NOTICE TO SETTLE WITH CASH
The Bank of New York Mellon Trust Company, N.A.,
as Purchase Contract Agent
240 Greenwich Street,
New York, NY 10286
Attention: Corporate Trust Administration

Re:	Corporate Units of DTE Energy Company, Inc., a Michigan corporation (the “Company”).
The undersigned Holder hereby irrevocably notifies you in accordance with Section 5.03 of the Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (the “Purchase Contract and Pledge Agreement”; unless otherwise defined herein, terms defined in the Purchase Contract and Pledge Agreement are used herein as defined therein), among the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, as Collateral Agent, as Custodial Agent and as Securities Intermediary, that such Holder has elected, prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the first day of the Final Remarketing Period, to pay to or upon the order of the Securities Intermediary for deposit in the Collateral Account, prior to 4:00 p.m., New York City time, on the first Business Day immediately preceding the first day of the Final Remarketing Period (in Cash by certified or cashier’s check or wire transfer, in immediately available funds) $[ ] as the Purchase Price for the shares of Common Stock issuable to such Holder by the Company with respect to [ ] Purchase Contracts on the Purchase Contract Settlement Date. The undersigned Holder hereby instructs you to notify promptly the Collateral Agent of the undersigned Holder’s election to make such Cash Settlement with respect to the Purchase Contracts related to such Holder’s Corporate Units.

Dated:	Signature: Signature Guarantee:
Please print name and address of Registered Holder
Name of DTC Participant:
Social Security or other Taxpayer
Identification Number, if any:
DTC Participant code:
Phone:
Email:
Wire instructions for payment of:
Bank Name:
Bank Address:
Wire ABA:
ACH ABA:
For the account of:
Account No.:
Amount:
Any written notices should be sent to:
Name(s):
Address:
Email:
U.S. Federal Tax Information
If you, a DTC participant, do not have a W-9 (or other appropriate tax form) on file with the Purchase Contract Agent, you must attach a completed W-9 form (or other appropriate tax form), a copy of which is available at: http//www.irs.gov.

C-1

EXHIBIT F
INSTRUCTION
FROM PURCHASE CONTRACT AGENT
TO COLLATERAL AGENT
(Creation of Treasury Units)
The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent
240 Greenwich Street,
New York, NY 10286
Attention: Corporate Trust Administration
Re:    Corporate Units of DTE Energy Company (the “Company”).
Please refer to the Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (the “Agreement”), among the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, as Collateral Agent, as Custodial Agent and as Securities Intermediary. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
We hereby notify you in accordance with Section 3.13 of the Agreement that the holder of securities named below (the “Holder”) has elected to substitute $[ ] aggregate principal amount at maturity of Treasury Securities or security entitlements with respect thereto in exchange for an equal aggregate principal amount of Notes underlying Pledged Applicable Ownership Interests in Notes relating to [ ] Corporate Units and has delivered to the undersigned a notice stating that the Holder has Transferred such Treasury Securities or security entitlements with respect thereto to the Collateral Agent, for credit to the Collateral Account.
We hereby request that you instruct the Securities Intermediary, upon confirmation that such Treasury Securities or security entitlements thereto have been credited to the Collateral Account, to Transfer to the undersigned an equal aggregate principal amount at maturity of Notes underlying Pledged Applicable Ownership Interests in Notes or security entitlements with respect thereto related to [ ] Corporate Units of such Holder in accordance with Section 3.13 of the Agreement.
Dated:
By: The Bank of New York Mellon Trust Company, N.A.,
as Purchase Contract Agent and attorney-in-fact
of the Holders from time to time of the Units

Name:
Title:
Authorized Signatory

F-1

Please print name and address of Holder electing to substitute Treasury Securities or security entitlements with respect thereto for the Notes underlying Pledged Applicable Ownership Interests in Notes:

Name Address	Social Security or other Taxpayer Identification Number, if any

EXHIBIT G
INSTRUCTION
FROM COLLATERAL AGENT
TO SECURITIES INTERMEDIARY
(Creation of Treasury Units)
The Bank of New York Mellon Trust Company, N.A.,
as Securities Intermediary
240 Greenwich Street,
New York, NY 10286
Attention: Corporate Trust Administration
Re:    Corporate Units of DTE Energy Company (the “Company”).
Reference is hereby made to the securities account of The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, maintained on the books of the Securities Intermediary and designated “DTE Energy Company Collateral Account” (the “Collateral Account”).
Please also refer to the Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (the “Agreement”), among the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, as Collateral Agent, as Custodial Agent and as Securities Intermediary. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
When you have confirmed that $[   ] aggregate principal amount at maturity of Treasury Securities or security entitlements with respect thereto has been credited to the Collateral Account by or for the benefit of [ ], as Holder of [   ] Corporate Units (the “Holder”), you are hereby instructed to release from the Collateral Account an equal aggregate principal amount of Notes underlying Pledged Applicable Ownership Interests in Notes or security entitlements with respect thereto relating to [   ] Corporate Units of the Holder by Transfer to the Purchase Contract Agent.
Dated:
By: The Bank of New York Mellon Trust Company,
as Collateral Agent

Name:
Title:
Authorized Signatory

EXHIBIT H
INSTRUCTION
FROM PURCHASE CONTRACT AGENT
TO COLLATERAL AGENT
(Recreation of Corporate Units)
The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent
240 Greenwich Street,
New York, NY 10286
Attention: Corporate Trust Administration
Re:    Treasury Units of DTE Energy Company (the “Company”).
Please refer to the Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (the “Agreement”), among the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, as Collateral Agent, as Custodial Agent and as Securities Intermediary. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
We hereby notify you in accordance with Section 3.14 of the Agreement that the holder of securities named below (the “Holder”) has elected to substitute $[ ] principal amount of Notes relating to [ ] Corporate Units in exchange for $[ ] principal amount at maturity of Pledged Treasury Securities relating to [ ] Treasury Units and has delivered to the undersigned a notice stating that the Holder has Transferred such Notes or security entitlements thereto to the Collateral Agent, for credit to the Collateral Account.
We hereby request that you instruct the Securities Intermediary, upon confirmation that such Notes or security entitlements thereto have been credited to the Collateral Account, to release to the undersigned $[ ] aggregate principal amount at maturity of Treasury Securities related to [ ] Treasury Units of such Holder in accordance with Section 3.14 of the Agreement.
Dated:
By: The Bank of New York Mellon Trust Company, N.A.,
as Purchase Contract Agent

Name:
Title:
Authorized Signatory

Please print name and address of Holder electing to substitute Notes or security entitlements with respect thereto for Pledged Treasury Securities:

Name Address	Social Security or other Taxpayer Identification Number, if any

EXHIBIT I
INSTRUCTION
FROM COLLATERAL AGENT TO
SECURITIES INTERMEDIARY
(Recreation of Corporate Units)
The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent
240 Greenwich Street,
New York, NY 10286
Attention: Corporate Trust Administration
Re:    Treasury Units of DTE Energy Company (the “Company”).
Reference is hereby made to the securities account of The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, maintained on the books of the Securities Intermediary and designated “DTE Energy Company Collateral Account” (the “Collateral Account”).
Please also refer to the Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (the “Agreement”), among the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, as Collateral Agent, as Custodial Agent and as Securities Intermediary. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
When you have confirmed that $[ ] aggregate principal amount of Notes or security entitlements with respect thereto has been credited to the Collateral Account by or for the benefit of [ ], as Holder of [ ] Treasury Units (the “Holder”), you are hereby instructed to release from the Collateral Account $[ ] aggregate principal amount at maturity of Treasury Securities by Transfer to the Purchase Contract Agent.
Dated:
By: The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent

Name:
Title:
Authorized Signatory

EXHIBIT J
NOTICE TO SETTLE WITH CASH FROM PURCHASE CONTRACT
AGENT TO COLLATERAL AGENT
(Cash Settlement Amounts)
The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent
240 Greenwich Street,
New York, NY 10286
Attention: Corporate Trust Administration
Re:    Corporate Units of DTE Energy Company (the “Company”)
Please refer to the Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (the “Agreement”), among the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, as Collateral Agent, as Custodial Agent and as Securities Intermediary. Unless otherwise defined herein, terms defined in the Agreement are used herein as defined therein.
In accordance with Section 5.03(a)(iv) of the Agreement, we hereby notify you that as of 4:00 p.m., New York City time, on the first Business Day immediately preceding the first day of the Final Remarketing Period, we have received (i) notification from the Securities Intermediary that it has received for deposit in the Collateral Account $[ ] in immediately available funds paid in an aggregate amount equal to the Purchase Price due to the Company on the Purchase Contract Settlement Date with respect to [ ] Corporate Units and (ii) based on the funds received set forth in clause (i) above, an aggregate principal amount of $[ ] of Notes underlying Pledged Applicable Ownership Interests in Notes are to be offered for purchase in each Remarketing during the Final Remarketing Period.
Dated:
By: The Bank of New York Mellon Trust Company, N.A.,
as Purchase Contract Agent

Name:
Title:
Authorized Signatory
Please print name and address of Holder electing a Cash Settlement

Name: Address: City/State/Zip	DTC Participant# Social Security or other Taxpayer Identification Number

EXHIBIT K
INSTRUCTION TO CUSTODIAL AGENT REGARDING REMARKETING
The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent
240 Greenwich Street,
New York, NY 10286
Attention: Corporate Trust Administration

Re:	2019 Series F 2.25% Remarketable Senior Notes Due 2025 of DTE Energy Company (the “Company”).
The undersigned hereby notifies you in accordance with Section 5.02(d) of the Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (the “Agreement”), among the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, as Collateral Agent, as Custodial Agent and as Securities Intermediary, that the undersigned elects to deliver $[ ] aggregate principal amount of Separate Notes for delivery to the Remarketing Agent(s) prior to a Remarketing, other than during a Blackout Period, for remarketing pursuant to Section 5.02(d) of the Agreement. The undersigned will, upon request of the Remarketing Agent(s), execute and deliver any additional documents deemed by the Remarketing Agent(s) or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Separate Notes tendered hereby. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
The undersigned hereby instructs you to deliver such Separate Notes to or upon the order of the Remarketing Agent(s) against payment of the Proceeds of a Successful Remarketing attributable to such Separate Notes from the Remarketing Agent(s), and to deliver such Proceeds to the undersigned in accordance with the instructions indicated herein under “Payment Instructions” or the Depository in accordance with the Applicable Procedures of the Depository if such Remarketing was effected through DTC. The undersigned hereby instructs you, in the event of a Failed Remarketing to deliver such Separate Notes to the person(s) and the address(es) indicated herein under “B. Delivery Instructions.”
With this notice, the undersigned hereby (i) represents and warrants that the undersigned has full power and authority to surrender, sell, assign and transfer the Separate Notes surrendered hereby and that the undersigned is the record owner of any Separate Notes surrendered herewith in physical form or a participant in The Depository Trust Company (“DTC”) and the Beneficial Owner of any Separate Notes surrendered herewith by book-entry transfer to your account at DTC, (ii) agrees to be bound by the terms and conditions of Section 5.02(a) or (b), as applicable, of the Agreement and (iii) acknowledges and agrees that after 4:00 p.m., New York City time, on the second Business Day immediately preceding the first day of the Applicable Remarketing Period, such election shall become an irrevocable election to have such Separate Notes remarketed in each Remarketing during the Applicable Remarketing Period, and that the Separate Notes surrendered herewith will only be returned in the event of a Failed Remarketing.

Date: Name Address	By: Name: Title: Signature Guarantee: Social Security or other Taxpayer Identification Number, if any

A.    PAYMENT INSTRUCTIONS
Proceeds of a Successful Remarketing attributable to the Separate Notes delivered hereunder should be paid by the following wire instructions, or if unavailable by check in the name of the person(s) set forth below and mailed to the address set forth below.
[Wire Instructions]
Name(s):
(Please Print)
Address:
(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)
B.    DELIVERY INSTRUCTIONS
In the event of a Failed Remarketing, Notes which are in physical form should be delivered to the person(s) set forth below and mailed to the address set forth below.
Name(s):
(Please Print)
Address:
(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)
In the event of a Failed Remarketing, Notes which are in book-entry form should be credited to the account at The Depository Trust Company to the person(s) set forth below.
DTC Account Number:
Name of Account Party:

F-2

EXHIBIT L
INSTRUCTION TO CUSTODIAL AGENT REGARDING
WITHDRAWAL FROM REMARKETING
The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent
240 Greenwich Street,
New York, NY 10286
Attention: Corporate Trust Administration

Re:	2019 Series F 2.25% Remarketable Senior Notes Due 2025 of DTE Energy Company (the “Company”)
The undersigned hereby notifies you in accordance with Section 5.02(d) of the Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (the “Agreement”), among the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, as Collateral Agent, as Custodial Agent and as Securities Intermediary, that the undersigned elects to withdraw, other than during a Blackout Period, the $[ ] aggregate principal amount of Separate Notes delivered to you for Remarketing pursuant to Section 5.02(d) of the Agreement. The undersigned hereby instructs you to return such Separate Notes to the person(s) and the address(es) indicated herein under “A. Delivery Instructions.”
With this notice, the Undersigned hereby agrees to be bound by the terms and conditions of Section 5.02(d) of the Agreement. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Date: Name Address	By: Name: Title: Signature Guarantee: Social Security or other Taxpayer Identification Number, if any

A.    DELIVERY INSTRUCTIONS
In the event of a withdrawal of Separate Notes from a Remarketing, Separate Notes which are in physical form should be delivered to the person(s) set forth below and mailed to the address set forth below.

L-1

Name(s):
(Please Print)
Address:
(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)
In the event of a withdrawal of Separate Notes from a Remarketing, Separate Notes which are in book-entry form should be credited to the account at The Depository Trust Company to the person(s) set forth below.
DTC Account Number:
Name of Account Party:

EXHIBIT M
NOTICE TO SETTLE WITH CASH AFTER FAILED FINAL REMARKETING
The Bank of New York Mellon Trust Company, N.A.,
as Purchase Contract Agent
240 Greenwich Street,
New York, NY 10286
Attention: Corporate Trust Administration

Re:	Corporate Units of DTE Energy Company, a Michigan corporation (the “Company”)
The undersigned Holder hereby irrevocably notifies you in accordance with Section 5.02(b)(ix) of the Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (the “Purchase Contract and Pledge Agreement”), among the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, as Collateral Agent, as Custodial Agent and as Securities Intermediary, that such Holder has elected to pay to or upon the order of the Securities Intermediary for deposit in the Collateral Account, on or prior to 4:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Contract Settlement Date (in Cash by certified or cashier’s check or wire transfer, in immediately available funds), $[ ] as the Purchase Price for the shares of Common Stock issuable to such Holder by the Company with respect to [ ] Purchase Contracts on the Purchase Contract Settlement Date. The undersigned Holder hereby instructs you to notify promptly the Collateral Agent of the undersigned Holders’ election to settle the Purchase Contracts related to such Holder’s Corporate Units with separate cash.
Date:
Signature:
Signature Guarantee:
Please print name and address of Registered Holder:

EXHIBIT N
NOTICE
FROM PURCHASE CONTRACT AGENT
TO COLLATERAL AGENT
(Settlement with Separate Cash)
The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent
240 Greenwich Street,
New York, NY 10286
Attention: Corporate Trust Administration

Re:	Corporate Units of DTE Energy Company, a Michigan corporation (the “Company”)
Please refer to the Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (the “Agreement”), among the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact for the holders of Corporate Units and Treasury Units from time to time, as Collateral Agent, as Custodial Agent and as Securities Intermediary. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
We hereby notify you in accordance with the last paragraph of Section 5.02(b)(ix) of the Agreement that the holder of Corporate Units named below (the “Holder”) has elected to settle the [ ] Purchase Contracts related to its Pledged Applicable Ownership Interests in Notes with [ ] of separate cash prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date (in Cash by certified or cashier’s check or wire transfer, in immediately available funds payable to or upon the order of the Securities Intermediary) and has delivered to the undersigned a notice to that effect.
We hereby request that you, upon confirmation that the Purchase Price has been paid by the Holder to the Securities Intermediary in accordance with Section 5.02(b)(ix) of the Agreement in lieu of exercise of such Holder’s Put Right, give us notice of the receipt of such payment and, thereafter, you are instructed to, or instructed to cause the Securities Intermediary to, (A) deposit the separate cash received in the Collateral Account and, if applicable, invest such separate cash in Permitted Investments consistent with the instructions of the Company as provided in Section 5.03(a)(v) of the Agreement with respect to Cash Settlement (as specified by Section 5.02(b)(ix)), (B) promptly release from the Pledge the Notes underlying the Applicable Ownership Interest in Notes related to the Corporate Units as to which such Holder has paid such separate cash; and (C) promptly Transfer all such Notes to us for distribution to such Holder, in each case free and clear of the Pledge created by the Agreement.
Dated:
By: The Bank of New York Mellon Trust Company, N.A., as Purchase
Contract Agent and attorney-in-fact of the Holders from
time to time of the Units

Name:
Title:
Authorized Signatory
Please print name and address of Holder electing to settle with separate cash:
Name:    Social Security or other Taxpayer Identification Number, if any
Address:

EXHIBIT O
NOTICE OF SETTLEMENT WITH SEPARATE CASH FROM
SECURITIES INTERMEDIARY TO PURCHASE CONTRACT AGENT AND
COLLATERAL AGENT
(Settlement with Separate Cash)
The Bank of New York Mellon Trust Company, N.A.,
as Purchase Contract Agent and Collateral Agent
240 Greenwich Street,
New York, NY 10286
Attention: Corporate Trust Administration
Re:    Corporate Units of DTE Energy Company (the “Company”)
Please refer to the Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (the “Agreement”), among you and the Company. Unless otherwise defined herein, terms defined in the Agreement are used herein as defined therein.
In accordance with the last paragraph of Section 5.02(b)(ix) of the Agreement, we hereby notify you that as of 4:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Contract Settlement Date, (i) we have received from [ ] $[ ] in immediately available funds paid in an aggregate amount equal to the Purchase Price due to the Company on the Purchase Contract Settlement Date with respect to [ ] Corporate Units and (ii) based on the funds received set forth in clause (i) above, an aggregate principal amount of $[ ] of Notes underlying related Pledged Applicable Ownership Interests in Notes are to be released from the Pledge and Transferred to you.
The Bank of New York Mellon Trust Company, N.A., as Securities Intermediary
Dated:
By:

EXHIBIT P
FORM OF REMARKETING AGREEMENT
[—] [—]
Ladies and Gentlemen:
This Agreement is dated as of [—], 20[—] (the “Agreement”) by and among DTE Energy Company, a Michigan corporation (the “Company”), [—], a [—], as the reset agent and the remarketing agent[s] (the “Remarketing Agent”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, solely as attorney-in-fact of the Holders of Purchase Contracts (the “Purchase Contract Agent”), relating to the appointment of [—] to serve as Remarketing Agent with respect to the Remarketing of the Notes.
The Company has also entered into: (a) a Purchase Contract and Pledge Agreement, dated as of November 1, 2019 (the “Purchase Contract and Pledge Agreement”), among the Company, The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent, attorney-in-fact of the Holders of the Purchase Contracts, and as Collateral Agent, Custodial Agent and Securities Intermediary, and (b) an Underwriting Agreement, dated October 29, 2019 (the “Underwriting Agreement”), by and among the Company and the several underwriters named on Schedule I thereto for whom Barclays Capital Inc. [and], [ ] acted as representative[s], each related to the Company’s Corporate Units (the “Corporate Units”).
On November 1, 2019, the Company issued an aggregate of 26,000,000 Corporate Units, each of which consist of a Purchase Contract and a 1/20, or 5%, undivided beneficial ownership interest in the Company’s 2019 Series F 2.25% remarketable senior notes due 2025 (the “Notes”) issued under the Company’s Amended and Restated Indenture, dated as of April 9, 2001 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Indenture Trustee”), as supplemented and amended by the Series F Supplemental Indenture, dated as of November 1, 2019 between the Company and the Indenture Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes that form part of the Corporate Units are pledged pursuant to the Purchase Contract and Pledge Agreement to secure a Corporate Units Holder’s Obligations under the related Purchase Contracts on the Purchase Contract Settlement Date.
The terms and conditions under which the Remarketing will occur are as provided for in the Indenture and the Purchase Contract and Pledge Agreement and as provided for herein.
Section 1.DEFINITIONS.
(a)    Capitalized terms used and not defined in this Agreement shall have the meanings set forth in the Purchase Contract and Pledge Agreement.
(b)    As used in this Agreement, the following terms have the following meanings:
“Agreement” has the meaning specified in the first paragraph of this Agreement.
“Applicable Time” has the meaning specified in Section 3(f) of this Agreement.
“Base Indenture” has the meaning specified in the third paragraph of this Agreement.
“Commencement Date” has the meaning specified in Section 3 of this Agreement.
“Commission” means the Securities and Exchange Commission.
“Company” has the meaning specified in the first paragraph of this Agreement.
“Disclosure Package” means the Registration Statement, if any, or any amendment thereof and any Preliminary Prospectus, if any, taken together with any Issuer Free Writing Prospectus, if any, used in connection with a Successful Remarketing at the Applicable Time.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Indenture” has the meaning specified in the third paragraph of this Agreement.
“Indenture Trustee” has the meaning specified in the third paragraph of this Agreement.
“Issuer Free Writing Prospectus” means an issuer free writing prospectus, if any, as defined in Rule 433 under the Securities Act, relating to the Remarketed Notes.
“Material Adverse Change” has the meaning specified in Section 6(b).
“Material Adverse Effect” means a material adverse effect on the condition of the Company and its subsidiaries taken as a whole, financial or otherwise.
“Notes” has the meaning specified in the third paragraph of this Agreement.
“Permitted Free Writing Prospectus” has the meaning specified in Section 5(e).
“Preliminary Prospectus” means a preliminary prospectus, if any, relating to the Remarketed Notes included in the Registration Statement, including the documents incorporated by reference therein as of the date of such Preliminary Prospectus.
“Private Placement Remarketing Materials” has the meaning specified in Section 3(l).
“Prospectus” means the prospectus, if any, relating to the Remarketed Notes, in the form in which first filed, or transmitted for filing, with the Commission after the effective date of the Registration Statement pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein as of the date of such Prospectus; and any reference to any amendment or supplement to such Prospectus shall be deemed to refer to and include any documents filed after the date of such Prospectus, under the Exchange Act, and incorporated by reference in such Prospectus.
“Purchase Contract Agent” has the meaning specified in the first paragraph of this Agreement.
“Purchase Contract and Pledge Agreement” has the meaning specified in the second paragraph of this Agreement.
“Registration Covenants” has the meaning specified in Section 5(a) of this Agreement.
“Registration Statement” means a registration statement, if any, under the Securities Act prepared by the Company covering, inter alia, the Remarketing of the Remarketed Notes pursuant to Section 5(a) hereof, including all exhibits thereto and the documents incorporated by reference in the Preliminary Prospectus or the Prospectus, as applicable, and any post-effective amendments thereto.
“Remarketed Notes” means, with respect to all Remarketings during any Applicable Remarketing Period, the aggregate Notes underlying the Pledged Applicable Ownership Interests in Notes and the Separate Notes, if any, subject to Remarketing as identified to the Remarketing Agent by the Purchase Contract Agent and the Custodial Agent, respectively, in the case of an Optional Remarketing, by 4:00 p.m., New York City time, on the Business Day immediately prior to the first day of the Optional Remarketing Period, or in the case of a Final Remarketing, promptly after 4:00 p.m., New York City time, on the Business Day immediately prior to the first day of the Final Remarketing Period in accordance with the Purchase Contract and Pledge Agreement and shall include (i) the Notes underlying the Pledged Applicable Ownership Interests in Notes of the Holders of Corporate Units who have not effected a Collateral Substitution, Early Settlement or a Fundamental Change Early Settlement in accordance with the Purchase Contract and Pledge Agreement and, in the case of a Final Remarketing, who have not notified the Purchase Contract Agent prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the first day of the Final Remarketing Period of their intention to effect a Cash Settlement of the related Purchase Contracts pursuant to the terms of the Purchase Contract and Pledge Agreement or who have so notified the Purchase Contract Agent but failed to make the required cash payment prior to 4:00 p.m., New York City time, on the first Business Day immediately preceding the Final Remarketing Period and (ii) the Separate Notes of the holders of Separate Notes, if any, who have elected to have their Separate Notes remarketed in any such Remarketing pursuant to the terms of the Purchase Contract and Pledge Agreement.
“Remarketing Agent” has the meaning specified in the first paragraph of this Agreement.
“Remarketing Fee” has the meaning specified in Section 4 of this Agreement.
“Remarketing Materials” means the Preliminary Prospectus, the Prospectus and/or any Issuer Free Writing Prospectus furnished by the Company to the Remarketing Agent for distribution to investors in connection with the Remarketing.
“Representation Date” has the meaning specified in Section 3 of this Agreement.
“Reset Rate” has the meaning specified in Section 2(d) of this Agreement.
“Rules and Regulations” has the meaning specified in Section 3(f) of this Agreement.
“Securities” has the meaning specified in Section 10 of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Significant Subsidiaries” has the meaning specified in Section 3(b) of this Agreement.
“Supplement” has the meaning specified in Section 3(f) of this Agreement.
“Supplemental Indenture” has the meaning specified in the third paragraph of this Agreement.
“Transaction Documents” means this Agreement, the Purchase Contract and Pledge Agreement, the Units, the Notes and the Indenture, in each case as amended or supplemented from time to time.
“Underwriting Agreement” has the meaning specified in the second paragraph of this Agreement.
Section 2.    APPOINTMENT AND OBLIGATIONS OF THE REMARKETING AGENT.
(a)    The Company hereby appoints [—] as the exclusive Remarketing Agent, and, subject to the terms and conditions set forth herein, [—] hereby accepts appointment as Remarketing Agent, for the purpose of (i) remarketing the Remarketed Notes on behalf of the holders thereof, (ii) determining, in consultation with the Company, in the manner provided for herein and in the Purchase Contract and Pledge Agreement and the Supplemental Indenture, the Reset Rate for the Notes, and (iii) performing such other duties as are assigned to the Remarketing Agent in the Transaction Documents.
(b)    Unless a Termination Event has occurred prior to such date, if the Company elects to conduct an Optional Remarketing during the Optional Remarketing Period selected by the Company pursuant to the Purchase Contract and Pledge Agreement, the Remarketing Agent shall use its commercially reasonable efforts to remarket the Remarketed Notes at the applicable Remarketing Price. For the avoidance of doubt, the Company shall determine in its sole discretion if and when to attempt an Optional Remarketing, as the Company may commence or postpone or cancel an Optional Remarketing in its absolute and sole discretion. In the case of an Optional Remarketing, on any Remarketing Date, the Remarketing Agent shall notify the Company, the Collateral Agent and the Quotation Agent of the amount and issue of the U.S. Treasury securities (or principal or interest strips thereof) that will constitute the Treasury Portfolio, which will be selected by the Remarketing Agent in its sole discretion in accordance with the Purchase Contract and Pledge Agreement. The Company will cause the Quotation Agent to notify the Remarketing Agent of the Treasury Portfolio Purchase Price no later than 4:00 p.m., New York City time, on such Remarketing Date. If the Remarketing Agent is also acting as Quotation Agent, the Quotation Agent shall be entitled to all rights, protections and privileges granted herein to the Remarketing Agent.
(c)    If there is no Successful Optional Remarketing during the Optional Remarketing Period or no Optional Remarketing occurs on any Optional Remarketing Date, if any, and unless a Termination Event has occurred prior to such date, on each Remarketing Date in the Final Remarketing Period, the Remarketing Agent shall use its commercially reasonable efforts to remarket the Remarketed Notes at the applicable Remarketing Price. It is understood and agreed that the Remarketing on any Remarketing Date in the Final Remarketing Period will be considered successful if the resulting proceeds are at least equal to the applicable Remarketing Price. The Company has the right to postpone the Final Remarketing in the Company’s sole and absolute discretion on any day prior to the last three Business Days of the Final Remarketing Period.
(d)    In connection with a Remarketing, the Remarketing Agent shall determine, in consultation with the Company, the rate per annum, rounded to the nearest one-thousandth (0.001) of one percent per annum, or, if the Company elects to remarket the Notes as floating-rate Notes as described in Section 2(i)(2), the interest rate index rate plus spread that the Remarketed Notes should bear (such fixed or floating rate, the “Reset Rate”) in order for the Remarketed Notes to have an aggregate market value equal to at least the applicable Remarketing Price and that in the reasonable discretion of the Remarketing Agent will enable it to remarket all of the Remarketed Notes at no less than the applicable Remarketing Price in such Remarketing; provided that such Reset Rate shall not exceed the maximum interest rate permitted by applicable law.
(e)    If, by 4:00 p.m., New York City time, on the applicable Remarketing Date, (i) the Remarketing Agent is unable to Remarket all of the Remarketed Notes, at a price not less than the applicable Remarketing Price pursuant to the terms and conditions hereof or (ii) the Remarketing did not occur on such Remarketing Date because one of the conditions set forth in Section 6 hereof was not satisfied, the Remarketing Agent shall advise by telephone (and promptly deliver a notice in writing thereafter to) the Depository, the Purchase Contract Agent, the Collateral Agent and the Company. Whether or not there has been a Failed Remarketing will be determined in the sole reasonable discretion of the Remarketing Agent. In the event of a Failed Remarketing, the applicable interest rate on the Notes will not be reset and will continue to be the Coupon Rate set forth in the Supplemental Indenture.
(f)    In the event of a Successful Remarketing, by approximately 4:30 p.m., New York City time, on the applicable Remarketing Date, the Remarketing Agent shall advise, by telephone:
(i)    the Depository, the Purchase Contract Agent, the Trustee, the Collateral Agent, the Custodial Agent and the Company (and promptly deliver a notice in writing to such Persons thereafter) of the Reset Rate with respect to the Notes and the aggregate principal amount of Remarketed Notes sold in such Remarketing;
(ii)    each purchaser (or the Depository Participant thereof) of Remarketed Notes of the Reset Rate and the aggregate principal amount of Remarketed Notes such purchaser is to purchase;
(iii)    each such purchaser (if other than a Depository Participant) to give instructions to its Depository Participant to pay the purchase price on the Remarketing Settlement Date in same day funds against delivery of the Remarketed Notes purchased through the facilities of the Depository; and
(iv)    each such purchaser (or Depository Participant thereof) that the Remarketed Notes will not be delivered until the Remarketing Settlement Date and (if applicable) that if such purchaser wishes to trade the Remarketed Notes that it has purchased prior to the third Business Day preceding the Remarketing Settlement Date, such purchaser will have to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.
The Remarketing Agent shall also, if required by the Securities Act, deliver, in conformity with the requirements of the Securities Act, to each purchaser a Prospectus in connection with the Remarketing.
(g)    The proceeds from a Successful Remarketing (i) with respect to the Notes underlying the Applicable Ownership Interests in Notes that are components of the Corporate Units and (ii) with respect to the Separate Notes, in each case, shall be applied in accordance with Section 5.02 of the Purchase Contract and Pledge Agreement.
(h)    It is understood and agreed that the Remarketing Agent shall not have any obligation whatsoever to purchase any Remarketed Notes, whether in the Remarketing or otherwise, and shall in no way be obligated to provide funds to make payment upon surrender of Remarketed Notes for Remarketing or to otherwise expend or risk its own funds or incur or to be exposed to financial liability in the performance of its duties under this Agreement. Neither the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon surrender of the Remarketed Notes for Remarketing.
(i)    Notwithstanding anything to the contrary herein, it is understood and agreed that in connection with any Remarketing, the Company may elect, in consultation with the Remarketing Agent to, among other things: (1) move up the stated maturity of the Notes to a date earlier than November 1, 2025 but not earlier than November 1, 2024 and (2) remarket the Notes as fixed-rate notes or floating-rate notes and, in the case of floating-rate notes, provide that the interest rate on the Notes shall be equal to an interest rate index selected by the Company plus a spread determined by the Remarketing Agent, in consultation with the Company, in which case interest on the Notes may be calculated on the basis of a 365 day year and the actual number of days elapsed (or such other basis as is customarily used for floating-rate notes bearing interest at a rate based on such interest rate index).
Section 3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants, (i) if the Registration Covenants are applicable, on and as of the date of filing and of effectiveness of the Registration Statement (provided that, if such date is prior to the date hereof, solely with respect to Section 3(c)) and on and as of each date of any amendment to the Registration Statement, (ii) on and as of each date any Remarketing Material or Private Placement Marketing Material, as applicable, with respect to any Remarketing Period is first distributed in connection with the Remarketing (each, a “Commencement Date”), (iii) on and as of each date any amendment to any Remarketing Material, or Private Placement Marketing Material, as applicable, is first distributed, (iv) on and as of each Remarketing Date and (v) on and as of the Remarketing Settlement Date (in each case, a “Representation Date”), that:
(a)    [—], who has audited certain of the Company’s financial statements filed with the Commission and, if the Registration Covenants are applicable, incorporated by reference in one or more Registration Statements relating to the Remarketed Notes, is an independent registered public accounting firm as required by the Securities Act and the Rules and Regulations.
(b)    [—] are the Company’s only Significant Subsidiaries as such term is defined in Rule 1-02 of Regulation S-X, substituting in such definition [—], 2022 and the 12 months period ended [—], 2022 for the end of the most recently completed fiscal year and for the most recently completed fiscal year, respectively (each of the foregoing entities, a Significant Subsidiary and, collectively, the “Significant Subsidiaries”). All of the issued and outstanding capital stock of each such Significant Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable, and the capital stock of each such Significant Subsidiary is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, claim, encumbrance or equitable right.
(c)    The execution, delivery and performance of this Agreement and the Indenture and compliance by the Company with its obligations under this Agreement and the Indenture do not and will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument, to which the Company or any subsidiary is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not have a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or bylaws of the Company or any subsidiary, or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any subsidiary or any of their respective properties, assets or operations.
(d)    The Company is not an “investment company” or a company “controlled” by an “investment company” which is required to be registered under the Investment Company Act of 1940, as amended.
(e)    If the Registration Covenants are applicable, one or more Registration Statements in respect of the Remarketed Notes have been filed with the Commission and have become effective.
(f)    If the Registration Covenants are applicable, on its effective date and on the effective date of the most recent post-effective amendment thereto, each Registration Statement relating to the Remarketed Notes conformed in all material respects with the requirements of the Securities Act, the Trust Indenture Act, and the rules and regulations of the Commission (the “Rules and Regulations”), and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as of the time immediately prior to the time of the first sale of Remarketed Notes to investors during the Applicable Remarketing Period (the “Applicable Time”) and each time each Registration Statement is amended, each Registration Statement as then amended, and, each time the Prospectus is amended, on the date of each supplement thereto, reflect the terms of the Remarketed Notes and the terms of offering thereof, and any other material reflected in such supplement, in the form in which it is first filed with the Commission pursuant to Rule 424 of the Securities Act (the “Supplement”), the Prospectus as then amended or supplemented, will conform in all material respects with the requirements of the Securities Act, the Trust Indenture Act and the Rules and Regulations and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that none of the foregoing applies to statements in or omissions from any such documents based upon information furnished to the Company in writing by the Remarketing Agent, directly or indirectly, expressly for use therein, or to the part of the Registration Statement that constitutes the Indenture Trustee’s Statement of Eligibility under the Trust Indenture Act. The foregoing representations and warranties are given on the basis that any statement contained in any document incorporated by reference into the Registration Statement shall be deemed not to be contained in the Registration Statement if the statement has been modified or superseded by any statement in a subsequently filed document incorporated by reference into the Registration Statement or in the Registration Statement or in any amendment or supplement thereto.
(g)    If the Registration Covenants are applicable, as of the Applicable Time, the Disclosure Package, when taken together as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The foregoing sentence does not apply to statements in or omissions from the Disclosure Package based upon information furnished to the Company in writing by the Remarketing Agent, directly or indirectly, expressly for use therein or to the part of the Registration Statement that constitutes the Indenture Trustee’s Statement of Eligibility under the Trust Indenture Act and is given on the basis that any statement contained in any document incorporated by reference into the Disclosure Package shall be deemed not to be contained in the Disclosure Package if the statement has been modified or superseded by any statement in a subsequently filed document incorporated by reference into the Disclosure Package or in the Registration Statement or in any amendment or supplement thereto.
(h)    If the Registration Covenants are applicable, each Issuer Free Writing Prospectus does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein and any Supplement deemed to be a part thereof, that has not been superseded or modified (including, if applicable, pursuant to any such Issuer Free Writing Prospectus).
(i)    If the Registration Covenants are applicable and the Registration Statement is an “automatic shelf registration statement” on Form S-3ASR, the Company has not been and is not an “ineligible issuer” as defined in Rule 405 under the Securities Act at the times specified in the Securities Act in connection with the Remarketing.
(j)    If the Registration Covenants are applicable and the Registration Statement is an “automatic shelf registration statement” on Form S-3ASR, (i) at each time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Securities Act) made any offer relating to the Remarketed Notes in reliance on the exemption of Rule 163 under the Securities Act and (ii) at each Representation Date, the Company is a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, and the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) under the Securities Act objecting to the use of the automatic shelf registration form.
(k)    No default or event of default, and no event that with the passage of time or the giving of notice or both would become an event of default, has occurred and is continuing, under any of the Transaction Documents.
(l)    In connection with any Remarketing conducted in accordance with Rule 144A of the Securities Act or any other exemption from registration thereunder, any preliminary offering memorandum or any communication, document or material relating to the Notes that would, if the Remarketing were conducted as a public offering pursuant to a registration statement filed under the Securities Act, constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act (including the documents incorporated or deemed incorporated by reference in any such document or materials) (the “Private Placement Marketing Materials”), and any further amendments or supplements to the Private Placement Remarketing Materials do not and will not as of their respective dates of distribution to investors (and as amended or supplemented, as of such date), contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The foregoing sentence does not apply to statements in or omissions from the Private Placement Marketing Materials based upon and in conformity with written information furnished to the Company by the Remarketing Agent, directly or indirectly, expressly for use therein.
Section 4.    FEES.
In the event of a Successful Remarketing of the Remarketed Notes, the Company shall pay the Remarketing Agent a remarketing fee to be agreed upon in writing by the Company and the Remarketing Agent prior to any such Remarketing (the “Remarketing Fee”).
Section 5.    COVENANTS OF THE ISSUER.
The Company covenants and agrees as follows:
(a)    If and to the extent the offering of the Remarketed Notes in the Remarketing is required (in the view of counsel for the Company) to be registered under the Securities Act as in effect at the time of the Remarketing, the Company shall (Section 5(a) of this Agreement, the “Registration Covenants”):
(i)    if the Registration Statement is an “automatic shelf registration statement” on Form S-3ASR and if, at any time prior to the Remarketing Settlement Date, the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, then (A) promptly notify the Remarketing Agent, (B) promptly file a new registration statement or post-effective amendment on the proper form relating to the Remarketed Notes, in a form satisfactory to the Remarketing Agent, (C) use its best efforts to cause such registration statement or post-effective amendment to be declared effective and (D) promptly notify the Remarketing Agent of such effectiveness; take all other action necessary or appropriate to permit the public offering and sale of the Remarketed Notes to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be;
(ii)    pay the required Commission filing fees relating to the Remarketed Notes within the time required by Rule 456(b)(1) of the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Securities Act;
(iii)    prepare the Prospectus, file any such Prospectus pursuant to the Securities Act within the period required by the Securities Act and the rules and regulations thereunder and use commercially reasonable efforts to cause, if not already effective, the Registration Statement to be declared effective by the Commission prior to the applicable Remarketing Date (it being understood that, for so long as there is a material business transaction or development that has not yet been publicly disclosed, other than in connection with an Optional Remarketing, the Company will not be required to file such Registration Statement or provide such a Prospectus until the Company has publicly disclosed such transaction or development);
(iv)    file with the Commission any amendment to the Registration Statement or the Prospectus or any supplement to the Prospectus that may, in the reasonable judgment of the Company, be required by the Securities Act or requested by the Commission;
(v)    advise the Remarketing Agent promptly after it receives notice thereof, of the time when, (A) prior to the Remarketing Settlement Date, any amendment to the Registration Statement has been filed or becomes effective or, (B) before, on or after the Remarketing Settlement Date, any supplement to the Prospectus or any amended Prospectus has been filed, and in each such case excluding documents filed under the Exchange Act incorporated by reference and in each case of (A) and (B) furnish the Remarketing Agent with copies of such notice;
(vi)    file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a) or (c), 14 or 15(d) of the Exchange Act subsequent to the Commencement Date and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Remarketed Notes (including in circumstances where such requirement may be satisfied pursuant to Rule 172), and during such same period to advise the Remarketing Agent, promptly after it receives notice thereof, (A) of the time when any amendment to any Registration Statement has become effective or any supplement to any Prospectus or any amended Prospectus has been filed, (B) of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus, (C) of the suspension of the qualification of the Remarketed Notes for offering or sale in any jurisdiction, (D) of the initiation or threatening of any proceeding or examination for any such purpose or pursuant to Section 8A of the Securities Act, or (E) of any request by the Commission for the amending or supplementing of any Registration Statement or Prospectus or for additional information; and in the event of the issuance of any such stop order or of any such order preventing or suspending the use of any Prospectus or suspending any such qualification, use promptly its best efforts to obtain its withdrawal;
(vii)    if reasonably requested by the Remarketing Agent, prepare a final term sheet for the Remarketed Notes, containing solely a description of the Remarketed Notes, in a form agreed to with the Remarketing Agent, and file such final term sheet and all other Issuer Free Writing Prospectuses required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Securities Act within the time required by such Rule;
(viii)    furnish promptly to the Remarketing Agent such copies of the following documents in such quantities as the Remarketing Agent shall reasonably request: (a) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits); (b) the Preliminary Prospectus and any amendment or supplement thereto; (c) the Prospectus and any amendment or supplement thereto; (d) any Issuer Free Writing Prospectus and any amendment or supplement thereto, and (e) any document incorporated by reference in the Prospectus (excluding exhibits thereto); and, if at any time when delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required in connection with the Remarketing, any event or development shall have occurred as a result of which (1) the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is delivered, not misleading, or (2) if for any other reason it shall be necessary, in the reasonable judgment of the Company, during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, or (3) if it shall be necessary during such same period to amend or supplement an Issuer Free Writing Prospectus in order for the Issuer Free Writing Prospectus, as so amended or supplemented, not to conflict with the information then contained in the Registration Statement, then in each case notify the Remarketing Agent and, upon its request, file such document and prepare and furnish without charge to the Remarketing Agent and to any dealer in securities as many copies as the Remarketing Agent may from time to time reasonably request of an amended or supplemented Prospectus that will correct such statement or omission or effect such compliance or an amended or supplemented Issuer Free Writing Prospectus that will not conflict with the Registration Statement;
(ix)    during the time between the applicable Commencement Date and the Remarketing Settlement Date, prior to filing with the Commission (a) any amendment to the Registration Statement or supplement to the Prospectus or (b) any Prospectus pursuant to Rule 424 under the Securities Act, furnish a copy thereof to the Remarketing Agent; and not file any such amendment or supplement that shall be reasonably disapproved by the Remarketing Agent;
(x)    as soon as practicable, but in any event not later than eighteen months, after the date of a Successful Remarketing, to make generally available to its security holders an earnings statement of the Company (which need not be audited) complying with Section 11(a) of the Securities Act and the rules and regulations thereunder (including, at the option of the Company, Rule 158 under the Securities Act); and
(xi)    take such action as the Remarketing Agent may reasonably request in order to qualify the Remarketed Notes for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Remarketing Agent may reasonably request and will continue such qualifications in effect so long as required for distribution of the Remarketed Notes; provided that in no event shall the Company be required to qualify as a foreign corporation in a jurisdiction in which it is not so qualified, to file a general consent to service of process in any jurisdiction or to submit to any requirements which it deems unduly burdensome.
(b)    The Company shall pay: (i) the costs incident to the preparation and printing of the Registration Statement, if any, any Preliminary Prospectus, any Issuer Free Writing Prospectus, any Prospectus and any other Remarketing Materials and any amendments or supplements thereto; (ii) the costs of distributing the Registration Statement, if any, any Prospectus and any other Remarketing Materials and any amendments or supplements thereto; (iii) any fees and expenses of qualifying the Remarketed Notes under the securities laws of the several jurisdictions as provided in Section 5(a)(xi) and of preparing, printing and distributing a Blue Sky Memorandum, if any (including any related reasonable fees and expenses of counsel to the Remarketing Agent); (iv) any fees charged by investment rating agencies for rating of the Remarketed Notes; (v) all other costs and expenses incident to the performance of the obligations of the Company hereunder and the Remarketing Agent hereunder; and (vi) the reasonable fees and expenses of counsel to the Remarketing Agent in connection with the review by the Financial Industry Regulatory Authority, Inc. of the Remarketed Notes.
(c)    The Company shall furnish the Remarketing Agent with such information and documents as the Remarketing Agent may reasonably request in connection with the transactions contemplated hereby, and to make reasonably available to the Remarketing Agent and any accountant, attorney or other advisor retained by the Remarketing Agent such information, and such access to the appropriate officers, employees and accountants of the Company, that parties would customarily require, and reasonably requested by the Remarketing Agent, in connection with a due diligence investigation conducted in accordance with applicable securities laws.
(d)    Between the applicable Commencement Date and the applicable Remarketing Settlement Date, the Company will not, without the prior written consent of the Remarketing Agent (which consent may be withheld at the reasonable discretion of the Remarketing Agent), directly or indirectly, sell, offer, contract to sell or grant any option to sell, or otherwise dispose of, any debt securities which mature more than one year after the applicable Remarketing Settlement Date of the Company similar to the Remarketed Notes.
(e)    The Company represents and agrees that, unless it obtains the prior written consent of the Remarketing Agent, which consent shall not be unreasonably withheld, and the Remarketing Agent represents and agrees that, unless it obtains the prior written consent of the Company, it has not made and will not make any offer relating to the Remarketed Notes that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 of the Securities Act), required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that, if prepared and used in accordance with Section 5(f) of this Agreement, such prior written consent shall be deemed given with respect to any final term sheet. Any such free writing prospectus consented to in writing by the Company or the Remarketing Agent, as the case may be, is hereinafter referred to as a “Permitted Free Writing Prospectus”. The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus” (as defined in Rule 433 of the Securities Act), and has complied and will comply with the requirements of Rules 164 and 433 of the Securities Act applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.
(f)    The Company will prepare a final term sheet relating to the Remarketed Notes, containing only information that describes the final terms of the Remarketed Notes after providing the Remarketing Agent and its legal counsel with a reasonable opportunity to review and comment on such final term sheet (such final term sheet to be in form and substance as last reviewed by the Remarketing Agent and the Company), and will file such final term sheet within the period required by Rule 433(d) of the Securities Act following the date such final terms have been established for the Remarketed Notes. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement.
Section 6.    CONDITIONS TO THE REMARKETING AGENT’S OBLIGATIONS.
The obligations of the Remarketing Agent hereunder shall be subject to the following conditions:
(a)    If the Registration Covenants are applicable, no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Company or related to the offering of the Remarketed Notes shall have been initiated or, to the knowledge of the Company, threatened by the Commission.
(b)    Subsequent to the Commencement Date, there shall not have been any change in the financial position, shareowners’ equity, results of operations, business, operations or properties of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Disclosure Package, the effect of which is, when viewed in relation to the Company and its subsidiaries taken as a whole, in the reasonable judgment of the Remarketing Agent, so material and adverse as to make it impracticable or inadvisable to proceed with the completion of the Remarketing on the terms and in the manner contemplated in the Disclosure Package (a “Material Adverse Change”).
(c)    The representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the applicable Remarketing Date and Remarketing Settlement Date, and the Company shall have performed in all material respects all covenants and agreements contained herein and in the Purchase Contract and Pledge Agreement to be performed on its part at or prior to such date.
(d)    The Company shall have furnished to the Remarketing Agent a written certificate executed by an authorized officer of the Company, dated the applicable Remarketing Settlement Date, to the effect of the following and as to such other matters as the Representatives may reasonably request, to the best of his or her knowledge:
(i)    if the Registration Covenants are applicable, the Company has received no stop order suspending the effectiveness of the Registration Statement, and no proceedings for that purpose or pursuant to Section 8A of the Securities Act have been instituted or threatened by the Commission;
(ii)    subsequent to the Commencement Date and prior to the applicable Remarketing Date, there has not occurred any downgrading in the rating accorded to the Company’s senior debt securities by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Securities Exchange Act, that rated the senior debt securities as of the Commencement Date;
(iii)    for the period from the Commencement Date to such Remarketing Settlement Date, there has not occurred any Material Adverse Change;
(iv)    the representations and warranties of the Company in Section 3 of this Agreement are true and correct in all material respects on and as of the applicable Remarketing Settlement Date.
(e)    On the date of a Successful Remarketing and on the Remarketing Settlement Date, the Remarketing Agent shall have received a letter addressed to the Remarketing Agent and dated each such date, in form and substance satisfactory to the Remarketing Agent, of the independent accountants of the Company who have certified the consolidated financial statements of the Company and its subsidiaries included or incorporated by reference in the Registration Statement or the Remarketing Materials, containing statements and information of the type ordinarily included in accountants’ “comfort letters” with respect to certain financial information contained in the Remarketing Materials, if any.
(f)    Each of counsel for the Company and the Company’s General Counsel shall have furnished to the Remarketing Agent their opinion letter with respect to the Remarketed Notes, addressed to the Remarketing Agent and dated the applicable Remarketing Settlement Date, addressing such matters with respect to the Notes as are set forth in such counsels’ opinion letters furnished pursuant to Section 8(c) and (d) of the Underwriting Agreement, adapted as necessary to relate to the securities being remarketed hereunder and to the Remarketing Materials, if any, or to any changed circumstances or events occurring subsequent to the date of this Agreement, such adaptations being reasonably acceptable to counsel to the Remarketing Agent.
(g)    Each of the counsels for the Remarketing Agent (or a single counsel, at the option of the Remarketing Agent) shall have furnished to the Remarketing Agent its opinion, addressed to the Remarketing Agent and dated as of the applicable Remarketing Settlement Date, addressing such matters as are set forth in such counsel’s opinion furnished pursuant to Section 8(b) of the Underwriting Agreement, adapted as necessary to relate to the securities being remarketed hereunder and to the Remarketing Materials, if any, or to any changed circumstances or events occurring subsequent to the date of this Agreement, such adaptations being reasonably acceptable to the Remarketing Agent.
(h)    Subsequent to the Commencement Date and prior to the applicable Remarketing Settlement Date, there shall not have occurred any of the following: (i) trading in the Company’s common stock shall have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such Exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities, or (iii) any outbreak or material escalation of hostilities or other calamity or crisis if the effect of any such event described in this clause (iii) on the financial markets of the United States, in the reasonable judgment of the Remarketing Agent, makes it impracticable or inadvisable to proceed with the consummation of the Remarketing on the terms and in the manner contemplated in the Disclosure Package and the Prospectus.
Section 7.    INDEMNIFICATION.
(a)    The Company will indemnify and hold harmless each Remarketing Agent, the directors, officers, employees, and agents of each Remarketing Agent and each person who controls any Remarketing Agent within the meaning of either the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Remarketing Agent (or any such director, officer, employee, agent or controlling person, as applicable) may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus, the Registration Statement, the Disclosure Package, the Prospectus, any Issuer Free Writing Prospectus other than a Permitted Free Writing Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such indemnified party for any legal or other expenses reasonably incurred by such Remarketing Agent in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Prospectus, the Registration Statement, the Disclosure Package, the Prospectus, any Issuer Free Writing Prospectus other than a Permitted Free Writing Prospectus, or any such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by such Remarketing Agent expressly for use therein or with respect to any statements in or omissions from that part of the Registration Statement that shall constitute the Statements of Eligibility and Qualification under the Trust Indenture Act of the Indenture Trustee.
(b)    Each Remarketing Agent, severally and not jointly, will indemnify and hold harmless the Company and each of its directors, officers, employees, and agents and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act against any losses, claims, damages or liabilities to which the Company (or any such director, officer, employee, agent or controlling person, as applicable) may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus, the Registration Statement, the Disclosure Package, the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Preliminary Prospectus, the Registration Statement, the Disclosure Package, the Prospectus, or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Remarketing Agent expressly for use therein; and will reimburse each such indemnified party for any legal or other expenses reasonably incurred by each such indemnified party in connection with investigating or defending any such action or claim as such expenses are incurred.
(c)    Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof giving information as to the nature and basis of the claim, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. If the indemnifying party assumes the defense, selected counsel may be counsel to the indemnifying party, unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of separate counsel for the indemnified party or (ii) in the opinion of counsel to such indemnified party, representation of both parties by the same counsel would be inappropriate due to actual or likely conflicts of interest between them or defenses available to the indemnified party which are different from, additional to or in competition with those available to the indemnifying party, in either of which cases the reasonable fees and expenses of such separate counsel (including disbursements) for such indemnified party shall be reimbursed by the indemnifying party to the indemnified party. It is understood that the indemnifying party shall not, in connection with any litigation or proceeding or related litigation or proceedings in the same jurisdiction as to which the indemnified parties are entitled to such separate representation, be liable under this Agreement for the reasonable fees and out-of-pocket expenses for more than one separate firm (together with not more than one appropriate local counsel) for all such indemnified parties.
(d)    In furtherance of the requirement above that fees and expenses of counsel (to the extent the indemnifying party does not assume the defense) or any separate counsel for the indemnified parties shall be reasonable, the Remarketing Agents and the Company agree that the indemnifying party’s obligations to pay such fees and expenses shall be conditioned upon the following:
(i)    in case separate counsel is proposed to be retained by the indemnified parties pursuant to clause (ii) of the preceding paragraph, the indemnified parties shall, if appropriate, in good faith fully consult with the indemnifying party in advance as to the selection of such counsel; and
(ii)    reimbursable fees and expenses of such separate counsel shall be detailed and supported in a manner reasonably acceptable to the indemnifying party (but nothing herein shall be deemed to require the furnishing to the indemnifying party of any information, including, without limitation, computer print-outs of lawyers’ daily time entries, to the extent that, in the judgment of such counsel, furnishing such information might reasonably be expected to result in a waiver of any attorney-client privilege) and presented to the indemnifying party as soon as practicable following receipt of such counsel’s invoice.
No indemnifying party shall, without the written consent of the indemnified parties, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party or parties is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party or parties from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party or parties.
The indemnifying party shall not be liable for any settlement of any litigation or proceeding effected without the written consent of the indemnifying party, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees, subject to the provisions of this Section 7, to indemnify the indemnified party from and against any loss, damage, liability or expenses by reason of such settlement or judgment.
Section 8.    CONTRIBUTION.
If the indemnification provided for in Section 7 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) of Section 7 above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Remarketing Agents on the other from the remarketing of the Notes to which such loss, claim, damage or liability (or action in respect thereof) relates. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 7(c) above and the indemnifying party has been prejudiced in any material respect by such failure, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Remarketing Agents on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and such Remarketing Agents on the other shall be deemed to be in the same proportion as the total net proceeds from such remarketing (before deducting expenses) bear to the total remarketing fees and commissions received by such Remarketing Agents. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or such Remarketing Agents on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Remarketing Agents agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Remarketing Agents were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Remarketing Agent shall be required to contribute any amount in excess of the amount by which the total price at which the Notes remarketed by it and distributed to the public were offered to the public exceeds the amount of any damages which such Remarketing Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of the Remarketing Agents in this Section 8 to contribute are several in proportion to their respective remarketing obligations with respect to such Notes and not joint. The obligations of the Company under Section 7 and this Section 8 shall be in addition to any liability which the Company may otherwise have; and the obligations of the Remarketing Agents under Section 7 and this Section 8 shall be in addition to any liability which the respective Remarketing Agents may otherwise have.
Section 9.    RESIGNATION AND REMOVAL OF THE REMARKETING AGENT.
The Remarketing Agent may, upon 30 days’ prior written notice, resign and be discharged from its duties and obligations hereunder, and the Company may remove the Remarketing Agent by written notice at any time, in the case of a resignation, delivered to the Company and the Purchase Contract Agent and, in the case of a removal, delivered to the Remarketing Agent and the Purchase Contract Agent; provided that no such resignation nor any such removal shall become effective until the Company shall have appointed at least one nationally recognized broker-dealer as a successor Remarketing Agent and such successor Remarketing Agent shall have entered into a remarketing agreement with the Company, in which it shall have agreed to conduct the Remarketing in accordance with the Purchase Contract and Pledge Agreement in all material respects.
In any such case, the Company will use commercially reasonable efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable.
Section 10.    DEALING IN SECURITIES.
The Remarketing Agent, when acting as the Remarketing Agent or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the Remarketed Notes, Corporate Units, Treasury Units or any of the securities of the Company (collectively, the “Securities”), but shall not be obligated to purchase any of the Remarketed Notes for its own account. The Remarketing Agent may exercise any vote or join in any action which any beneficial owner of such Securities may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder.
Section 11.    REMARKETING AGENT’S PERFORMANCE; DUTY OF CARE.
The duties and obligations of the Remarketing Agent shall be determined solely by the express provisions of the Transaction Documents. No implied covenants or obligations of or against the Remarketing Agent shall be read into any of the Transaction Documents. In the absence of bad faith, willful misconduct or gross negligence on the part of the Remarketing Agent, the Remarketing Agent may conclusively rely upon any document furnished to it, as to the truth of the statements expressed in any of such documents. The Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties. The Remarketing Agent shall have no obligation to determine whether there is any limitation under applicable law on the Reset Rate on the Notes or, if there is any such limitation, the maximum permissible Reset Rate on the Notes, and it shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the third Business Day before the applicable Remarketing Date) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate. The Remarketing Agent, acting under this Agreement, shall incur no liability to the Company or to any holder of Remarketed Notes in its individual capacity or as Remarketing Agent for any action or failure to act, on its part in connection with a Remarketing or otherwise, except if such liability is (a) judicially determined to have resulted from its failure to comply with the terms of this Agreement or bad faith, gross negligence or willful misconduct on its part or (b) determined pursuant to Section 7 or 8 of this Agreement. The provisions of this Section 11 shall survive the termination of this Agreement and shall survive the resignation or removal of the Remarketing Agent pursuant to this Agreement.
Section 12.    TERMINATION.
This Agreement shall automatically terminate (a) as to the Remarketing Agent on the effective date of the resignation or removal of the Remarketing Agent pursuant to Section 9 of this Agreement and (b) on the earlier of (i) the occurrence of a Termination Event and (ii) the Business Day immediately following the Purchase Contract Settlement Date. Notwithstanding any termination of this Agreement, in the event there has been a Successful Remarketing, the obligations set forth in Section 4 hereof shall survive and remain in full force and effect until all amounts payable under said Section 4 hereof shall have been paid in full.
Section 13.    REIMBURSEMENT OF REMARKETING AGENT’S EXPENSES.
If this Agreement shall be terminated pursuant to Section 12 or if the settlement of the Remarketed Notes does not occur in connection with a Successful Remarketing because of any of the events referred to in Section 6(h), then the Company shall not then be under any liability to the Remarketing Agent except as provided in Section 5(b), 7 and 8; but, if for any other reason the settlement of the Remarketed Notes does not occur in connection with a Successful Remarketing, the Company will reimburse the Remarketing Agent for all out-of-pocket expenses, including fees and disbursements of counsel, reasonably incurred by the Remarketing Agent in making preparations for the settlement of the Remarketed Notes, but the Company shall then be under no further liability to the Remarketing Agent with respect to such failed settlement of the Remarketed Notes except as provided in Sections 5(b), 7 and 8.
Section 14.    USA PATRIOT ACT.
In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Remarketing Agent is required to obtain, verify and record information that identifies its respective clients, including the Company, which information may include the name and address of its respective clients, as well as other information that will allow the Remarketing Agent to properly identify its clients.
Section 15.    NO FIDUCIARY DUTY.
The Company hereby acknowledges that (a) the transactions contemplated under this Agreement are arm’s-length commercial transactions between the Company, on the one hand, and the Remarketing Agent and any affiliate through which it may be acting, on the other hand, (b) the Remarketing Agent is not acting as a fiduciary of the Company and (c) the Company’s engagement of the Remarketing Agent in connection with the Remarketing is as an independent contractor and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the Remarketing (irrespective of whether the Remarketing Agent has advised or is currently advising the Company on related or other matters, and the Remarketing Agent shall have no responsibility or liability to the Company with respect to the transactions contemplated hereby except the obligations expressly set forth in this Agreement). The Company agrees that it will not claim that the Remarketing Agent has rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.
Section 16.    NOTICES.
All statements, requests, notices and agreements hereunder shall be in writing, and:
(a)    if to the Remarketing Agent, shall be delivered or sent by mail, telex or facsimile transmission to:
[—]
with a copy to:
[—]
(b)    if to the Company, shall be delivered or sent by mail, telex or facsimile transmission to:
DTE Energy Company
Corporate Finance
852 WCB
One Energy Plaza
Detroit, Michigan 48226
(c)    if to the Purchase Contract Agent, shall be delivered or sent by mail or facsimile transmission to:
The Bank of New York Mellon Trust Company, N.A.
240 Greenwich Street,
New York, NY 10286
Attn: Corporate Trust Administration
Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.
Section 17.    PERSONS ENTITLED TO BENEFIT OF AGREEMENT.
This Agreement shall inure to the benefit of and be binding upon each party hereto and its respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (x) the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of the Remarketing Agent and the person or persons, if any, who control the Remarketing Agent within the meaning of Section 15 of the Securities Act and (y) the indemnity agreement of the Remarketing Agent contained in Section 7 of this Agreement shall be deemed to be for the benefit of the Company’s directors and officers who sign the Registration Statement, if any, and any person controlling the Company within the meaning of Section 15 of the Securities Act. Nothing contained in this Agreement is intended or shall be construed to give any person, other than the persons referred to herein, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
Section 18.    SURVIVAL.
The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and the Remarketing Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agent, the Company or any of the indemnified persons referred to in Section 7 hereof, and will survive delivery of the Remarketed Notes. The provisions of Sections 7, 8, 11 and 13 shall survive the resignation or removal of the Remarketing Agent pursuant to this Agreement or the termination and cancellation of this Agreement.
Section 19.    GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.
Section 20.    JUDICIAL PROCEEDINGS.
Each party hereto expressly accepts and irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
Section 21.    COUNTERPARTS.
This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.
Section 22.    HEADINGS.
The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.
Section 23.    SEVERABILITY.
If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, then, to the extent permitted by law, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.
Section 24.    AMENDMENTS.
This Agreement may be amended by an instrument in writing signed by the parties hereto. Each of the Company and the Purchase Contract Agent agrees that it will not enter into, cause or permit any amendment or modification of the Transaction Documents or any other instruments or agreements relating to the Applicable Ownership Interests in Notes, the Notes or the Corporate Units that would in any way materially adversely affect the rights, duties and obligations of the Remarketing Agent, without the prior written consent of the Remarketing Agent.
Section 25.    SUCCESSORS AND ASSIGNS.
Except in the case of a succession pursuant to the terms of the Purchase Contract and Pledge Agreement, the rights and obligations of the Company hereunder may not be assigned or delegated to any other Person without the prior written consent of the Remarketing Agent. The rights and obligations of the Remarketing Agent hereunder may not be assigned or delegated to any other Person (other than an affiliate of the Remarketing Agent) without the prior written consent of the Company.
Section 26.    RIGHTS OF THE PURCHASE CONTRACT AGENT.
Notwithstanding any other provisions of this Agreement, the Purchase Contract Agent shall be entitled to all the rights, protections and privileges granted to the Purchase Contract Agent in the Purchase Contract and Pledge Agreement.
[SIGNATURES ON THE FOLLOWING PAGE]

If the foregoing correctly sets forth the agreement by and among the Company, the Remarketing Agent and the Purchase Contract Agent, please indicate your acceptance in the space provided for that purpose below.
Very truly yours
DTE ENERGY COMPANY
By:
Name:
Title:
CONFIRMED AND ACCEPTED:
[—]

as Remarketing Agent
By:
Name:
Title:
The Bank of New York Mellon Trust Company, N.A., not individually but solely as attorney-in-fact of the Holders of the Purchase Contracts
By:
Name:
Title:

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